                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                 Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                ELDORADO BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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
                                ELDORADO BANCORP
                             17752 EAST 17TH STREET
                            TUSTIN, CALIFORNIA 92680

                                                                  March 19, 1997



Dear Shareholders:

         You are cordially invited to attend a Special Meeting of Shareholders of Eldorado Bancorp ("Eldorado" or the "Company") to be held at the Sutton Place Hotel, located at 4500 MacArthur Boulevard, Newport Beach, California, at 10:00 a.m. local time on Wednesday, April 30, 1997.

         At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the principal terms of the Agreement and Plan of Merger, dated as of December 24, 1996 (the "Merger Agreement"), by and between Eldorado and Commerce Security Bancorp, Inc., a Delaware corporation ("CSBI"), pursuant to which CSBI will acquire Eldorado by means of a cash merger (the "Merger"). Under the terms of the Merger Agreement, each share of Eldorado's common stock, no par value (the "Common Stock"), outstanding at the time that the Merger becomes effective (the "Effective Time") (other than certain shares held by CSBI and shares for which dissenters' rights have been perfected) will be converted into the right to receive cash in the amount $23.00, without interest.

         The proposed Merger requires certain regulatory approvals and the approval of the principal terms of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock of Eldorado, in addition to the satisfaction of other conditions. Shareholders who comply with certain requirements (described in the Proxy Statement under "THE MERGER AGREEMENT AND THE MERGER -- Dissenters' Rights" and in Appendix D to the Proxy Statement) may be entitled to dissenters' rights with respect to their shares, but only if holders of more than five percent of the outstanding shares of Common Stock exercise such rights. More detailed information about the Merger Agreement and other matters regarding the Merger and the Special Meeting are included in the accompanying Proxy Statement. You are urged to carefully review the Proxy Statement.

         After careful consideration, your Board of Directors has unanimously approved the Merger and unanimously recommends that you vote FOR the approval of the principal terms of the Merger Agreement and the transactions contemplated thereby.

         It is important that your shares be represented and voted at this Special Meeting. Whether or not you currently plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope as soon as possible. If you hold shares in more than one name, or if your shares are registered in more than one way, you may receive more than one copy of the proxy materials. So, please complete, sign, date and return each of the proxy cards you receive so that all of your shares may be voted. If you attend the Special Meeting and vote in person, your vote will supersede your proxy.

         I look forward to seeing you at the Special Meeting.

                                Sincerely,


                                J.  B. Crowell
                                President and Chief Executive Officer

                                ELDORADO BANCORP
                             17752 EAST 17TH STREET
                            TUSTIN, CALIFORNIA 92680

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 30 1997


         A Special Meeting of Shareholders of Eldorado Bancorp ("Eldorado" or the "Company") will be held at the Sutton Place Hotel, located at 4500 MacArthur Boulevard, Newport Beach, California, on Wednesday, April 30, 1997, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

         1. To approve the principal terms of an Agreement and Plan of Merger, dated as of December 24, 1996 (the "Merger Agreement"), by and among Eldorado and Commerce Security Bancorp, Inc., a Delaware corporation ("CSBI"), pursuant to which, subject to regulatory approvals and certain other conditions, Eldorado will be acquired by CSBI by means of a merger (the "Merger") of a subsidiary of CSBI with and into Eldorado, with Eldorado continuing as the surviving corporation. If the Merger is approved and consummated, each outstanding share of Eldorado's common stock, no par value (the "Common Stock") (other than certain shares held by CSBI and shares as to which dissenters' rights are perfected) will be converted into the right to receive cash in the amount of $23.00, without interest.

         2. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

         Only shareholders of record at the close of business on Monday, March 3, 1997, are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Each share of Common Stock will entitle the holder to one vote at the Special Meeting.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is necessary to approve the principal terms of the Merger Agreement. All shareholders, whether or not they expect to attend the meeting in person, are requested to complete, sign, date and return the enclosed form of proxy in the accompanying envelope (which requires no additional postage if mailed in the United States). Your proxy will be revocable by filing with the Secretary a written revocation or a proxy bearing a later date at any time prior to the time it is voted, or by attending the Special Meeting and voting in person. Unless otherwise instructed, each valid proxy returned that is not revoked will be voted FOR approval of the principal terms of the Merger Agreement.

                                     By Order of the Board of Directors,



                                     Elaine P. Crouch
                                     Secretary

March 19, 1997

                                ELDORADO BANCORP
                             17752 EAST 17TH STREET
                            TUSTIN, CALIFORNIA 92680

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 30, 1997


         This Proxy Statement and the accompanying proxy card are being furnished to the holders of common stock, no par value (the "Common Stock"), of Eldorado Bancorp ("Eldorado" or the "Company") in connection with the solicitation of proxies by the Board of Directors of Eldorado for use at the special meeting of shareholders of Eldorado to be held at the Sutton Place Hotel, located at 4500 MacArthur Boulevard, Newport Beach, California, on Wednesday, April 30, 1997, at 10:00 a.m. local time, and at any adjournments or postponements thereof (the "Special Meeting").

         At the Special Meeting, shareholders of Eldorado will be asked to consider and vote upon a proposal to approve the principal terms of an Agreement and Plan of Merger, dated as of December 24, 1996 (the "Merger Agreement"), by and among Eldorado and Commerce Security Bancorp, Inc., a Delaware corporation ("CSBI"), pursuant to which, subject to regulatory approvals and certain other conditions, Eldorado will be acquired by CSBI by means of a merger (the "Merger") of a subsidiary of CSBI with and into Eldorado, with Eldorado continuing as the surviving corporation. If the Merger is approved and consummated, each outstanding share of Common Stock (other than certain shares held by CSBI and shares as to which dissenters' rights are perfected) will be converted into the right to receive cash in the amount of $23.00, without interest. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

         This Proxy Statement and the accompanying form of proxy are first being mailed to the shareholders of Eldorado on or about March 19, 1997.

               The date of this Proxy Statement is March 19, 1997.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

      The Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

      The Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . .  1

      Shareholders Entitled to Vote; Vote Required  . . . . . . . . . . . . .  1

      Reasons for the Merger and Recommendations of the Board of Directors  .  2

      Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . .  2

      Regulatory Approvals Required . . . . . . . . . . . . . . . . . . . . .  2

      Interests of Certain Persons in the Merger  . . . . . . . . . . . . . .  2

      Agreements with Certain Shareholders  . . . . . . . . . . . . . . . . .  2

      Conditions to the Merger; Termination . . . . . . . . . . . . . . . . .  3

      No Solicitation of Acquisition Proposals  . . . . . . . . . . . . . . .  3

      Surrender of Certificates . . . . . . . . . . . . . . . . . . . . . . .  3

      Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . .  3

      Recent Market Prices  . . . . . . . . . . . . . . . . . . . . . . . . .  4

      Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .  4

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

      Date, Place and Time  . . . . . . . . . . . . . . . . . . . . . . . . .  5

      Record Date and Voting Rights . . . . . . . . . . . . . . . . . . . . .  5

      Quorum and Voting of Proxies  . . . . . . . . . . . . . . . . . . . . .  5

      Shareholder Vote Required . . . . . . . . . . . . . . . . . . . . . . .  6

      Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . .  6

      Agreements with Certain Shareholders  . . . . . . . . . . . . . . . . .  7

THE MERGER AGREEMENT AND THE MERGER . . . . . . . . . . . . . . . . . . . . .  8

      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

      Background and Reasons for the Merger . . . . . . . . . . . . . . . . .  8

      Recommendation of the Board of Directors  . . . . . . . . . . . . . . . 12

      Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . 13

      Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . 15

      How to Surrender and Receive Payment for Shares . . . . . . . . . . . . 17

      Cancellation of Stock Options . . . . . . . . . . . . . . . . . . . . . 18

      Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

      Conditions to the Merger  . . . . . . . . . . . . . . . . . . . . . . . 18

      Conduct Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . 19

                                                                            PAGE
                                                                            ----

      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

      Termination of the Merger Agreement . . . . . . . . . . . . . . . . .   19

      The Stock Option Agreement  . . . . . . . . . . . . . . . . . . . . .   21

      Interests of Certain Persons in the Merger  . . . . . . . . . . . . .   22

      Federal Income Tax Consequences of the Merger . . . . . . . . . . . .   23

      Regulatory Approvals Required . . . . . . . . . . . . . . . . . . . .   24

SELECTED CONSOLIDATED FINANCIAL DATA OF ELDORADO  . . . . . . . . . . . . .   25

ELDORADO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
      RESULTS OF OPERATIONS   . . . . . . . . . . . . . . . . . . . . . . .   26

INFORMATION REGARDING ELDORADO  . . . . . . . . . . . . . . . . . . . . . .   31

INFORMATION REGARDING CSBI  . . . . . . . . . . . . . . . . . . . . . . . .   51

MARKET PRICE AND DIVIDEND INFORMATION . . . . . . . . . . . . . . . . . . .   52

SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . . . . . .   53

SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING OF SHAREHOLDERS . . . . . . .   55

INDEPENDENT ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . . . . . . .   55

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .  F-1

APPENDIX A - Agreement and Plan of Merger . . . . . . . . . . . . . . . . .  A-1

APPENDIX B - Stock Option Agreement   . . . . . . . . . . . . . . . . . . .  B-1

APPENDIX C - Opinion of Alex Sheshumoff & Co. Investment Banking  . . . . .  C-1

APPENDIX D - Chapter 13 of the California General Corporation Law . . . . .  D-1

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement. This summary does not contain a complete statement of all material information relating to the proposed Merger. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, the Merger Agreement and in the other Appendices to this Proxy Statement. Shareholders are urged to carefully read this Proxy Statement and the attached Appendices in their entirety.

THE PARTIES

         Eldorado. Eldorado, a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), was incorporated in the State of California in January 1981. Eldorado's primary asset is the capital stock of Eldorado Bank, a California state banking corporation ( "Eldorado Bank" or the "Bank") that commenced operations in May 1972 and currently operates 12 banking offices in Southern California. Eldorado Bank's accounts are insured to the maximum extent permitted by law by the Federal Deposit Insurance Corporation (the "FDIC"). Eldorado Bank is not a member of the Federal Reserve System. Eldorado Bank offers a wide range of commercial banking services including the acceptance of checking and savings deposits, the making of commercial loans, consumer loans and real estate loans, and the provision of safe deposit, collection, travelers' checks, notary public and other customary non-deposit banking services. At December 31, 1996, Eldorado Bank had total assets of $406.8 million, total deposits of $353.4 million, total net loans of $219.2 million, and total shareholders' equity of $46.9 million. For the year ended December 31, 1996, Eldorado had gross operating income of $33.5 million and a net profit of $5.6 million.

         Eldorado's principal executive office is located at 17752 East Seventeenth Street, Tustin, California 92680, and its telephone number is (714) 798-1100. See "INFORMATION REGARDING ELDORADO."

         CSBI. CSBI is a Delaware business corporation registered as a bank holding company under the BHC Act. CSBI is controlled by Dartmouth Capital Group, LP (the "Dartmouth Partnership") and its general partner Dartmouth Capital Group, Inc., each of which is registered as a bank holding company under the BHC Act. CSBI operates through three bank subsidiaries, Liberty National Bank, San Dieguito National Bank and Commerce Security Bank, each of which is a commercial bank which focuses on the small business segment of the banking market. Each of CSBI's banking subsidiaries offers a full range of commercial banking services, including the making of commercial loans to businesses, installment loans to individuals, cash management services, business and personal checking accounts, and savings and time deposits. One of CSBI's banking subsidiaries also operates both a residential mortgage division and an equipment leasing division.

         CSBI's principal place of business is located at 7777 Center Avenue, Huntington Beach, California 92647-3067, and its telephone number is (714) 895-2929. See "INFORMATION REGARDING CSBI."

THE SPECIAL MEETING

         The Special Meeting will be held at the Sutton Place Hotel, located at 4500 MacArthur Boulevard, Newport Beach, California on Wednesday, April 30, 1997, at 10:00 a.m. local time. The purposes of the Special Meeting are to consider and vote upon a proposal to approve the principal terms of the Merger Agreement and the Merger, and such other business as may properly come before the Special Meeting. If the Merger is approved and the Merger is consummated, each outstanding share of Common Stock (other than certain shares held by CSBI and shares as to which dissenters' rights are perfected) will be converted into the right to receive cash in the amount of $23.00, without interest.

SHAREHOLDERS ENTITLED TO VOTE; VOTE REQUIRED

         The Board of Directors has fixed the close of business on March 3, 1997 as the record date (the "Record Date") for determining those shareholders entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were 3,811,746 shares of Common Stock outstanding, of which 928,832 shares (approximately 23.4%) were beneficially owned by directors and executive officers of Eldorado and their affiliates. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for the approval of the Merger Agreement and the Merger.

REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE BOARD OF DIRECTORS

         The Board of Directors of Eldorado has unanimously approved the Merger Agreement and determined that the Merger is fair to, and in the best interests of, Eldorado's shareholders. In making this determination, the Board of Directors considered a number of factors, including Eldorado's business and prospects, conditions in its marketplace, the effects of the consolidation of financial institutions generally, the comparative value of pursuing other potential merger transactions and the opinion of its financial advisor. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ELDORADO SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. See "THE MERGER AGREEMENT AND THE MERGER -- Background and Reasons for the Merger" and " -- Recommendation of the Board of Directors."

OPINION OF FINANCIAL ADVISOR

         Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), Eldorado's financial advisor, has delivered its written opinion to the Board of Directors of Eldorado that, as of December 21, 1996, the consideration to be received in the Merger by the holders of Common Stock is fair, from a financial point of view, to the shareholders of Eldorado. The full text of the opinion of Sheshunoff, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Sheshunoff, is attached as Appendix C to this Proxy Statement. Eldorado shareholders are urged to read the opinion in its entirety. See "THE MERGER AGREEMENT AND THE MERGER -- Opinion of Financial Advisor."

REGULATORY APPROVALS REQUIRED

         The transactions contemplated by the Merger Agreement are subject to prior approval by the Board of Governors of the Federal Reserve System ("FRB") and the State of California's Superintendent of Banks. CSBI has informed Eldorado that CSBI has filed a draft application with the FRB on February 19, 1997, an application with the California Superintendent of Banks on February 27, 1997, and has further informed Eldorado that it intends to submit a final application seeking approval of the Merger with the FRB in March 1997. If approved by the FRB, the proposed Merger must be submitted to the U.S. Department of Justice for a determination as to whether the Merger will have any anti-competitive effects. There can be no assurance that any of these regulatory authorities will approve the Merger, or if approved, as to the date of such approvals. There can also be no assurances that such approvals will not contain requirements or conditions which will cause such approvals to fail to satisfy the conditions to the consummation of the Merger. See "THE MERGER AGREEMENT AND THE MERGER -- Regulatory Approvals Required."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Eldorado's directors and executive officers who own Common Stock will receive the same price per share as all other shareholders, and will become entitled to receive a cash payment as consideration for the cancellation of options to purchase Common Stock on the same terms and conditions as all other optionholders. Although no written agreement has been executed, it is anticipated that substantially all of the officers and staff of Eldorado Bank will be retained after the Merger is consummated. See "THE MERGER AGREEMENT AND THE MERGER -- Interests of Certain Persons in the Merger."

AGREEMENTS WITH CERTAIN SHAREHOLDERS

         On the same day it entered into the Merger Agreement, December 24, 1996, CSBI entered into a Voting Agreement with each of the members of the Eldorado Board of Directors, as well as one of Eldorado's officers, in their capacities as shareholders of Eldorado. Each of the persons who executed a Voting Agreement agreed to vote the number of shares of Common Stock owned by them in favor of the Merger Agreement and the Merger. The number of shares of

Common Stock covered by the Voting Agreements is 766,389, which constitutes approximately 20.1% of the number of outstanding shares of Common Stock. See "THE SPECIAL MEETING -- Agreements with Certain Shareholders."

CONDITIONS TO THE MERGER; TERMINATION

         The obligations of the parties to the Merger Agreement to consummate the Merger are subject to a number of conditions, including the obtaining of all required regulatory approvals, approval by Eldorado's shareholders, favorable legal opinions and the absence of material adverse changes in the financial condition, results of operations and prospects of Eldorado. See "THE MERGER AGREEMENT AND THE MERGER -- Conditions to the Merger." The Merger Agreement may be terminated at any time prior to the Effective Time by mutual consent of Eldorado and CSBI, or by either party unilaterally in the event of a material breach of the Merger Agreement by the other party or if the Merger is not consummated prior to August 1, 1997. See "THE MERGER AGREEMENT AND THE MERGER -- Termination of the Merger Agreement."

NO SOLICITATION OF ACQUISITION PROPOSALS

           Under the Merger Agreement, each party has agreed to take certain actions and to refrain from taking certain other actions prior to the Effective Time. In addition, Eldorado has agreed not to solicit any proposal from any third party relating to a sale of all or a substantial interest in Eldorado or similar transaction, and not to respond to any such proposal from a third party unless the Board of Directors has determined, in accordance with certain procedures, that it is legally obligated to so respond. If Eldorado receives an offer from a third party providing for the sale of all or a substantial interest in Eldorado or a similar transaction which meets certain conditions, then Eldorado may terminate the Merger Agreement. In addition, if Eldorado fails to reaffirm its intent to proceed with the Merger after receipt of such an offer from a third party, then CSBI may terminate the Merger Agreement. Under either of the foregoing circumstances, Eldorado will be required to pay a termination fee, which consists of the payment by Eldorado of a cash fee, and an option to purchase shares of Common Stock previously issued to CSBI will become immediately exercisable. Such cash payment and stock option are collectively referred to as the "Termination Fee." Such termination fee is also triggered if the Board of Directors fails to give or withdraws its recommendation of approval of the Merger Agreement and the Merger. See "THE MERGER AGREEMENT AND THE MERGER -- Termination of the Merger Agreement" and "-- The Stock Option Agreement."

SURRENDER OF CERTIFICATES

           If the Merger is approved and becomes effective, Eldorado will mail a letter of transmittal with instructions to all holders of record of Common Stock as of the Effective Time for use in surrendering their stock certificates in exchange for cash as provided in the Merger Agreement. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. See "THE MERGER AGREEMENT AND THE MERGER -- How to Surrender and Receive Payment for Shares."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Merger will generally represent a taxable transaction to Eldorado's shareholders, who generally will realize taxable gain or loss measured by the difference between the shareholders' adjusted tax bases for their shares and the amounts received as a result of the Merger. See "THE MERGER AGREEMENT AND THE MERGER -- Federal Income Tax Consequences of the Merger."

RECENT MARKET PRICES

         The following table sets forth the last reported sales prices per share of the Common Stock on the American Stock Exchange ("AMEX") on December 23, 1996, the last trading day before announcement of the Merger Agreement, and on March 14, 1997, the latest practicable day before the printing of this Proxy
Statement:

     December 23, 1996  . . . . . . . . . . . . . . . . . . . . . . . $20.38
     March 14, 1997 . . . . . . . . . . . . . . . . . . . . . . . . . $21.88

         Shareholders are advised to obtain current market quotations of the Common Stock. No assurance can be given as to the market price of the Common Stock at the Effective Time of the Merger. See "MARKET PRICE AND DIVIDEND INFORMATION."

DISSENTERS' RIGHTS

         Under Chapter 13 of the California General Corporation Law ("Chapter 13"), the full text of which is attached to this Proxy Statement as Appendix D, holders of record of Common Stock are entitled to dissenters' rights in connection with the Merger. If the Merger is approved by the shareholders and consummated, any shareholder, subject to compliance with certain procedures, has rights as a dissenting shareholder to have its shares purchased at fair market value. Shareholders wishing to exercise their dissenters' rights must deliver written demand for the purchase of their shares before the Special Meeting and vote against the Merger. Under the provisions of Chapter 13, shares of Common Stock are not eligible to be treated as dissenting shares unless demands for payment are filed with respect to five percent or more of the outstanding Common Stock. Any shareholder who institutes legal action to attack the validity of the Merger or to have the Merger set aside or rescinded may not later exercise dissenters' rights. The amount of cash to which any shareholder who perfects its dissenters' rights may become entitled to receive may be more or less than the amount of cash provided in the Merger Agreement. The required procedures must be followed exactly or dissenters' rights, if available, may be lost. For a summary of these rights see "THE MERGER AGREEMENT AND THE MERGER -- Dissenters' Rights."

                               THE SPECIAL MEETING

         This Proxy Statement is being furnished to shareholders of Eldorado in connection with the solicitation of proxies by the Board of Directors of Eldorado for use at the Special Meeting. At the Special Meeting, shareholders of Eldorado will be asked to consider and vote upon a proposal to approve the principal terms of the Merger Agreement and the Merger.

DATE, PLACE AND TIME

         The Special Meeting will be held at the Sutton Place Hotel, located at 4500 MacArthur Boulevard in the City of Newport Beach, California, on Wednesday, April 30, 1997, at 10:00 a.m. local time.

RECORD DATE AND VOTING RIGHTS

         The Board of Directors of Eldorado has fixed March 3, 1997, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 3,811,746 shares of Common Stock outstanding, held by approximately 910 holders of record. Each holder of record of shares of Common Stock on the Record Date is entitled to cast one vote per share, in person or by proxy, at the Special Meeting.

         As of March 3, 1997, directors and executive officers of Eldorado and their affiliates had the right to vote 928,832 shares, or approximately 23.4% of the outstanding shares of Common Stock, including an aggregate of 159,369 shares that the directors, executive officers and their respective affiliates had the right to acquire within 60 days after March 3, 1996, through the exercise of stock options. The directors and executive officers of Eldorado have indicated that they intend to vote their shares of Common Stock "FOR" approval of the Merger Agreement. See "-- Agreements with Certain Shareholders" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

QUORUM AND VOTING OF PROXIES

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Special Meeting. Shareholders voting or abstaining from voting on any issue will be counted as present for purposes of constituting a quorum. Under the rules of the AMEX, brokers who hold shares in street name for customers will not have authority to vote such shares on the proposal to approve the Merger Agreement unless they have received written instructions from beneficial owners. Because the affirmative vote of a majority of the outstanding shares of Common Stock of Eldorado is required to approve the Merger, shares not voted on the proposal and abstentions will have the same effect as votes against the proposal.

         All shares which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. The Board of Directors of Eldorado knows of no matters to be presented at the Special Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons appointed as proxy will have discretion to vote on such matters in accordance with their best judgment, except that shares represented by proxies which have been voted "AGAINST" approval of the Merger Agreement and the Merger will not be voted in respect of any motion made for adjournment of the Special Meeting for purposes of soliciting additional votes to approve the Merger Agreement and the Merger.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked or superseded by: (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of Eldorado (Elaine P. Crouch) at or before the taking of the vote at the Special Meeting; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Eldorado (Elaine P. Crouch) before the taking of the vote at the Special Meeting; or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

         All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by Eldorado. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Eldorado in person or by telephone, telegram, facsimile transmission or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Eldorado will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. Eldorado also has retained ChaseMellon Shareholder Services LLC to assist it in distributing the Proxy Statement to and soliciting proxies from shareholders. The fee paid by Eldorado for such services will be approximately $4,000, plus reimbursement of out-of-pocket costs.

SHAREHOLDER VOTE REQUIRED

         Under the California General Corporation Law, the approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

DISSENTERS' RIGHTS

         If the Merger is approved and consummated, dissenters' rights will be available to holders of Common Stock who exercise such rights in accordance with Chapter 13 of the California General Corporation Law. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. In order to be entitled to exercise dissenters' rights, a shareholder of Eldorado must vote "AGAINST" the Merger Agreement. Thus, any shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that his or her shares are to be voted "AGAINST" the proposal to approve the Merger Agreement. Any shareholder who returns a proxy without voting instructions or with instructions to vote "FOR" or to "ABSTAIN" on the proposal to approve the Merger Agreement will not be entitled to exercise dissenters' rights.

         A shareholder of Eldorado electing to exercise dissenters' rights must also make written demand upon Eldorado for the purchase of dissenting shares and payment to such shareholder in cash of their fair market value. Such demand must be received by Eldorado or Eldorado's transfer agent on or prior to the date of the Special Meeting. The demand should specify the number of shares held of record by such shareholder which the shareholder demands to be purchased and a statement of what the shareholder claims to be the fair market value of those shares as of December 23, 1996. In order for any shareholder to be able exercise dissenters' rights, holders of five percent or more of the outstanding shares of Common Stock must have properly and timely made demands for purchase. See "THE MERGER AGREEMENT AND THE MERGER -- Dissenters' Rights."

AGREEMENTS WITH CERTAIN SHAREHOLDERS

         CSBI has entered into a Voting Agreement with each of the persons ("Agreeing Shareholders") specified below, each of which is an officer or director of Eldorado. Pursuant to the Voting Agreement, the Agreeing Shareholders have agreed, among other things, (a) to vote the number of shares of Common Stock owed by them in favor of the Merger Agreement and the Merger,
(b) to vote against any competing proposal, and (c) except under certain limited circumstances, not to sell or transfer any shares of Common Stock owned by them. The Agreeing Shareholders and the number of shares of Common Stock such persons are entitled to vote at the Special Meeting which are subject to the Voting Agreement are as follows:

                                                                           PERCENTAGE
                                                  NUMBER OF SHARES         OF ELDORADO
    NAME                                          ENTITLED TO VOTE        COMMON STOCK
    ----                                          ----------------        ------------
Michael B. Burns ..............................        38,735                 1.02%

J.B. Crowell ..................................       269,506                 7.07%

Raymond E. Dellerba ...........................        41,157                 1.08%

Julia M. DiGiovanni ...........................       112,854                 2.96%

Lynne Pierson Doti ............................         3,300                 0.08%

Rolf J. Engen .................................        60,421                 1.59%

Warren Finley .................................        35,578                 0.93%

Warren Fix ....................................         4,400                 0.11%

Richard Korsgaard .............................        46,726                 1.22%

Donald E. Sodaro ..............................        36,446                 0.96%

George H. Wells ...............................       107,593                 2.82%

David R. Brown ................................         9,673                 0.25%
                                                      -------                ----

             Totals: ..........................       766,389                20.1%
                                                      =======                ====

                       THE MERGER AGREEMENT AND THE MERGER

         The following description of certain aspects of the Merger Agreement and the Merger is a summary of the material terms and provisions of the Merger Agreement, and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Appendix A and incorporated herein by reference. ALL SHAREHOLDERS ARE URGED TO CAREFULLY READ THE MERGER AGREEMENT PRIOR TO VOTING ON THIS PROPOSAL.

GENERAL

         The Merger Agreement provides for the acquisition of Eldorado by CSBI by means of a cash merger. Upon the consummation of the Merger, each share of Eldorado Common Stock issued and outstanding immediately prior to the Effective Time, other than shares for which dissenter's rights are perfected and certain shares held directly or indirectly by CSBI (which will be canceled), will be automatically converted into the right to receive $23.00 per share in cash (the "Merger Consideration"), and the holders of such shares will thereafter cease to be shareholders of Eldorado and will have no further continuing interest in Eldorado.

         The completion of the Merger is subject to a number of conditions, including the approval by the holders of at least a majority of the outstanding shares of Eldorado Common Stock, the receipt of all necessary consents, waivers, clearances, approvals and authorizations from regulatory or governmental bodies, the satisfaction or waiver of certain other conditions, including the absence of judicial or regulatory actions seeking to restrain or prohibit the Merger, the receipt of standard officers' certificates, legal opinions and accountant's letters and the absence of any material adverse change in the condition or business of Eldorado. See "-- Conditions to the Merger" and "-- Regulatory Approvals Required."

BACKGROUND AND REASONS FOR THE MERGER

         From the inception of Eldorado, its Board of Directors had maintained a policy of remaining independent and increasing shareholder value through improved operating results and strategic acquisitions. Since inception, Eldorado has achieved its growth in large part as a result of a number of strategic acquisitions. In recent years, however, the Board of Directors has been aware that there has been a wave of consolidation in the banking industry on both the national and regional level and a concurrent increase in the competitiveness of financial institutions in Eldorado's marketplace. As a result, the Board of Directors decided that this changing environment in the banking industry required Eldorado to more aggressively expand its base of operations through strategic acquisitions of other banks or financial institutions. It was felt that only pursuing an internal growth strategy would not result in the objectives desired due to, among other reasons, the expected high cost of such strategy in the highly-competitive Southern California banking market. Therefore, in early 1995 the Board of Directors reconstituted the Merger and Acquisition Committee of the Board of Directors. Under the guidance of the Merger and Acquisition Committee, in May 1995 Eldorado entered into an agreement for the purchase of Mariners Bancorp.

         In August 1995, the Board restructured the Merger and Acquisition Committee in order to more aggressively explore and pursue acquisition opportunities by which Eldorado could expand its base of operations. The restructured Merger and Acquisition Committee consisted of five independent directors. In connection with this new acquisition strategy, Eldorado engaged the services of a financial advisor to assist Eldorado in the process of identifying and acquiring one or more banking companies with operations in Southern California. The restructured Merger and Acquisition Committee analyzed a number of potential acquisitions; however, Eldorado was not able to consummate any further acquisitions. Among the reasons why acquisitions were not consummated was that Eldorado found that certain acquisition candidates would not provide a "fit" with Eldorado which would be necessary to achieve Eldorado's acquisition objectives, and certain others had contingent risks which Eldorado was unwilling to accept. With respect to those few qualified acquisition candidates which met Eldorado's acquisition profile, Eldorado was unable to negotiate terms which the Merger and Acquisition Committee felt were in the best interests of Eldorado and its shareholders, including terms as to the valuation of such candidates relative to Eldorado.

         By mid-1996, the Merger and Acquisition Committee had become concerned about Eldorado's inability to expand its operations through an acquisition strategy, especially due to the high premiums being commanded by those banking institutions which Eldorado needed to pursue in order to effectively implement such strategy. The Committee believed that the premiums being commanded by financial institutions, combined with the improvement in the Southern California economy and concurrent increase in the perceived value of Southern California banking institutions, merited an inquiry into the value which Eldorado could command if it were to be sold. Therefore, in June 1996 the full Board of Directors formed a Shareholder Enhancement Committee to explore the range of premiums for Eldorado's Common Stock which could be obtained in a sale of Eldorado and report its findings to the Merger and Acquisition Committee. The Shareholder Enhancement Committee met several times in June and July of 1996 with respect to the selection of a financial advisor which would be able to provide guidance to the Board of Directors regarding the valuation of Eldorado as a potential acquisition target, as well as to assist Eldorado should the decision be made to pursue a possible sale of Eldorado.

         At about the same time, in June 1996, Eldorado received its first letter from the Dartmouth Partnership, which currently controls CSBI, indicating the Dartmouth Partnership's interest in acquiring Eldorado in an all-stock transaction. The Dartmouth Partnership indicated that it wished to use stock in a potential acquisition in order to account for such acquisition as a "pooling of interests" transaction, and that it had no desire at that time to engage in an all-cash transaction due to the high amount of goodwill which would be incurred in such a transaction. Eldorado's management, with the approval of the Shareholder Enhancement Committee, indicated to the Dartmouth Partnership that it would need to provide additional information prior to any serious consideration of a transaction between Eldorado and the Dartmouth Partnership.

         In July 1996, the Merger and Acquisition Committee met to discuss a number of acquisition opportunities which were available to Eldorado. Among the opportunities considered was a new proposal from the Dartmouth Partnership whereby Eldorado would merge with a bank controlled by the Dartmouth Partnership, with Eldorado shareholders retaining a majority ownership interest in the combined holding company, and with Eldorado's management running the combined banking entity. After a review of these opportunities, assisted by a financial advisor retained by Eldorado to conduct analyses on certain of the target institutions, the Merger and Acquisition Committee concluded, among other things, that the Dartmouth Partnership proposal would not be in the best interest of Eldorado, as the proposed relative valuations between the entities would not be favorable to Eldorado's shareholders. The Merger and Acquisition Committee also concluded that, because the Shareholder Enhancement Committee was in the process of selecting a financial advisor to recommend to the Merger and Acquisition Committee for retention by Eldorado, it would not be in the best interest of Eldorado to press ahead with any action on potential acquisitions of other institutions until such time as a financial advisor was retained, as there was concern that the acquisition by Eldorado of another financial institution could jeopardize a possible sale of Eldorado. Therefore, the Committee decided to postpone any decision with respect to any potential acquisition.

         On July 29, 1996, the Shareholder Enhancement Committee recommended to the Merger and Acquisition Committee, based upon a selection process which involved presentations from a number of candidates, that Eldorado retain Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") as a financial advisor for the purpose of soliciting interest in the possible acquisition of Eldorado and to manage the process of developing a suitable proposal for such sale. The Board of Directors subsequently approved the selection of Sheshunoff and Sheshunoff was retained by Eldorado as its financial advisor on August 1, 1996. In connection with the solicitation of potential interest in Eldorado, Sheshunoff prepared an information memorandum on Eldorado and, with Eldorado's consent, contacted 58 financial institutions in September 1996 to determine the level of interest in acquiring Eldorado. Of the 58 institutions contacted by Sheshunoff, 18 indicated interest in a potential acquisition of Eldorado and, after signing confidentiality agreements, each was sent a copy of the information memorandum. Of the 18 financial institutions which received an information memorandum, four institutions, including CSBI, submitted preliminary proposals for a potential acquisition of Eldorado.

         On October 8, 1996, the Merger and Acquisition Committee met with Eldorado's legal counsel and a representative from Sheshunoff to review the four preliminary proposals. The preliminary proposals included a proposal from CSBI in which the aggregate price to be paid in shares of CSBI's stock for Eldorado was estimated to be approximately $79.2 million (or approximately $21 per share). However, the stock of CSBI is not traded in a public market and therefore the value of such shares was not readily ascertainable. Two other proposals provided for an all-stock transaction (in shares of stock which were not actively traded, and for which the value was therefore not readily ascertainable) at $21 per share (for an approximate aggregate price of $79.2 million) and an all-cash transaction ranging from $19- $21 per share (for an approximate aggregate price range of $72.0 million to $79.2 million). The fourth proposal was for a combined cash and stock transaction, in which the aggregate price to be paid for Eldorado was between $58 million and $67 million (or an approximate range of $15 to $18 per share). After extensive discussion of the relative merits of the four preliminary offers presented, the Merger and Acquisition Committee determined, based on advice from Sheshunoff, that the fourth proposal was inadequate and would have to be increased before Eldorado would permit the institution making such proposal to undertake a due diligence investigation of Eldorado. The Committee also decided that the other three bidders would be permitted to conduct due diligence at Eldorado's offices.

         On October 15, 1996, the Merger and Acquisition Committee met again. The Committee was informed that the bidder whose preliminary proposal was determined to be inadequate had indicated that it would be unwilling to increase its preliminary offer, and was dropped from consideration as a potential buyer. The Merger and Acquisition Committee also discussed concerns among certain members that the preliminary offers were lower than what the Committee felt was a fair price for Eldorado. As part of the discussion, the Merger and Acquisition Committee also discussed alternatives to selling Eldorado, including the acquisition of another financial institution or a possible stock repurchase program. It was decided that it would be premature to decide on any alternative course of action until final bids for Eldorado had been received and evaluated.

         On October 16, 1996, the Board of Directors met, along with Eldorado's legal counsel and a representative from Sheshunoff, to discuss and review all options which were available to Eldorado, including each of the three preliminary proposals to acquire Eldorado. The issue was raised as to what was the best offer that Eldorado would likely receive in the current market. Sheshunoff's representative advised the Board that a $24 per share price would be at the highest end of the range, and that a $24 per share all-cash offer was extremely optimistic. Subsequent to this meeting, representatives from Sheshunoff had numerous contacts with each of the three bidders with the objective of receiving final bids from each. Eldorado subsequently received final proposals from each of the potential buyers.

         On November 15, 1996, the Executive Committee of the Board of Directors met, along with Eldorado's legal counsel, in order to discuss the final proposals from three separate entities which were presented at such meeting by representatives of Sheshunoff. The final proposals included a bid from CSBI which provided for either: (i) an all-cash transaction at a price of $22.25 per share of Eldorado Common Stock (for an approximate aggregate value of $84.2 million); (ii) an all-stock transaction using CSBI's common stock which CSBI valued at a price of $25.60 per share of Eldorado Common Stock (for an approximate aggregate value of $97 million) but which value was discounted due to the illiquid nature of the stock and other factors (as discussed below); or
(iii) a 30% cash, 70% stock transaction which CSBI valued at a price of $22.25 per share of Eldorado Common Stock (for an approximate aggregate value of $84.2 million). The other two proposals included a stock transaction which the bidder valued at a price of $24 per share of Eldorado Common Stock but which value was discounted due to the illiquid nature of the stock and other factors (as discussed below), and a transaction in which the consideration offered by the bidder was payable in cash or the bidder's stock, in each case at a price lower than that of the other two offers.

         The Executive Committee then discussed the relative merits of each proposal. The Committee noted that neither CSBI nor another bidder which offered to pay consideration solely in its own shares of stock had stock which was actively traded on either a national exchange or the NASDAQ National Market, and that Eldorado's Common Stock was currently listed and actively traded on the American Stock Exchange. Sheshunoff advised the Committee that, in its opinion, the all-stock offers should be valued at a price lower than the value stated by the bidders due to the absence of a broad market for the bidders' securities, the limited duration of the bidders' operating histories, uncertainties created by substantial recent or pending acquisitions made by these bidders, the difficulty in ascertaining a market value of stock which was closely held and not actively traded, and the risks inherent in owning stock in which there is not an active trading market. In its opinion, Sheshunoff indicated that it valued CSBI's all-stock offer within a range of $19.80 per share and $22.00 per share (or an estimated nominal value of $75 million to $83 million), CSBI's 30% cash, 70% stock offer within a range of $19.30 per share and $20.30 per share (or an estimated nominal value of $73 million to $77 million) and the offer of the second highest bidder within a range of $18.50 per share and $22.20 per share (or an estimated nominal value of $70 million to $84 million).

         The Executive Committee further noted that listing upon an exchange or the NASDAQ National Market typically requires the fulfillment of certain financial and non-financial conditions and the presence of market makers who are willing and able to make a continuous and orderly market in a company's securities, as well as requirements with respect to the nature of a listed company's public "float" (i.e. the number of shares held by persons not affiliated with the company). In Sheshunoff's opinion, the timing and nature of the development of any public market for the bidders' stocks was speculative and should not be considered in determining the relative values of such offers. For these reasons, the Executive Committee concluded that it would not be prepared to accept proposals from these institutions in this price range unless their proposals were changed to provide for an all-cash transaction. Upon the advice of Sheshunoff's representative, the Executive Committee decided that: (i) Sheshunoff would contact the bidder which offered only its stock and inform it that Eldorado would only consider its offer if the consideration was paid entirely in cash; (ii) Sheshunoff would contact the institution whose offer was the lowest of the three offers and indicate that it would need to increase the price range in order to remain in the bidding process, and (iii) Sheshunoff would contact CSBI and indicate that CSBI would need to present a higher all-cash offer in order to remain in the bidding process.

         On November 19, 1996, the Executive Committee of the Board of Directors met with Eldorado's legal counsel and a representative from Sheshunoff to discuss the responses from each of the bidders. Sheshunoff indicated that, in response to the communication from the Committee: (i) the institution which had offered a nominal value of $24.00 for each share of Eldorado Common Stock, which Sheshunoff discounted to a relative market value of $70 million to $84 million or $18.50 per share to $22.20 per share based on the considerations discussed above, revised its offer to an all-cash offer of $81.4 million or $21.50 per share, or in the alternative a 50% cash, 50% stock offer with a nominal value of $84.7 million or $22.38 per share (which was discounted to a relative market value of $79 million to $83 million or $20.90 per share to $22.00 per share),
(ii) the institution which had the lowest offer slightly increased its offer to $75.7 million or $20 per share in cash or stock, with the ability to convert the all-stock offer into cash at their discretion in the future in the event that the market value of such institution's stock were to rise prior to the closing of any transaction with Eldorado (which would prevent Eldorado's shareholders from the realizing the benefit of a rise in the stock price of that institution) and (iii) CSBI increased its cash offer to $87.1 million or $23.00 for each share of Common Stock, with Eldorado's payment of regular dividends to be continued through the completion of any transaction. After discussion, the Executive Committee recommended to the Board of Directors that the Board undertake negotiations with CSBI. This recommendation was based upon the fact that CSBI presented the highest cash offer per share, and that the only nominally higher offers received were contingent upon the consideration being paid in stock for which there existed no active trading market, and in one instance by an institution which was not, in the view of the Executive Committee, an established, well-seasoned financial institution with an adequate and realistic business plan for its future operations. In addition, none of the other entities which had offered stock for Eldorado Common Stock had a history of paying regular dividends, and in fact one of the bidders explicitly rejected a proposal which would have provided for continued dividends for Eldorado shareholders after any merger.

         On November 20, 1996, the Board of Directors met to discuss Eldorado's options. Present at that meeting was Eldorado's legal counsel as well as representatives of Sheshunoff. At this meeting, Sheshunoff presented an overview of the banking market. Sheshunoff indicated that the banking industry was undergoing a period of consolidation. As a result of these changes, the industry was becoming intensely competitive, with major institutions competing strictly through pricing. In order to compete successfully in this type of environment, it would be likely that Eldorado would have to greatly increase its size, most likely through a series of acquisitions. Sheshunoff indicated that increased rate competition in the banking industry would put increasing pressures on Eldorado's profit margins and would adversely affect its results of operations. With respect to making one or more acquisitions, Sheshunoff advised the Board that prices for financial institutions are currently quite high, which would likely make any acquisition by Eldorado somewhat expensive. With respect to a stock repurchase program, Sheshunoff indicated that this was normally a long-term process, and that such a program could interfere with any potential acquisition by Eldorado of another financial institution. Sheshunoff further advised the Board that the offer from CSBI was at a high price level as compared to other bank transactions which had recently occurred in California and that, in this context, the CSBI transaction was a very attractive transaction for Eldorado.

         After a discussion of all of the alternatives available to Eldorado, including a discussion of the relative merits of the competing proposals in which the recommendations of the Executive Committee were reviewed and ratified, the Board voted to commence negotiations with CSBI in order to enter into a definitive agreement based on the offer presented to Eldorado by CSBI. The Board's decision was based upon a number of factors. In considering whether Eldorado should remain independent, the Board considered, based in part on Sheshunoff's analysis, a range of possible values to Eldorado's shareholders that could possibly be achieved by Eldorado remaining independent. In this regard, the Board considered the considerable risks inherent in remaining independent that could affect Eldorado's ability to realize strong earnings in the future, including, among other reasons, the impact of the volatility of general interest rates, volatility in the capital markets which could affect Eldorado's stock price, problems in the California economy, increased competition for deposits and loans in the Southern California marketplace, and the high price to be paid for potential acquisitions. The Board also noted the difficulties encountered in attempting to pursue an acquisition strategy during the previous two years. The Board decided that the risks of remaining independent were substantial enough so that the offer from CSBI presented the best opportunity for Eldorado's shareholders to realize the maximum return on their investment in Eldorado.

         Negotiations with respect to a proposed acquisition of Eldorado were commenced with CSBI in November 1996. Because CSBI would be raising money from outside investors to finance the proposed acquisition, CSBI's ability to finance the transaction was of concern to the Board of Directors. Based on information provided by CSBI to Sheshunoff, and because of CSBI's financial history and resources, in Sheshunoff's judgment CSBI would be able to fund the proposed transaction. The Board of Directors further concluded that one of Eldorado's goals during negotiations with CSBI would be to ensure that, because CSBI would be raising funds from outside investors to fund the Merger Consideration, Eldorado would be compensated in case CSBI was unable to raise such funds. As a result of these negotiations, a definitive merger agreement was prepared in which CSBI would deposit the sum of $4.5 million in escrow (the "Deposit"), which would thereafter be distributed to Eldorado in the event, among other things, CSBI was unable to raise sufficient funds to pay the entire Merger Consideration. On February 13, 1997, CSBI notified Eldorado that CSBI had entered into a funding agreement that, in combination with prior funding commitments, provided for the funding of the entire amount of the Merger Consideration.

         The Board of Directors approved the terms and conditions of the Merger Agreement at a special meeting held on December 21, 1996. In evaluating the terms of the Merger Agreement, the Board of Directors also considered the proposed restrictions on solicitation by Eldorado of competing acquisition or merger proposals and the effect that the Termination Fee (as defined below; see " Termination of the Merger Agreement" and " The Stock Option Agreement.") might have on potential unsolicited acquisition or merger proposals from third parties that might be interested in acquiring Eldorado. In agreeing to the restrictions on solicitation of competing merger proposals, the Board of Directors was advised by CSBI that it would not proceed with the Merger if Eldorado insisted on a provision which would allow Eldorado to solicit other offers. The Board of Directors was not prepared to jeopardize the proposed Merger in order to preserve an opportunity to seek other offers that might never materialize. In agreeing to the Termination Fee, the Board of Directors concluded that it was unlikely that Eldorado would receive a competing merger proposal that, from a financial standpoint, would be superior to CSBI's merger proposal, based on the fact that Sheshunoff had solicited interest from a large number of institutions, with only four presenting proposals, and the per share cash merger compensation offered by CSBI was higher than all of the other bids and was in the high end of the range anticipated by Sheshunoff. Other factors considered by the Board of Directors in considering whether to enter into the Merger Agreement included the opinion of Sheshunoff that the Merger Consideration was fair to Eldorado's shareholders from a financial point of view, the financial and managerial strength of CSBI, CSBI's ability to finance the Merger and the fact that the transaction would be taxable to the Company's shareholders as offset by the opportunity afforded to Eldorado's shareholders to receive consideration consisting entirely of cash in exchange for their shares of Common Stock. The Board did not assign any specific or relative weight to the foregoing factors in its considerations.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF ELDORADO HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ELDORADO'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT AND THE MERGER.

OPINION OF FINANCIAL ADVISOR

         Sheshunoff is an investment banking and consulting firm specializing in the banking industry. Eldorado retained Sheshunoff based upon its qualifications, expertise and reputation to provide its opinion of fairness of the Merger Consideration to be received by Eldorado's shareholders in connection with the Merger. At the December 21, 1996 meeting of the Eldorado Board of Directors, Sheshunoff rendered its written opinion to the Board of Directors that, as of such date, the consideration to be received in the Merger Agreement was fair from a financial point of view to the holders of the Common Stock.

         The full text of Sheshunoff's opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement. Eldorado's shareholders are urged to read the Sheshunoff opinion carefully and in its entirety. Sheshunoff's opinion is addressed to Eldorado's Board of Directors and does not constitute a recommendation to any shareholder of Eldorado as to how such shareholder should vote at the Special Meeting.

         In connection with rendering its written opinion, Sheshunoff, among other things: (i) analyzed certain internal financial statements and other financial and operating data concerning Eldorado prepared by the management of Eldorado; (ii) analyzed certain publicly available financial statements, both audited and unaudited, of Eldorado, including those included in Eldorado's annual reports for each of the years ended December 31, 1993, 1994 and 1995, and Eldorado's quarterly report for the period ended September 30, 1996; (iii) analyzed certain internal financial statements and other financial and operating data concerning Eldorado prepared by the management of Eldorado; (iv) analyzed certain financial projections of Eldorado prepared by Sheshunoff in coordination with the management of Eldorado; (v) discussed certain aspects of the past and current business operations, financial condition and future prospects of Eldorado with certain members of its management; (vi) reviewed reported market prices and historical trading activity of Eldorado Common Stock; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (viii) reviewed the Merger Agreement; (ix) considered the sufficiency of certain preliminary written commitments received by CSBI with respect to raising the funds which are necessary to complete the funding of the Merger (the "Funding Documents"); however, Sheshunoff did not consider Eldorado's and CSBI's ability to legally enforce such Funding Documents; and (x) performed such other analyses as Sheshunoff has deemed appropriate.

         In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff has not assumed any responsibility for independent verification of such information. With respect to the financial projections, Sheshunoff assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of Eldorado. However, the assumptions used to make projections of future performance are not certain to become reality. If the projections do not become reality, actual performance may vary substantially from the projected results. Sheshunoff has not made any independent evaluation or appraisal of the assets or liabilities of Eldorado, nor has Sheshunoff been furnished with any such appraisals, and Sheshunoff has not examined any individual loan files of Eldorado. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowance for Eldorado is adequate to cover such losses. Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of, the date of the opinion.

         In connection with rendering its opinion, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the holders of the Common Stock is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of Eldorado.

         In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Eldorado. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff's analyses should not be viewed as determinative of the opinion of either the Board of Directors or the management of Eldorado with respect to the value of Eldorado.

         The following is a summary of the analyses performed by Sheshunoff in connection with its opinion delivered to the Board of Directors on December 21, 1996:
         Analysis of Selected Transactions. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in California which sold for cash or a combination of cash and stock, with comparable characteristics to the proposed Merger. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

         The first set of guideline transactions specifically consisted of 13 mergers and acquisitions of banking organizations in California for cash from December 18, 1995 to December 18, 1996 with seller's total assets less than $1 billion and with positive net income for the last twelve months (the "cash transactions"). The analysis yielded multiples of the cash transactions' purchase price relative to: (i) book value, ranging from 1.03 times to 1.96 times with an average of 1.58 times and a median of 1.57 times (compared with a value for the Merger of 1.91 times September 30, 1996 book value); (ii) tangible book value, ranging from 1.03 times to 1.95 times with an average of 1.56 times and a median of 1.60 times (compared with a value for the Merger of 2.21 times September 30, 1996 tangible book value); (iii) last 12 months earnings, ranging from 10.0 times to 56.2 times with an average of 22.9 times and a median of 17.1 times (compared with a value for the Merger of 16.2 times last 12 months earnings as of September 30, 1996); (iv) deposits, ranging from 11.6% to 23.6% with an average of 17.6% and a median of 18.0% (compared to a value for the Merger of 27.3% of September 30, 1996 deposits); and (v) total assets, ranging between 10.5% and 20.2% with an average of 15.6% and a median of 15.8% (compared with a value for the Merger of 23.6% of September 30, 1996 total assets).

         The second set of guideline transactions specifically consisted of 22 mergers and acquisitions of banking organizations in California for a combination of cash and/or stock (or a combination of cash and stock) from December 18, 1995 to December 18, 1996 with seller's total assets less than $1 billion and positive net income for the last twelve months (the "mixed transactions"). The analysis yielded multiples of the mixed transactions' purchase price relative to: (i) book value, ranging from 1.03 times to 1.96 times with an average of 1.60 times and a median of 1.60 times (compared with a value for the Merger of 1.91 times September 30, 1996 book value); (ii) tangible book value, ranging from 1.03 times to 1.99 times with an average of 1.60 times and a median of 1.63 times (compared to a value for the Merger of 2.21 times September 30, 1996 tangible book value); (iii) last 12 months earnings, ranging from 10.0 times to 56.2 times with an average of 23.2 times and a median of 16.8 times (compared with a value for the Merger of 16.2 times last 12 months earnings as of September 30, 1996); (iv) deposits, ranging from 11.6% to 23.6% with an average of 17.4% and a median of 18.0% (compared to a value for the Merger of 27.3% of September 30, 1996 deposits); and (v) total assets, ranging between 10.5% and 20.2% with an average of 15.4% and a median of 15.5% (compared with a value for the Merger of 23.6% of September 30, 1996 total assets).

         In addition to the above analysis, Sheshunoff compared Eldorado's premium to market value as of 3 months, 1 month and 6 days prior to the date of announcement as compared to the premiums received by the comparable companies. Eldorado's deal value per share was 125.2%, 108.9% and 110.8% higher than its market trading price 3 months, 1 month and 6 days before the date of announcement, respectively. The cash transactions' median premiums were 152.6%, 126.6% and 120.2% above their 3 month, 1 month and 6 day trading prices prior to the date of announcement, respectively. The mixed transaction's median premiums were 142.5%, 126.6%, and 118.2% greater than their 3 month, 1 month and 6 day trading prices prior to the date of announcement, respectively.

         Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flow that Eldorado could produce through the year 2001, under various circumstances, assuming that Eldorado performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for Eldorado at the end of the period by applying multiples of earnings ranging from 10 times to 16 times and then discounting the cash flow streams, including dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset ratio of 7.5% are paid out in dividends) and the receipt of a terminal value for Eldorado, in each case using discount rates ranging from 14.0% to 18.0% chosen to reflect different assumptions regarding the required rates of return of Eldorado and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $17.65 per share to $26.98 per share. The Merger value of $23.00 per share compares favorably to this estimate.

         Sheshunoff also performed a cash flow analysis using an estimated terminal value for Eldorado at the end of the period by applying multiples of book value ranging from 1.5 times to 2.5 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset ratio of 7.5% are paid out in dividends) and terminal value using discount rates ranging from 14.0% to 18.0% chosen to reflect different assumptions regarding the required rates of return of Eldorado and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $14.29 per share to $21.10 per share. The Merger value of $23.00 per share compares favorably to this estimate.

         No company or transaction used in the comparable transaction analyses is identical to Eldorado or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Eldorado and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

         As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. The Board of Directors decided to retain Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions.

         In addition, Sheshunoff was engaged by Eldorado on August 1, 1996 to serve as Eldorado's exclusive financial advisor to undertake the following: (a) develop, update and review with Eldorado on an on-going basis a list of parties which might be interested in acquiring Eldorado and contact parties on that list as approved by Eldorado in its sole discretion; (b) assist in the preparation of a descriptive memorandum of Eldorado; (c) consult with and advise Eldorado concerning opportunities for the sale of Eldorado, participate on Eldorado's behalf in negotiations for such sale and assist and advise Eldorado concerning the value of any non-monetary considerations relating to a transaction; and (d) if requested by Eldorado, render an opinion with respect to the fairness, from a financial point of view, to Eldorado's shareholders of the consideration received. For these services, Sheshunoff will be paid a professional fee of $592,261 upon closing of the Merger.

         In addition, Alex Sheshunoff Management Services, which together with Sheshunoff is owned by Alex Sheshunoff & Co., has provided professional services to Eldorado and Eldorado Bank in the past, including earnings assessments, product profitability analysis, management change analysis, profit improvement analysis, trust analysis and educational programs. For these services, Alex Sheshunoff Management Services was paid total professional fees of $487,015.

DISSENTERS' RIGHTS

         General. If the Merger is approved and consummated, dissenters' rights will be available to holders of Eldorado Common Stock who exercise such rights in accordance with Chapter 13 of the California General Corporation Law ("Chapter 13"). THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 MUST BE FOLLOWED EXACTLY OR ANY DISSENTERS' RIGHTS MAY BE LOST. The information set forth below is a general summary of dissenters' rights and is qualified in its entirety by reference to Chapter 13, a copy of which is attached hereto as Appendix D. Shareholders should read Appendix D in its entirety for more complete information concerning dissenters' rights.

         Each holder of shares of Eldorado Common Stock which were outstanding as of the Record Date who follows the procedures set forth in Chapter 13 and who votes against the proposal to approve the Merger Agreement will be entitled to demand the purchase of such holder's shares of Common Stock for a cash purchase price equal to the fair market value of such holder's shares, so long as demands for such payment are properly and timely filed by Eldorado shareholders who own five percent or more of the outstanding shares of Eldorado Common Stock. The fair market value of shares of Eldorado Common Stock will be determined as of December 23, 1996, the day before the public announcement of the Merger Agreement, excluding any appreciation or depreciation as a consequence of the proposed Merger, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

         In order to be entitled to exercise dissenters' rights, a shareholder of Eldorado must vote "AGAINST" the Merger Agreement and the Merger. Thus, any shareholder who wishes to dissent and executes and returns a proxy in the accompanying form must specify that such holder's shares are to be voted "AGAINST" the proposal to approve the Merger Agreement and the Merger. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" or to "ABSTAIN" on the proposal to approve the Merger Agreement and the Merger, such holder's shares will not be voted against the Merger Agreement and the Merger and the shareholder will lose its dissenters' rights.

         A shareholder of Eldorado electing to exercise dissenters' rights must also make written demand upon Eldorado for the purchase of dissenting shares and payment to such shareholder in cash of their fair market value. However, no such demand by a shareholder of Eldorado will be effective for any purpose unless it is received by Eldorado or Eldorado's transfer agent on or prior to the date of the Special Meeting. The demand should specify the number of shares held of record by such shareholder which the shareholder demands to be purchased and a statement of what the shareholder claims to be the fair market value of those shares as of December 23, 1996. Such statement of the fair market value of the shares of Eldorado Common Stock constitutes an offer by the shareholder to sell the shares at that price. Eldorado's transfer agent is ChaseMellon Shareholder Services LLC, and its address is 85 Challenger Road, Ridgefield Park, New Jersey 97660.

         If the Merger Agreement is approved by Eldorado's shareholders and demands for payment have been properly and timely filed by holders of five percent or more of the outstanding shares of Eldorado Common Stock, Eldorado will have ten days after such approval to mail a notice of such approval to each shareholder of Eldorado who voted against the Merger Agreement, together with a copy of Sections 1300 to 1304 of Chapter 13, a statement of the price determined by Eldorado to represent the fair market value of the dissenting shares as of December 23, 1996 and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' rights.

         Within 30 days after the date on which notice of the approval of the Merger Agreement is mailed, the dissenting shareholder must surrender to Eldorado, at its principal office or at the office of Eldorado's transfer agent, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Eldorado Common Stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

         If Eldorado and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of such agreement (set by law in California at 10% per annum), so long as demands for such consideration are properly filed with respect to five percent or more of the outstanding shares of Eldorado Common Stock. Subject to the restrictions imposed under the California General Corporation Law on the ability of Eldorado to purchase its outstanding shares, payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

         If Eldorado denies that the shares surrendered are dissenting shares, or if Eldorado and the dissenting shareholder fail to agree upon a fair market value of such shares of Eldorado Common Stock, then the dissenting shareholder must, within six months after the notice of approval of the Merger Agreement and the Merger is mailed, file a complaint in the Superior Court of Orange County, California requesting the court to make such determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter's rights will be lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. Any such determination of the fair market value of any dissenting shares of Eldorado may be more than, less than or equal to the fair market value of the shares of Eldorado Common Stock as of the date of the Special Meeting or as of the Effective Time of the Merger.

         No dissenting shareholder who has elected to proceed under Chapter 13 may withdraw his or her dissent or demand for payment unless Eldorado consents to such withdrawal.

         It is a condition to the obligations of CSBI to consummate the Merger that holders of no more than 15% of the outstanding shares of Common Stock make a demand for purchase under Chapter 13.

         ELDORADO SHAREHOLDERS WILL NOT HAVE DISSENTERS' RIGHTS UNLESS DEMANDS FOR PURCHASE AND PAYMENT ARE RECEIVED BY ELDORADO OR ELDORADO'S TRANSFER AGENT ON OR PRIOR TO THE DATE OF THE SPECIAL MEETING FROM HOLDERS OF RECORD OF COMMON STOCK OF FIVE PERCENT OR MORE OF THE OUTSTANDING SHARES OF ELDORADO COMMON STOCK WHO HAVE VOTED AGAINST THE MERGER.

HOW TO SURRENDER AND RECEIVE PAYMENT FOR SHARES

         Within two days after the Effective Time of the Merger, Eldorado will provide for the mailing to each holder of record of shares of Eldorado Common Stock a letter of transmittal and instructions for use in effecting the surrender of stock certificates which, immediately prior to the Effective Time represented shares of Common Stock, in exchange for the Merger Consideration. Upon the proper surrender of such stock certificate(s), together with a properly completed and duly executed letter of transmittal, the holder of such stock certificate(s) shall be entitled to receive, in exchange therefor, a check in the amount equal to the product of $23.00 and the number of shares of Common Stock represented by such stock certificate(s), and any such stock certificate(s) so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration. Those shareholders which will receive in excess of $1,000,000 of Merger Consideration may, if so desired, make arrangements in order to obtain payment in same-day funds immediately following the Effective Time.

         ELDORADO SHAREHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR STOCK CERTIFICATE(S) FOR EXCHANGE UNTIL THEY HAVE RECEIVED SUCH INSTRUCTIONS AND LETTER OF TRANSMITTAL AND HAVE COMPLETED THE LETTER OF TRANSMITTAL.

         In the event of a transfer of ownership of any shares of Common Stock that has not been registered in the transfer records of Eldorado, a check for the Merger Consideration may be issued to the transferee if the stock certificate(s) representing such shares of Common Stock is presented accompanied by documents sufficient, in the reasonable discretion of Eldorado and its transfer agent, to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid.

         From and after the Effective Time, there shall be no transfers on the stock transfer records of Eldorado of any shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any stock certificate(s) representing such shares is presented, the stock certificate(s) shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof in accordance with the procedures set forth in the Merger Agreement.

         Any portion of the aggregate Merger Consideration that remains unclaimed by Eldorado shareholders for six months after the Effective Time shall be repaid to CSBI, upon demand. Any Eldorado shareholders who have not theretofore complied with the procedures regarding payment for shares in accordance with the Merger Agreement shall thereafter look only to CSBI for payment of the Merger Consideration deliverable in respect of each share of Common Stock such shareholder holds as determined pursuant to the Merger Agreement, without any interest thereon. Notwithstanding the foregoing, none of CSBI, Eldorado nor any other person shall be liable to any former holder of Common Stock for any amount delivered to a public official pursuant to applicable abandoned property laws.

         In the event any stock certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate(s) to be lost, stolen or destroyed and, if required by Eldorado, the posting by such person of a bond in such amount as Eldorado may direct as indemnity against any claim that may be made against it with respect to such stock certificate(s), such person will be issued in exchange for such lost, stolen or destroyed stock certificate(s), the Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement.

CANCELLATION OF STOCK OPTIONS

         As of March 14, 1997, Eldorado had outstanding options to purchase 290,193 shares of Common Stock pursuant to Eldorado's stock option plans. Eldorado has agreed that, prior to the Effective Time, it will make arrangements for the cancellation of all options then outstanding, whether or not currently vested, so that as of the Effective Time of the Merger there will be no options outstanding.

         In consideration for the cancellation of their stock options, optionholders will be entitled to receive a cash payment in an amount equal to the difference between $23.00 and the option exercise price per share for each option outstanding (an "Option Cancellation Payment"). Shares of Common Stock issued upon the exercise of stock options prior to the Effective Time of the Merger will be converted into the right to receive cash in accordance with the terms of the Merger Agreement.

         Under the terms of the Merger Agreement, CSBI may enter into agreements with Eldorado optionholders on an individual basis under which such optionholders may forego the Option Cancellation Payment due them in exchange for an option to purchase CSBI common stock or other consideration. However, no such agreement may provide that the optionholder would receive a cash payment in excess of the Option Cancellation Payment otherwise due to the optionholder.

CLOSING DATE

         Unless Eldorado and CSBI shall mutually select another date, the closing of the transactions contemplated by the Merger Agreement (the "Closing") shall take place on such date (the "Closing Date") that is five business days following the expiration of all applicable waiting periods in connection with approvals of governmental authorities and the receipt of all approvals of all governmental authorities and after all other conditions to the consummation of the Merger are satisfied or waived. If the Closing does not occur by August 1, 1997, then either Eldorado or CSBI may terminate the Merger Agreement, unless the terminating party has caused a delay in the Closing as a result of the terminating party's breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or all approvals of governmental authorities have been received and Eldorado and CSBI are in the "waiting period" (normally of 15 days) relating to the U.S. Department of Justice review.

CONDITIONS TO THE MERGER

         The obligations of each party to consummate the Merger are subject to the conditions that the Merger shall have been approved by the holders of a majority of Eldorado Common Stock, that no legal or administrative proceedings shall be pending to restrain or prohibit the Merger and that all required regulatory approvals shall have been obtained. See " Regulatory Approvals Required."

         The obligations of CSBI to consummate the Merger are subject to certain additional conditions, including the accuracy of the representations and warranties made by Eldorado in the Merger Agreement, the performance by Eldorado of the agreements and covenants to be performed by it on or prior to the Closing Date, the receipt of legal opinions and auditors' letters, the receipt of all third party consents which are necessary to permit the Merger, the absence of any material adverse change in the financial condition or results of operations of Eldorado, the absence of any change in the number of outstanding shares of Common Stock (other than shares issued upon the exercise of stock options outstanding as of the date of the Merger Agreement), the cancellation of all stock options, and the requirement that the aggregate number of shares of the Common Stock affirmatively voting against the Merger or owned by persons who have given notice that they intend to demand that Eldorado purchase their shares under Chapter 13 shall not constitute more than 15.0% of all shares of Eldorado Common Stock outstanding immediately prior to the Closing Date.

         The obligations of Eldorado to consummate the Merger are subject to certain additional conditions, including the performance by CSBI of the agreements and covenants to be performed by it on or prior to the Closing Date, the receipt of legal opinions, the cancellation of all stock options and the receipt by the Exchange Agent of the aggregate Merger Consideration from CSBI.

CONDUCT PENDING THE MERGER

         Between the date of the Merger Agreement and the Closing Date, Eldorado has, among other things, agreed to: (i) refrain from negotiations with any other entity concerning an acquisition proposal; (ii) make available to CSBI all information regarding Eldorado that CSBI may reasonably request; (iii) use its best efforts to bring about the specific conditions of the Merger Agreement;
(iv) advise CSBI of any material change in Eldorado's capital structure, financial condition or business prospects; (v) promptly provide CSBI with current information about Eldorado; (vi) conduct its business only in the normal course with certain events or contemplated actions requiring the prior written consent of CSBI and preserve its present business organization, business relationships, and retain the services of its officers and key employees; (vii) refrain from paying any dividend, other than normal scheduled quarterly cash dividends; (viii) refrain from issuing any additional securities; (ix) refrain from selling, leasing, assigning or otherwise disposing of any property or asset, with certain exceptions; (ix) refrain from increasing the compensation or fringe benefits payable to any officer or employee, subject to certain exceptions in the usual and ordinary course of business and (x) refrain from making, amending or renewing, or entering into any commitment to make, amend or renew, any loan exceeding certain dollar thresholds without the prior consent of CSBI, subject to certain exceptions.

         Between the date of the Merger Agreement and the Closing Date, CSBI has agreed, among other things, to: (i) use its best efforts to bring about specific conditions of the Merger Agreement; (ii) advise Eldorado promptly of any material adverse change to the capital, financial condition or business prospects of CSBI; and (iii) provide Eldorado with monthly updates regarding the status of CSBI's financing of the Merger Consideration.

         Each party has agreed to take all corporate actions required of it and to prepare and file all applications for regulatory approvals with respect to the Merger, to cooperate fully with the other party in the preparation of the other party's applications and to seek all necessary consents from third parties.

EXPENSES

         Except as provided with respect to termination, each of Eldorado and CSBI is responsible for its own costs and expenses incurred in connection with the Merger.

TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be terminated by CSBI under the following circumstances:

         (a) Eldorado has materially breached any representation or warranty contained in the Merger Agreement or materially failed to satisfy or comply with any of its agreements and covenants in the Merger Agreement, and Eldorado has not successfully corrected the grounds for termination within 10 business days of the notice of breach or default;

         (b) Eldorado has not reaffirmed its intent to proceed with the Merger following Eldorado's receipt of a Qualifying Strategic Transaction Proposal, as defined below, or the Board of Directors fails to recommend approval of the Merger Agreement and the Merger to Eldorado's shareholders or withdraws its recommendation of approval prior to the Special Meeting; or

         (c) Eldorado fails to meet all the conditions to CSBI's performance as specified in the Merger Agreement or, if in the reasonable judgment of CSBI, a matter occurring after the date of the Merger Agreement but prior to the Closing Date has had, or could reasonably expected to have, a material adverse effect on Eldorado or Eldorado's ability to consummate the Merger.

         The Merger Agreement may be terminated by Eldorado under the following circumstances:

         (a) CSBI has failed to satisfy or comply with, in any material respect, any of its agreements and covenants in the Merger Agreement and has not successfully corrected the grounds for termination within the period set forth in the Merger Agreement for curing such breach or failure;

         (b) Eldorado receives a "Qualifying Strategic Transaction Proposal," as defined below;

         (c) Eldorado's shareholders fail to approve the Merger Agreement and the Merger, provided that the Board of Directors has given and not withdrawn its recommendation of approval; or

         (d) CSBI fails to meet all the conditions to Eldorado's performance as specified in the Merger Agreement.

         The Merger Agreement may be terminated by either party: (a) upon the denial of any required regulatory approval; or (b) if the Closing has not occurred by August 1, 1997, provided that a party may not terminate the Merger Agreement if the reason the Closing has not occurred is due to the breach by such party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or if by August 1, 1997 all regulatory approvals have been obtained, and the parties are in the 15-day "waiting period" pertaining to U.S. Department of Justice review.

         The Merger Agreement may be amended or terminated at any time by the mutual written agreement of the parties.

         Eldorado has agreed to pay CSBI a termination fee if the Merger Agreement and the Merger are terminated under certain circumstances (the "Termination Fee"). In the event that a termination occurs because Eldorado has received a "Qualifying Strategic Transaction Proposal," as defined below, or in the event the Merger Agreement and the Merger are terminated by CSBI because the Board of Directors failed to give its recommendation of approval or withdrew its recommendation of approval to the shareholders, then Eldorado has agreed to provide to CSBI the Termination Fee, which consists of (i) a cash payment by Eldorado of $3,500,000, and (ii) the immediate exercisability of an option previously issued by Eldorado to CSBI to purchase shares of Eldorado Common Stock. See " The Stock Option Agreement."

         In the event the Merger Agreement and the Merger are terminated by CSBI if Eldorado's shareholders have not approved the Merger on or before August 1, 1997, or if the Merger Agreement and the Merger are terminated by Eldorado because Eldorado's shareholders have failed to approve the Merger, then Eldorado has agreed to reimburse CSBI for all of its reasonable and documented expenses; provided, however, that Eldorado's liability for such reimbursement shall not exceed $400,000 if Eldorado reimburses CSBI for such expenses within 10 business days after its receipt from CSBI of an invoice for such expenses. The timely payment by Eldorado of CSBI's expenses shall constitute an exclusive remedy for CSBI for any potential claims against Eldorado under the Merger Agreement so long as CSBI does not claim that Eldorado has breached the Merger Agreement at the time CSBI delivers an invoice for reimbursement of its expenses to Eldorado. Once CSBI receives and accepts Eldorado's payment, CSBI will be barred from recovering any damages for any breach by Eldorado of any terms of the Merger Agreement. In addition, once CSBI receives and accepts the timely payment of the Termination Fee from Eldorado in accordance with the terms of the Merger Agreement, CSBI will be barred from recovering any damages for any breach of any terms of the Merger Agreement from Eldorado.

         In the event that the Merger Agreement and the Merger are terminated by Eldorado because (i) CSBI has materially breached any representation or warranty contained in the Merger Agreement or has failed to perform in any material respect any of its agreements and covenants contained in the Merger Agreement,
(ii) CSBI has failed to provide the entire amount of the Merger Consideration to the Exchange Agent or if CSBI fails to provide Eldorado with reasonably satisfactory assurances that CSBI will be able to deliver the entire amount of the Merger Consideration at the Closing, or (iii) if any of the conditions to the obligation of Eldorado to consummate the Merger have not occurred as of the Closing Date, then in each case CSBI has agreed that the Deposit, which is currently held in escrow (the "Deposit Escrow") will be released to Eldorado. If Eldorado becomes entitled to the Deposit, and CSBI does not make any objection to the release of the Deposit from the Deposit Escrow to Eldorado within 10 calendar days of a notice to CSBI that Eldorado has made a demand for receipt of the Deposit, then Eldorado's receipt of such Deposit shall constitute an exclusive remedy and Eldorado shall be barred from recovering any damages for any breach by CSBI of any term of the Merger Agreement.

         For purposes of the Merger Agreement, a "Strategic Transaction Proposal" means any proposal regarding any acquisition or purchase of all or a significant (i.e., more than 20%) portion of the assets of Eldorado or a significant equity interest in Eldorado, any merger or other business combination involving Eldorado, any recapitalization involving Eldorado resulting in an extraordinary dividend or distribution to Eldorado's shareholders or a self-tender for or redemption of 35% or more of Eldorado Common Stock. Although Eldorado is generally prohibited from soliciting or encouraging, directly or indirectly, any Strategic Transaction Proposals, the Merger Agreement anticipates the possibility that Eldorado may receive a "Qualifying Strategic Transaction Proposal." A "Qualifying Strategic Transaction Proposal" is a Strategic Transaction Proposal in which the Board of Directors has determined that, because of the fiduciary duties owed by the Board of Directors to Eldorado's shareholders, Eldorado is required to engage in discussions or negotiations with the third party which has made the proposal and otherwise pursue the proposal, including possibly withdrawing the Board of Director's recommendation of approval of the Merger Agreement and the Merger and/or terminating the Merger Agreement. The determination by the Board of Directors that a Strategic Transaction Proposal qualifies as a Qualifying Strategic Transaction Proposal must be made after consultation with Eldorado's legal counsel and after receipt of a written opinion of Eldorado's investment bankers that such proposal is financially more favorable to Eldorado's shareholders than are the terms of the Merger.

THE STOCK OPTION AGREEMENT

         One condition to the Merger Agreement was that Eldorado enter into a Stock Option Agreement with CSBI, dated December 24, 1996 (the "Stock Option Agreement"). The following is a summary of the terms and conditions of the Stock Option Agreement, and is qualified in its entirety by reference to the Stock Option Agreement, a copy of which is attached to this Proxy Statement as Appendix B.

         Pursuant to the Stock Option Agreement, Eldorado has granted to CSBI an option (the "Option") to purchase up to 468,200 shares of Eldorado Common Stock (representing approximately 11% of the issued and outstanding shares of Eldorado Common Stock after taking into account the shares of Common Stock issuable upon exercise of the Option) at an exercise price of $22.00 per share (the "Option Price"). The Option is exercisable only if CSBI becomes entitled to the Termination Fee pursuant to the Merger Agreement (see "-- Termination of the Merger Agreement" above) prior to the date on which the Merger Agreement is terminated. Once the Option becomes exercisable, it will terminate upon the earliest to occur of: (i) the exercise of the Option in full or (ii) twelve (12) months following the termination of the Merger Agreement, or such earlier date as the holder of the Option realizes net profits from the Option of $1,000,000 (the "Option Termination Date").

         In the event Eldorado, prior to the Option Termination Date, enters into any agreement (i) to consolidate with or merge into any person other than CSBI or any of its subsidiaries and is not the surviving corporation, (ii) to permit any person (other than CSBI or any of its subsidiaries) to merge into Eldorado or Eldorado Bank and although Eldorado or Eldorado Bank is the surviving corporation, Eldorado Common Stock is exchanged for stock or other securities of the other person or for cash or other property, or the shares of Eldorado Common Stock outstanding right before the merger represent less than 33% of the outstanding shares of Eldorado after the merger, or (iii) to sell or otherwise transfer all or substantially all of Eldorado's or Eldorado Bank's assets to any person (other than CSBI or any of its subsidiaries), then such agreement must provide that the Option will be converted into a substitute option. The holder of such substitute option has the right, prior to the Option Termination Date, to require the issuer of the substitute option (whether Eldorado or a surviving corporation) to repurchase such substitute option or the securities issuable upon the exercise of such substitute option.

         The Stock Option Agreement also contains provisions which generally limit the amount of total profit on the sales of Common Stock (or other securities if a substitute option has been issued) to $1,000,000. In the event that the holder of the Option realizes total profits greater than $1,000,000, then any remaining unexercised portion of the Option automatically expires.

         The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreement might have the effect of discouraging persons who might now be, or who might prior to the Effective Time become interested in acquiring all of, or a significant interest in, Eldorado, from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Eldorado Common Stock than the then-current market price for such shares. The acquisition of Eldorado, or an interest in Eldorado, or an agreement to do either, could cause the Option to become exercisable. The existence of the Stock Option Agreement could significantly increase the cost to a potential acquiror of acquiring Eldorado. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Eldorado than it might otherwise have proposed to pay.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Although no written agreements have been executed, CSBI has indicated that it intends to retain the services of substantially all of Eldorado's officers and employees after the completion of the Merger. If, however, the employment of certain officers of Eldorado were to be terminated under specified circumstances following the Merger, these officers would be entitled to severance benefits under existing employment agreements.

         The employment agreement of Mr. J.B. Crowell (the "Crowell Agreement"), the President and Chief Executive Officer of Eldorado and the Chief Executive Officer of Eldorado Bank, provides that in the event of a merger or reorganization where Eldorado is not the surviving party or more than fifty percent of the stock of Eldorado is converted into cash or securities, the Crowell Agreement will be binding on the surviving entity in such reorganization; however, all outstanding stock options granted to Mr. Crowell will vest immediately. If Mr. Crowell's employment is terminated subsequent to a reorganization but prior to the end of the term of the Crowell Agreement, the surviving entity in such reorganization must pay Mr. Crowell $200,000 per year for the lesser of one year or until Mr. Crowell reaches the age of 65, but in either event not less than the lesser of (i) twelve months' salary or (ii) the balance of the salary payments that would otherwise have been made during the remaining term of the Crowell Agreement. A salary continuation program also has been established for Mr. Crowell under which Mr. Crowell (or, in the event of his death, his heirs) will receive $94,000 per year from Eldorado for 15 years following his reaching age 65 or his death or disability, whichever first occurs.

         Each of the employment agreements for Mr. Raymond E. Dellerba (the Executive Vice President of Eldorado and the President and Chief Operating Officer of Eldorado Bank) (the "Dellerba Agreement"), Mr. David R. Brown (the Executive Vice President and Chief Financial Officer of Eldorado and of Eldorado
Bank) (the "Brown Agreement"), Mr. John J. McCauley (the Executive Vice President of Eldorado Bank) (the "McCauley Agreement") and Mr. William J. Lewis (the Executive Vice President and Chief Credit Officer of Eldorado Bank) (the "Lewis Agreement") provides that in the event of a reorganization of Eldorado Bank, the Dellerba, Brown, McCauley and Lewis Agreements will be binding on the surviving entity in such reorganization. If, however, any of them is terminated without cause following a reorganization, or any of them elects to terminate his employment because the surviving entity has taken any of certain actions, specified in their employment agreements, that adversely affect his compensation or conditions of employment, he would become entitled to receive a termination payment equal to one year's base salary then in effect.

         The employment agreement of Mr. Richard Korsgaard (the "Korsgaard Agreement"), the Executive Vice President of Eldorado Bank, provides that if Mr. Korsgaard's employment is terminated by Eldorado Bank or any successor to Eldorado Bank without cause, Mr. Korsgaard will be entitled to receive a termination payment in an amount equal to the greater of the balance payable under the Korsgaard Agreement or $125,000. A salary continuation program has been established for Mr. Korsgaard, under which Mr. Korsgaard (or, in the event of his death, his heirs) will receive $65,000 per year from Eldorado Bank for 15 years following his reaching age 65 or his death or disability, whichever first occurs.

         In addition to the foregoing agreements, the Merger Agreement requires that Eldorado make arrangements with each holder of a stock option to cancel his or her option(s) prior to the Closing. The holder of each option will be paid a cash amount equal to the difference between the exercise price per share and $23.00 multiplied by the number of shares subject to the option. All of Eldorado's directors and executive officers currently hold options granted under Eldorado's stock option plans. Assuming the Merger is consummated, the aggregate consideration that will be received by the directors in cancellation of their options is approximately $2,458,530 and the aggregate consideration that will be received by the three executive officers who are not directors in cancellation of their options is approximately $774,126. See "SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

         The Merger Agreement provides that, for a period of six years after the Effective Time, CSBI shall indemnify and hold harmless present and former directors and officers of Eldorado or its subsidiaries with respect to matters existing at or prior to the Effective Time (including with respect to the transactions contemplated by the Merger Agreement) and CSBI will advance expenses in connection therewith to the fullest extent then permitted by applicable law. For a six-year period, CSBI has agreed to use its commercially reasonable efforts to maintain the existing or similar liability insurance policies with respect to directors and officers of Eldorado, subject to the premium costs of such policies not exceeding 200% of the current annual premiums. CSBI has also agreed to honor the terms and provisions of indemnification agreements previously entered into between Eldorado and its officers and directors.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a summary of the material federal income tax consequences to the shareholders of Eldorado pursuant to the Merger. The discussion may not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation, to holders of shares who are in special tax situations (such as insurance companies, dealers in securities, tax-exempt organizations or non-U.S. persons), or to holders who own shares that are subject to Section 305(c) or 306 of the Internal Revenue Code. The discussion is based on the assumptions that: (i) the shares of the stock constitute capital assets in the hands of the shareholder, and (ii) the collapsible corporation rules set forth in Section 341 of the Internal Revenue Code do not apply to Eldorado. The discussion does not address state, local, or foreign tax considerations.

         THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

         The receipt of cash for shares pursuant to the Merger (including pursuant to the exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for federal income tax purposes, a holder of shares will recognize gain or loss equal to the difference between his adjusted tax basis in the shares converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) converted to cash in the Merger. Such gain or loss will be long term capital gain or loss if, on the date of the Merger, such shares were held for more than one year. Amounts received, if any, with respect to the exercise of dissenters' rights which are or are deemed to be interest for federal income tax purposes will be taxed as ordinary income.

         The federal tax law significantly limits the deductibility of capital losses. For corporate taxpayers, capital losses can be deducted only to the extent of capital gains. For individual taxpayers, capital losses are similarly deductible up to the extent of capital gains, but may be further deductible up to a maximum of $3,000 in any one taxable year. Carryovers of unused capital losses to other taxable years may be permitted in certain circumstances.

         Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding will generally be required if the shareholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each shareholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption.

REGULATORY APPROVALS REQUIRED

         Federal and California law provide that certain acquisition transactions, such as the Merger, may not be consummated unless approved in advance by applicable regulatory authorities. The Merger Agreement provides that CSBI will file and prosecute all applications for approvals that are required to consummate the Merger, and that Eldorado will cooperate reasonably in that process.

         The Merger requires the prior approval of the Board of Governors of the Federal Reserve System (the "FRB") under Section 3(a)(3) of the BHC Act and implementing regulations. CSBI has informed Eldorado that it has filed a draft application with the Federal Reserve Bank of San Francisco (which processes such applications under authority delegated to it by the FRB) on February 19, 1997, and has further informed Eldorado that a final application (the "Application") for such approval will be filed with the Reserve Bank in March 1997. The Application may be determined finally by the Federal Reserve Bank of San Francisco acting under such delegated authority or may be referred to the FRB in Washington, D.C. The Application also constitutes an application by CSBI for authority to exercise the Stock Option Agreement granted to it by Eldorado and to acquire shares constituting up to approximately 11% of the outstanding Common Stock upon such exercise. In addition, the Merger requires the prior approval of the Superintendent of Banks of the State of California under Section 700 et seq. of the California Financial Code. CSBI has advised
Eldorado that it filed an application with the State of California on February 27, 1997.

         Although the Company is not aware of any reason, and CSBI has advised the Company that CSBI is not aware of any reason, why the requisite approvals of the Merger would not be granted, there can be no assurance of when or if such approvals will be obtained or that, if obtained, such approvals would not include conditions which would be of a type that would relieve CSBI of its obligation to consummate the Merger. See "THE MERGER AGREEMENT AND THE MERGER -- Conditions to the Merger."

                SELECTED CONSOLIDATED FINANCIAL DATA OF ELDORADO

         The following table sets forth certain selected consolidated financial data of Eldorado for the periods and as of the dates indicated. The following information should be read with and is qualified in its entirety by the consolidated financial statements of Eldorado, including the notes thereto and "ELDORADO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," which are included elsewhere in this Proxy Statement.

                                                                  AT OR FOR THE YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------------------------------
                                                1996            1995            1994             1993             1992
                                                ----            ----            ----             ----             ----
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Net interest income .....................       21,653          19,152          16,408           15,893           18,058
Provision for possible credit losses ....          153             756           2,006            3,576            1,735
Other income ............................        4,372           4,021           4,848            4,979            4,830
Operating expenses ......................       16,401          14,752          14,936           20,141           16,563
Net earnings (loss) .....................        5,580           4,504           2,556           (1,727)           2,758
Net earnings (loss) per common share ....         1.43            1.36            0.84            (0.57)            0.91
Cash dividends per share ................         0.37            0.32            0.16             0.08             0.32
Weighted average shares outstanding (1) .    3,912,993       3,312,924       3,029,327        3,026,590        3,031,104
Stock Dividends .........................           --              10%             --               --               --

BALANCE SHEET DATA:
Assets ..................................   $  406,761      $  383,186      $  304,022      $   323,287       $  340,782
Net loans and direct lease financing ....      219,232         223,692         166,310          177,725          209,259
Deposits ................................      353,404         333,278         271,326          292,799          309,132
Shareholders' equity ....................       46,944          42,373          29,094           27,289           29,210
Book value per share ....................        12.39           11.35           10.55             9.92            10.64

SELECTED RATIOS:
Return on Average Assets ................         1.42%           1.41%           0.82%           (0.53)%           0.79%
Return on Average Shareholders' Equity ..         12.5%           14.3%            9.0%            (6.2)%            9.8%
Total Capital to Assets at Year End .....         11.5%           11.1%            9.6%             8.4%             8.6%
Average Loans and Leases to Deposits ....         65.0%           67.6%           63.3%            65.5%            73.1%

-----------------
(1)      Retroactively adjusted for all stock dividends.

      ELDORADO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         This Proxy Statement includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are set forth herein.

HIGHLIGHTS OF FINANCIAL PERFORMANCE

         Eldorado reported record net earnings of $5.6 million for 1996 compared to net earnings of $4.5 million and $2.6 million for 1995 and 1994, respectively. On a per share basis, Eldorado recorded net earnings of $1.43 in 1996 compared to $1.36 in 1995 and $0.84 in 1994. Total assets increased $23.6 million to $406.8 million at December 31, 1996 from $383.2 million at December 31, 1995.

         The increase in 1996 net earnings over 1995 levels was primarily due to a significantly higher volume of earning assets during the 1996 period as a result of the acquisition of Mariners Bank in the fourth quarter of 1995, and secondarily due to lower provisions for loan and lease losses. The increased earnings from these factors were partially offset by a narrowing in the net interest margin and higher non-interest expense.

         The increase in 1995 earnings over 1994 levels was due to wider net interest margins, lower provisions to the allowance for possible credit losses and lower non-interest expense.

         The two key performance ratios - return on average assets and return on average equity - were 1.42 percent and 12.49 percent, respectively, for 1996. The return on average assets for 1995 and 1994 were 1.41 percent and 0.82 percent, respectively. The return on average shareholders' equity for 1995 was
14.33 percent and for 1994 was 8.95 percent.

NET INTEREST INCOME AND MARGIN

         Net interest income is the amount by which the interest earned on loans and other investments exceeds the interest paid on deposits and other sources of funds. Net interest income, for the purposes of this analysis, is adjusted to a "fully taxable equivalent" basis to recognize the yield equivalent of the income tax savings on certain tax advantaged investments, such as interest on municipal securities, which make year-to-year comparisons more meaningful. Additionally, the analysis includes deferred loan fees collected and amortized into interest income as an adjustment to the yield of such loans.

         Net interest income on a fully taxable equivalent basis increased $2.5 million, or 13 percent, to $21.7 million from $19.2 million in 1995 and compares to $16.5 million in 1994. Total interest income for 1996 increased $4.2 million from 1995 levels primarily due to a significantly higher average volume of earning assets offset by lower yields on earning assets. The increase in the volume of earning assets was due to the assets acquired in the Mariners Bank merger in the fourth quarter of 1995. Total interest expense increased $1.7 million due similarly to an increase in the average volume of deposits from the Mariners Bank merger. A significantly greater increase in the interest on earnings assets than the increase in the interest expense, therefore, resulted in higher net interest income of $2.5 million.

         Total interest income for 1995 increased $3.9 million from 1994 levels primarily due to significantly higher yields on earning assets, and secondarily, due to a higher volume of earning assets. This increase in earning asset yield for 1995 was due to a higher average rate earned on variable rate loans and favorable repricing of a significant portion of the Company's relatively short-term investment portfolio during the year. Total interest expense increased $1.2 million due similarly to an increase in the cost of fund rates and a very slight increase in funding sources. A significantly greater increase in the yield on earnings assets than the increase in the cost of funds, therefore, resulted in higher net interest income of $2.1 million while the more rapid growth in earning assets than funding liabilities further increased net interest income by $615,000 resulting in a total increase of $2.7 million.

         The net interest margin narrowed to 6.30 percent in 1996 from 6.75 percent in 1995 and was 5.94 percent in 1994. The yield on earning assets in 1996 decreased 31 basis points while the cost of interest-bearing liabilities increased 23 basis points. This narrowing of the net interest margin was largely offset by a larger percentage of noninterest-bearing liabilities used to fund earning assets, resulting in the total cost of funds increasing only 13 basis points. The yield on earning assets in 1995 increased 117 basis points while the cost of interest-bearing liabilities increased 70 basis points. The net interest margin was widened further by a larger percentage of noninterest-bearing liabilities funding earning assets, resulting in the total cost of funds increasing only 38 basis points.

PROVISION FOR POSSIBLE CREDIT LOSSES

         The 1996 provision for loan and lease losses was $153,000 compared to $756,000 in 1995 and $2.0 million in 1994. Net loans and leases charged totaled $1.7 million in 1996 compared to $872,000 and $1.4 million in 1995 and 1994, respectively. The increase in net charge-offs in 1996 was largely due to a charge off of $1.5 million on one particular loan and secondarily due to lower recoveries of loans previously charged off. Specific allowances had been established in the loans charged off in 1996, therefore, no additional provisions were required to maintain the adequacy of the allowance for possible credit losses.

         Total delinquent loans were 2.8 percent of total loans at year-end 1996 compared to 4.7 percent and 3.2 percent at year-ends 1995 and 1994, respectively. Non-accrual loans at year-end 1996, which are included in the delinquency figure, were $4.7 million, consisting primarily of commercial real estate loans, compared to $6.4 million a year earlier and $3.2 million at year end 1994. The decrease in non-accrual loans, and the corresponding decrease in the delinquency ratio, is primarily due to the large charge-off and continued resolution of problem credits.

         The following table shows certain ratios relating to the Company's loan loss experience, allowance and provision for possible credit losses for and at the end of the year indicated:

                                                 For the Year Ended December 31,
                                                    1996                   1995
                                                 ---------               -------
Ratios:
     Net loans charged off to average loans          0.79%                 0.47%
     Allowance for credit losses to total
     gross loans                                     2.09%                 2.72%
     Net loans charged off to allowance for
     credit losses                                  37.37%                13.92%
     Net loans charged off to provision for
     credit losses                               1,141.18%               115.34%
     Allowance for credit losses to non-
     performing loans                              100.24%               101.08%

         The allowance for possible credit losses decreased to $4.7 million at December 31, 1996 from $6.3 million at year-end 1995, resulting in an allowance for possible credit losses of 2.1 percent of total loans and leases compared to
2.7 percent at year-end 1995. The allowance for possible credit losses is established based upon an analysis providing specific allowances for loans that management has identified to have potential loss and general allowances for unidentified losses inherent in the portfolio. The general allowance is determined by segmenting the portfolio by risk rating and loan type with allowances established based upon historical losses in each portfolio segment. Additionally, consideration is given to loan type concentrations in the portfolio and the current and anticipated economic environment. The reduction in the allowance as a percent of loans despite the increase in charge-offs during 1996 is consistent with the charge off of loans having specific allowances in the adequacy determination methodology.

OTHER INCOME

         Other income totaled $4.4 million in 1996 compared to $4.0 million and $4.8 million in 1995 and 1994, respectively. Service charges on deposit accounts increased in 1996 as compared to the prior year due to a higher volume of accounts. Bankcard discounts declined to $168,000 for 1996 from $405,000 for 1995 due to management's decision to outsource the function in which revenues are now received net of costs. Additionally, other miscellaneous income was higher in 1996 compared to 1995.

OPERATING EXPENSE

         Operating expenses increased in 1996 to $16.4 million from $14.8 million in 1995. Salaries increased to $5.4 million in 1996 from $4.6 million in 1995 primarily due to the addition of employees resulting from the Mariners Bank acquisition. Employee benefits declined in 1996 to $2.1 million from $2.4 million the prior year due to lower levels of incentive compensation. Occupancy expense increased to $1.7 million from $1.4 million due to the additional branches from the Mariners Bank acquisition and increases in the rental expense in several of the other facilities, offset by the elimination of the expense from the two branches closed and consolidated into the three former Mariners Bank branches. Furniture and equipment expense likewise increased from $900,000 to $1.1 million. Other miscellaneous expenses increased to $6.0 million in 1996 from $5.1 million in 1995.

         Operating expenses declined in 1995 to $14.8 from $14.9 million in 1994. Salaries increased slightly to $4.6 million during the 1995 year compared to $4.5 million in 1994, reflecting the addition of several new departments and product offerings (accounts receivable financing and international banking) in addition to the acquisition of Mariners Bank in October 1995. Employee benefits increased to $2.4 million in 1995 compared to $1.8 million in 1994 primarily due to higher levels of incentive compensation. Occupancy expense decreased due to the consolidation of administrative offices and the $264,000 recapture of a reserve for remaining net costs of a preexisting lease put back into use for Company operations.

ASSET GROWTH AND MIX

         Average total assets during 1996 were $392 million, an increase of $73 million, or 23 percent, over 1995 average total assets of $318 million. Average loans and leases comprised 55 percent of average total assets in 1996 compared to 58 percent in 1995. The average composition of the loan portfolio was 43 percent commercial loans, 36 percent real estate loans, 8 percent interim construction financing, and 13 percent installment loans. The 1995 loan mix was 41 percent commercial, 43 percent real estate, 3 percent interim construction, and 12 percent installment. Average direct lease financing was less than 1 percent of average total assets in 1996 and 1995. Management has emphasized a strategy to better diversify the Company's loan portfolio in 1996 by increasing relationship commercial business with less emphasis on growth in real estate loans. The Company retained nearly all of its new SBA loan production during 1996 and 1995, whereas in past years, SBA loan production had been sold.

         Securities available-for-sale and held-to-maturity were 26 percent of average total assets in 1996 compared to 27 percent in 1995. At year end 1996, 92 percent of the investment securities portfolio was classified as available for sale. Average federal funds sold were 5 percent of average total assets in 1995 and 1994. Higher reserve balances were required to be maintained at the Federal Reserve Bank due to the growth in demand deposit balances.

         Other real estate owned ("OREO") averaged $1.0 million in 1996 compared to $2.0 million in 1995. At December 31, 1995, OREO totaled $394,000, compared to $2.0 million a year earlier.

DEPOSIT GROWTH AND MIX

         During 1996, average total deposits were $341 million, an increase of $62 million over average deposits of $279 million in 1995. Interest-bearing deposits represented 70 percent of average total deposits in 1996 and 1995. The average composition of deposits in 1996 was 30 percent demand deposits, 45 percent savings and money market deposits and 25 percent time deposits. This compares to a 1995 deposit mix of 30 percent demand, 51 percent savings and money market and 19 percent time deposits.

CAPITAL MANAGEMENT

         During 1996, shareholders' equity averaged $44.7 million or 11.4 percent of average total assets compared to $31.4 million or 9.9 percent of average total assets in 1995. On December 31, 1996 and 1995, shareholders' equity was 11.5 percent and 11.1 percent of total assets, respectively. The increase in the average capital ratio for 1996 was due to growth in retained earnings and the issuance of common shares in partial consideration of the Mariners Bancorp acquisition. The Company declared and paid cash dividends of $0.37 per share in 1996 totaling $1.4 million. In 1995, dividends of $0.32 per share totaling $960,000 were declared and paid.

         Risk-based capital guidelines issued by the Board of Governors of the Federal Reserve System ("FRB") for bank holding companies establish an analytical framework that makes regulatory capital requirements sensitive to the risk profile of a banking organization's balance sheet. The guidelines provide for risk-based capital standards requiring banking institutions to have minimum total regulatory capital equivalent to 8 percent of assets and off-balance sheet exposures, weighted by risk. At least half of the required capital must be Tier 1 capital, which consists of core capital elements including common stockholders' equity and retained earnings. At December 31, 1996, the Company exceeded the Tier 1 risk-based capital requirements with a ratio of 15.47 percent and a total risk-based capital ratio of 16.73 percent.

         To supplement the risk-based capital guidelines, the FRB established a minimum leverage ratio guideline of 3 percent. The leverage ratio consists of Tier 1 capital divided by total assets (excluding intangibles and other items which were deducted to arrive at Tier 1 capital). At December 31, 1996, the Company's leverage ratio was 9.99 percent.

         Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a "well capitalized" bank must have a Tier 1 risk-based capital ratio of at least 6 percent, a combined Tier 1 and Tier 2 ratio of at least 10 percent and a leverage ratio of at least 5 percent (and not be subject to a capital directive order). At December 31, 1996, the Bank had a Tier 1 risk-based capital ratio of 14.30 percent, a combined Tier 1 and Tier 2 ratio of 15.56 percent and a leverage ratio of 9.53 percent.

LIQUIDITY AND INTEREST SENSITIVITY

         The primary objectives of the Company's asset and liability management strategy are the maintenance of adequate liquidity and effective management of interest rate risk. Liquidity management attempts to match sources and uses of funds in order to meet the requirements of customers for loans and deposit withdrawals. Interest rate risk management seeks to maintain a stable growth of income and manage the risk associated with changes in interest rates.

         The Company maintains short-term sources of funds to meet periodic increases in loan demand and deposit withdrawals and maturities. At December 31, 1996, the principal source of asset liquidity consisted of $34.1 million in cash and demand balances due from banks and federal funds sold of $28.4 million totaling $62.5 million, compared to a total of $41.9 million in these same assets a year earlier. Other sources included $95.9 million in securities available-for-sale.

         The Company has an established facility to borrow federal funds from other banks in excess of $24 million. Additionally, there is a strong secondary market providing for the sale of the government-guaranteed portion of the Company's SBA loans that total approximately $10.0 million at year-end 1996. Also, in the past the Company has issued commercial paper to generate liquidity at the holding company level, however, during 1996 and 1995, the Company sold no commercial paper. Furthermore, substantially all of the installment loans and leases require regular installment payments, providing a steady flow of cash funds.

         The Company manages its interest rate sensitivity by matching the repricing opportunities on its earning assets to those on its funding liabilities. Management uses various asset/liability strategies to manage the repricing characteristics of its assets and liabilities to ensure that exposure to interest rate fluctuations is limited within Company guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits, and managing the deployment of its securities are used to reduce mismatches in interest rate repricing opportunities of portfolio assets and their funding sources. The Company does not utilize any interest rate swaps or other financial derivatives to alter its interest rate risk profile.

         One way to measure the impact that future change in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Generally, a liability sensitive gap indicates that there would be a net positive impact on the net interest margin of the Company for the period measured in a declining interest rate environment since the Company's liabilities would reprice to lower market interest rates before its assets would. A net negative impact would result from an increasing interest rate environment. Conversely, an asset sensitive gap indicates that there would be a net positive impact on the net interest margin in a rising interest rate environment since the Company's assets would reprice to higher market interest rates before its liabilities would. The following table shows the Company's assets and liabilities and the cumulative gap for the periods shown:

                                              (In thousands)
                                 1 Month         3 Months       6 Months       1 year
Total assets repricing          $ 124,489       $ 152,583       $226,042      $262,408
Total liabilities repricing       172,711         200,041        211,171       233,428
                                ------------------------------------------------------
Cumulative repricing gap        $ (48,222)      $  47,458       $ 14,871      $ 28,980
Cumulative gap/Assets               (11.9)%         (11.7)%          3.6%          7.1%

         Since interest rate changes do not affect all categories of assets and liabilities equally or simultaneously, a cumulative gap analysis alone cannot be used to evaluate the Company's interest rate sensitivity position. To supplement traditional gap analysis, the Company performs simulation modeling to estimate the potential effects of changing interest rates. The process allows the Company to explore the complex relationships within the gap over time and various interest rate environments.

                         INFORMATION REGARDING ELDORADO

GENERAL

   The Company

         Eldorado Bancorp ("Eldorado" or the "Company") is a California corporation organized in January 1981 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company's primary asset is the capital stock of Eldorado Bank ("Eldorado Bank" or the "Bank"), and the business of the Bank is carried on as a wholly-owned subsidiary of the Company. The Company has no subsidiary or affiliated business other than the Bank.

         Unless otherwise indicated, all information herein is as of December 31, 1996.

   The Bank

         The Bank was incorporated under the laws of the State of California on February 3, 1972, and was licensed by the California State Banking Department and commenced operations as a California state-chartered bank on May 1, 1972. The Bank's accounts are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is not a member of the Federal Reserve System. The Bank currently operates a total of twelve banking offices in Southern California.

         The Bank's original banking and its headquarters office is located in Tustin, California, approximately 35 miles south of Los Angeles. The Bank also operates one banking office in Laguna Hills, California, a residential community in southern Orange County approximately 50 miles south of Los Angeles, one banking office in San Bernardino, which is located approximately 60 miles east of Los Angeles, and one banking office each in Indio and Palm Desert, which are located approximately 115 miles east of Los Angeles. The Bank's expansion into the Indio and Palm Desert area was accomplished through the merger of the Bank of Indio with and into the Bank in April 1982. The Bank's expansion into San Bernardino occurred with the acquisition of American Security Bank in August 1980. In March 1988 the Company acquired American Merchant Bank, which was then merged into the Bank in May 1988. This further broadened the Bank's base in Orange County with the addition of offices in the cities of Orange, Huntington Beach and Newport Beach. In 1992, the Bank relocated the Newport Beach branch to a nearby office in Irvine. The Bank further expanded into South Orange County with the acquisition of Bank of San Clemente in October 1991. This acquisition added two branches in San Clemente, which is located approximately 65 miles south of Los Angeles. On October 20, 1995, the bank acquired all the voting shares of Mariners Bancorp. Mariners Bancorp and its wholly-owned subsidiary, Mariners Bank, were thereafter merged with and into Eldorado Bank. Mariners Bank was headquartered in San Clemente, California and operated its head banking office in that city and two branch banking offices in San Juan Capistrano and Monarch Beach. The Bank consolidated its two branch banking offices in San Clemente into the former Mariners Bank branch banking offices. In September 1996, the bank expanded into Los Angeles County with the opening of a de novo branch banking office in the Long Beach Community Hospital in the City of Long Beach, which is approximately 30 miles south of Los Angeles.

   Services Provided by Eldorado Bank

         The Bank's organization and operations have been designed to meet the banking needs of individuals and small-to medium-sized businesses located in the areas of Orange, Los Angeles, San Bernardino and Riverside counties of California, in which the Bank conducts its operations. The Bank's commitment to provide convenient banking and a complete range of personalized services is evidenced by early evening hours and Saturday banking hours at some locations, drive-up facilities and automatic teller machines at its banking offices, innovative professional programs, and departmentalized service centers.

         The Bank offers a full range of commercial banking services, including the acceptance of checking and savings deposits, the making of commercial loans, various types of real estate loans and consumer loans, Small Business Administration-guaranteed loans, corporate cash management services, international banking services and the provision of safe deposit, collection, travelers' checks, notary public and other customary non-deposit banking services. The Bank also provides lease financing of automobiles and other equipment. The Bank is a card-issuing bank for MasterCard and Visa and merchant depository for MasterCard and Visa drafts, enabling merchants to deposit both types of drafts with the Bank. The Bank also offers special services to senior citizens, who constitute an important segment of the population in the Bank's service area.

COMPETITION

         The Bank faces substantial competition for deposits and loans throughout its market areas. The primary factors in competing for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. Competition for deposits comes primarily from other commercial banks, savings institutions, credit unions, money market funds and other investment alternatives. The primary factors in competing for loans are interest rates, loan origination fees, the quality and range of lending services and personalized services. Competition for loans comes primarily from other commercial banks, savings institutions, mortgage banking firms, credit unions and other financial intermediaries. The Bank faces competition for deposits and loans throughout its market areas not only from local institutions but also from out-of-state financial intermediaries which have opened loan production offices or which solicit deposits in its market areas. Many of the financial intermediaries operating in the Bank's market areas offer certain services, such as trust, investment and international banking services, which the Bank does not offer directly. Additionally, banks with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the needs of larger customers.

         The Bank competes principally on the basis of personalized attention and special services which it provides its customers, principally individuals and small to medium size businesses and by promotional activities of the Bank's officers, directors, employees and shareholders. Most of the Bank's offices offer extended weekday banking hours and some branches offer Saturday banking hours. The Bank also operates drive-up banking facilities at seven of its branches and provides a variety of personalized services. In addition, the Bank operates 24-hour automatic teller machines (ATM) at nine of its locations and is a member of Instant Teller network and Plus System network, which link bank ATMs nationwide. The Bank has also increased the range of services which it provides in order to meet the expanding banking requirements of its customers. In 1985, the Bank established a Small Business Administration department. The opening of the de novo branch banking office within the Long Beach Community Hospital reflects a current strategy of targeting captive markets, e.g. medical professionals, with relatively low-cost facilities as compared to a traditional branch banking office. The Long Beach office is a full-service branch banking office contained in approximately 400 square feet and staffed by a full-time equivalent of three personnel. The branch offers an automated teller machine and night drop services.

         For customers whose loan demands exceeds the Bank's lending limits, the Bank has attempted in the past to arrange for such loans on a participation basis with correspondent banks. The Bank also assists customers requiring other services, such as trust services not offered by the Bank, by obtaining such services from trust companies and correspondent banks.

SELECTED STATISTICAL FINANCIAL DATA

   Distribution of Assets, Liabilities and Shareholders' Equity: Interest Rates and Interest Differential

         The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and average interest-bearing liabilities, expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average balances of loans, and interest not accrued is excluded:

                                                                            December 31,
                                         ----------------------------------------------------------------------------------------
                                                     1996                           1995                          1994
                                         ----------------------------------------------------------------------------------------
                                          Average            Average     Average            Average    Average            Average
                                          Balance  Interest     Rate     Balance  Interest     Rate    Balance  Interest     Rate
                                         ----------------------------------------------------------------------------------------
                                                (Dollar in thousands, interest and rates on taxable equivalent basis) (1)
Average Assets

Interest-Earning Assets:
    Investment securities                $103,052   $ 6,202     6.02%   $ 86,012   $ 5,438     6.32%  $ 75,592   $ 3,774     4.99%
    Federal funds sold                     19,455     1,033     5.31      14,347       846     5.90     22,467       905     4.03
    Other earning assets                      716        88    12.29         978       122    12.48      1,754       227    12.94
    Loans (2)                             221,486    21,911     9.89     183,087    18,605    10.16    177,111    16,183     9.14
                                         ---------------------------    ---------------------------   ---------------------------
       Total interest-earning assets      344,709    29,234     8.48%    284,424    25,011     8.79%   276,924    21,089     7.62%

Total non interest-earning assets          47,065                         34,305                        36,641
                                         --------                       --------                      --------

    Total average assets                 $391,774                       $318,729                      $313,565
                                         ========                       ========                      ========

Average Liabilities and
 Shareholders' Equity

Interest-Bearing Liabilities:
    Savings, NOW and money market
                                         $152,644   $ 3,034     1.94%   $141,397   $ 2,875     2.03%  $160,695   $ 3,103     1.93%
    Time deposits of $100,000 or more
                                           35,355     1,900     5.37      24,350     1,211     4.97     23,040       725     3.15
    Other deposits                         49,248     2,471     5.02      29,618     1,457     4.92     24,885       782     3.14
    Short-term borrowings                   2,204       121     5.49       5,052       280     5.54        361        16     4.43
                                         ---------------------------    ---------------------------   ---------------------------
       Total average interest-
        bearing liabilities               239,451     7,526     3.14%    200,418     5,823     2.91%   208,981     4.626     2.21%

Non Interest-Bearing Liabilities and
Shareholders' Equity:
    Demand deposits                       103,420                         83,290                        73,915
    Other liabilities                       4,213                          3,584                         2,110
    Shareholders' equity                   44,690                         31,437                        28,559
                                         --------                       --------                      --------
       Total average liabilities and
       shareholders' equity              $391,774                       $318,729                      $313,565
                                         ========                       ========                      ========

Net Interest Income (3)                             $21,708                        $19,188                       $16,463
                                                    =======                        =======                       =======
Net Yield on Interest-Earning Assets                            5.34%                          5.88%                         5.41%
Net Interest Margin                                             6.30%                          6.75%                         5.94%
                                                               =====                          =====                         =====

------------
(1) Total interest income includes the effects of taxable-equivalent adjustments, using tax rates which approximate 41 percent for 1996, 1995 and 1994.

(2)  Net of unearned income.

(3) Net interest margin is net interest income divided by average total interest-earning assets.

     The year-to-year change in interest associated with interest-earning assets and interest-bearing liabilities are attributable to changes in volume and rate. The increase or decrease resulting from these changes are summarized as follows:

                                                                     (Fully Taxable Equivalent)
                                             --------------------------------------------------------------------------
                                                Year Ended December 31, 1996             Year Ended December 31, 1995
                                                            over                                     over
                                                Year Ended December 31, 1995             Year Ended December 31, 1994
                                             Increase (Decrease) Due to Change        Increase (Decrease) Due to Change
                                             ---------------------------------        ---------------------------------
                                                              in:                                      in:
                                              Volume         Rate       Change         Volume         Rate       Change
                                             ---------------------------------        ---------------------------------
                                                                           (In  thousands)
Interest-Earning Assets:
   Investment securities                     $ 1,077      $  (313)     $   764        $   520      $ 1,144      $ 1,664

   Federal funds sold                            301         (114)         187           (327)         268          (59)
   Other earning assets                          (33)          (1)         (34)          (100)          (5)        (105)
   Loans                                       3,902         (596)       3,306            546        1,876        2,422
                                             ---------------------------------        ---------------------------------
   Total interest income                     $ 5,247      $(1,024)     $ 4,223        $   639      $ 3,283      $ 3,922

Interest-Bearing Liabilities:
   Savings, NOW and money market                 230          (71)         159           (374)         146         (228)
   Time deposits of $100,000 or more             547          142          689             41          445          486
   Other deposits                                966           48        1,014            149          526          675
   Short-term borrowings                        (158)          (1)        (159)           208           56          264
                                             ---------------------------------        ---------------------------------
     Total interest expense                    1,585          118        1,703             24        1,173        1,197
                                             ---------------------------------        ---------------------------------
   Interest differential or net interest
   income                                    $ 3,662      $(1,142)     $ 2,520        $   615      $ 2,110      $ 2,752
                                             =================================        =================================


The following table shows the interest sensitivity gaps for the cumulative gap for the periods sown as of December 31, 1996:

                                                                         After Three         After One
                                                                          Months But          Year But
                                                    Within Three          Within One       Within Five         After Five
                                                          Months                Year             Years              Years
                                                    ------------         -----------       ----------          ----------
                                                                               (In thousands)
Interest-Earning Assets:
     Federal funds sold                                $  28,400            $   --             $  --             $   --
     Securities available-for-sale                        24,081              42,726            26,499              2,613
     Securities held-to-maturity                            --                  --               3,999              4,083
     Loans and lease financing                           100,102              67,099            39,086             17,617
                                                       ---------            --------           -------           --------
         Total                                         $ 152,583            $109,825           $69,584           $ 24,313

Interest-Bearing Liabilities:
     Savings, NOW and money market                       156,857                --                --                 --
     Time deposits                                        40,996              33,387            10,750               --
     Short-term borrowings                                 2,188                --                --                 --
                                                       ---------            --------           -------           --------
         Total                                         $ 200,041            $ 33,387           $10,750           $   --
     Cumulative interest rate sensitivity gap          $ (47,458)           $ 28,980           $87,814           $112,127
     Cumulative interest rate sensitivity gap
       to total assets                                     (11.7)%               7.1%             21.6%              27.6%

 Investment Portfolio



         The following table summarizes the components of investment securities at December 31 of each year indicated:

                                                                          December 31,
                                        -------------------------------------------------------------------------------
                                                  1996                        1995                        1994
                                        Amortized        Market     Amortized        Market     Amortized        Market
                                             Cost         Value          Cost         Value          Cost         Value
                                        -------------------------------------------------------------------------------
                                                                                   (In thousands)
Securities available-for-sale:
   U.S. Treasury and agency             $  89,083       $89,172       $76,436       $76,892       $76,948       $76,410
   State and political subdivisions           983           985         1,195         1,202           290           295
   Corporate debt                           1,811         1,844         4,327         4,431         7,389         7,281
   Mortgage-backed                          3,185         3,276         3,907         4,024         2,055         2,121

   Other                                      628           642            31            31          --            --
                                        -------------------------------------------------------------------------------
     Total                              $  95,690       $95,919       $86,896       $86,580       $86,682       $86,107
                                        ===============================================================================

Securities held-to-maturity:
   U.S. Treasury and agency             $   6,992       $ 6,939       $ 5,998       $ 6,051       $  --         $  --
   State and political subdivisions           589           630           587           645           586           567
   Corporate debt                             501           505           502           516          --            --
                                        -------------------------------------------------------------------------------
     Total                              $   8,082       $ 8,074       $ 7,087       $ 7,212       $   586       $   562
                                        ===============================================================================

         The following table summarizes the maturities of securities and the weighted average yields at December 31, 1996:

                                                                     December 31, 1996
                                       --------------------------------------------------------------------------
                                                              After One but     After Five but
                                            Within One          Within Five         Within Ten          After Ten
                                                  Year                Years              Years              Years
                                          Amount Yield        Amount  Yield       Amount Yield       Amount Yield
                                       --------------------------------------------------------------------------
                                                                       (In Thousands)
Securities available-for-sale:
   U.S. Treasury and agency            $65,171    5.75%     $23,000    6.01%     $1,002   7.12%     $   --     --%
   State and political subdivisions        117    7.38          586    6.52         282   6.29       1,230   8.85
   Corporate debt                          807    8.16        1,037    9.50          --     --          --     --
   Mortgage-backed                          70    9.40        1,876    7.50          99   9.59          --     --
   Other                                   642    2.60           --      --          --     --          --     --
                                       ---------------      ---------------      -------------      -------------
               Total                   $66,807    5.76%     $26,499    6.26%     $1,383   7.13%     $1,230   8.85%
                                       ===============      ===============      =============      =============

Securities held-to-maturity:
   U.S. Treasury and agency            $    --      --      $ 3,498    6.01%     $3,494   7.29%     $   --     --
   State and political subdivisions         --      --           --      --         589   8.00          --     --
   Corporate debt                           --      --          501    8.15          --     --          --     --
                                       ---------------      ---------------      -------------      -------------
               Total                   $    --      --      $ 3,999    6.28%     $4,083   7.39%     $   --     --
                                       ===============      ===============      =============      =============

         Also included in securities available-for-sale at December 31, 1996 are perpetual equity securities totaling $642,000 with insignificant dividend yield.

     Loan Portfolio

         Types of Loans. The following table summarizes the components of total gross loans outstanding in each category at December 31 of each year indicated:

                                                                December 31,
                                       -------------------------------------------------------------
                                          1996         1995         1994         1993         1992
                                       -------------------------------------------------------------
                                                               (In thousands)
Loans:
   Commercial, secured and unsecured   $ 101,798    $  94,548    $  66.987    $  67,723    $  74,603
   Interim construction                   14,464       19,219        4,789       13,039       21,595
   Real estate                            77,570       88,097       78,607       80,088       90,985
   Installment                            27,623       26,553       18,945       17,961       21,374
   Credit card                             1,864        1,791        1,298        1,357        1,456
   Lease financing                           668          876        1,286        2,716        3,515
   Less:  Unearned income                    (83)        (127)         (38)        (419)        (739)
                                       -------------------------------------------------------------
     Total                             $ 223,904    $ 229,957    $ 171,874    $ 182,465    $ 212,789
                                       =============================================================

Maturities and Sensitivity to Changes in Interest Rates. The following table shows the maturities of loans and their sensitivities to changes in interest rates at December 31, 1996:

                                                                  Maturing
                                          ------------------------------------------------------
                                          Within One    One to Five    After Five
                                                Year          Years         Years          Total
                                          ------------------------------------------------------
                                                                (In thousands)
Loans:
   Commercial, secured and unsecured       $  75,948        $17,752       $ 8,098      $ 101,798
   Interim construction                       10,791          2,522         1,151         14,464
   Real estate                                57,872         13,527         6,171         77,570
   Installment                                20,609          4,817         2,197         27,623
   Credit card                                 1,864           --            --            1,864
   Lease financing                               200            468          --              668
   Less:  Unearned income                        (83)          --            --              (83)
                                          ------------------------------------------------------
     Total                                 $ 167,201        $39,086       $17,617      $ 223,904
                                          ======================================================

                                                                     Maturing
                                                     ---------------------------------------
                                                     Within One     After One
                                                           Year          Year          Total
                                                     ---------------------------------------
Loans with predetermined interest                      $ 26,465       $48,757       $ 75,222
Loans with floating or adjustable interest rates        140,736         7,946        148,682
                                                     ---------------------------------------
 Total                                                 $167,201       $56,703       $223,904
                                                     =======================================

Risk Elements. Nonaccrual, Past Due and Restructured Loans. The following table summarizes the loans for which the accrual of interest has been discontinued and loans more that 90 days past due and still accruing interest at December 31 of each year indicated:

                                                        December 31,
                                       ----------------------------------------------------------
                                        1996         1995         1994         1993        1992
                                       ----------------------------------------------------------
                                                       (In thousands)
Nonaccrual loans                       $4,661       $5,818       $3,161       $2,092       $2,927
Loans more than 90 days past due           11          380          246           56          361
                                       ----------------------------------------------------------
  Total nonperforming loans            $4,672       $6,198       $3,407       $2,148       $3,288
                                       ==========================================================

Ordinarily, the accrual of interest ceases when no payment of interest or principal has been made for 90 days or if the Bank has reason to believe that continued payment of interest and principal is unlikely. Accrued interest, if any, is reversed at the time such loans are placed on nonaccrual status. If these loans had been current throughout their terms, interest and fees on loans would have increased by approximately $343,000, $172,000, $144,000, $108,000, and $103,000 for 1996, 1995, 1994, 1993, and 1992 respectively.

         Troubled Debt Restructurings

                                                          December 31,
                                   ----------------------------------------------------------
                                    1996         1995         1994         1993         1992
                                   ----------------------------------------------------------
                                                         (In thousands)
Troubled debt restructurings       $3,425       $1,531       $7,069       $1,432       $   --

         Troubled debt restructurings consist primarily of loans for which the interest rate was reduced or the payment provisions were modified because of the inability of the borrower to service the obligation under the original terms of the agreements. Income is accrued at the lower effective rate provided the borrower is current under the revised terms and conditions of the agreements. Under the original terms of the restructured loans, interest earned would have totaled approximately $496,000 for the year ended December 31, 1996. Under the restructured terms, recorded interest income amounted to $316,000 for the year ended December 31, 1996.

Risk Elements. Potential Problem Loans. Potential problem loans are accounted for under the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS 114 requires loans to be measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. Generally, the Bank evaluates a loan for impairment when it is placed on nonaccrual status At December 31, 1996, total nonaccrual loans of $3,425,000 were considered impaired in accordance with SFAS 114. The following is a summary of impaired loans and the related allowance for possible credit losses at December 31, 1996:

                                                          1996                              1995
                                                -------------------------------------------------------------
                                                                  Allowance                         Allowance
                                                  Recorded     for Possible         Recorded     for Possible
                                                Investment    Credit Losses       Investment    Credit Losses
                                                -------------------------------------------------------------
Impaired loans requiring an allowance
  for possible credit losses                    $4,060,000       $  449,000       $5,077,000       $1,985,000
Impaired loans not requiring an allowance
 for possible credit losses                           --               --            741,000             --
                                                -------------------------------------------------------------
                                                $4,060,000       $  449,000       $5,818,000       $1,985,000
                                                =============================================================

Risk Elements.  Loan Concentrations.

    Summary of Loan Loss Experience

Allowance and Provision for Possible Credit Losses. The following table shows the activity and the balances of the allowance for possible credit losses for and at the end of the years indicated:

                                                  For the Year Ended December 31,
                                   1996         1995         1994         1993         1992
                                   ---------------------------------------------------------
                                        (In thousands)
Allowance for possible credit losses:
Balance at beginning of           $6,265       $5,564       $4,740       $3,530       $3,757
period
Actual charge-offs:
    Commercial                       197          342          570          502          574
    Interim construction              --           --           --          590          741
    Credit cards                      44           36           36           35           66
    Consumer                         198          165          151           98          494
    Real estate                    1,532          763          720        1,277          142
    Direct lease financing             5            5           97           32           60
                                   ---------------------------------------------------------
      Total charge-offs            1,976        1,311        1,574        2,534        2,077

Less recoveries:
    Commercial                        80          156          118           27           54
    Interim construction              --           --           --           11           --
    Credit cards                      10            9           13           21            5
    Consumer                          86           49           30          106           50
    Real estate                       47          225           --           --           --
    Direct lease financing             7           --            8            3            6
                                   ---------------------------------------------------------
      Total recoveries               230          439          169          168          115
                                   ---------------------------------------------------------
Net loans charged off              1,746          872        1,405        2,366        1,962

Provision for credit losses          153          756        2,006        3,576        1,735
Changes incident to acquisitions      --          817          223           --           --
                                   ---------------------------------------------------------
Balance at end of period          $4,672       $6,265       $5,564       $4,740       $3,530
                                   =========================================================
Ratios:
  Net loans charged off to         0.79%        0.47%        0.79%        1.22%        0.84%
  average loans
  Allowance for credit
  losses to total gross            2.09%        2.72%        3.24%        2.60%        1.66%
  loans
  Net loans charged off to
  allowance for credit            37.37%       13.92%       25.25%       49.92%       55.58%
  losses
  Net loans charged off to
  provision for credit          1,141.18%     115.34%       70.04%       66.16%      113.08%
  losses
  Allowance for credit
  losses to non-performing loans  100.24%     101.08%      163.31%      220.07%      107.36%
---------------------------------------------------------------------------------------------

      The allowance for possible credit losses is established by a provision for possible credit losses charged against current period income. Loans and leases are charged against the allowance for possible credit losses when management believes that the collectibility of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, leases and commitments to extend credit, based on the evaluations of the collectibility and prior loss experience of loans, leases and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality; loan concentrations; specific problem loans, leases and commitments; and current and anticipated economic conditions that may affect the borrowers' ability to pay.

      Management believes that the allowance for possible credit losses is adequate. While management uses available information to recognize losses on loans and leases, future additions to the allowance may be necessary based on changes in economic conditions. In addition, both federal and state regulators, as an integral part of their examination process, periodically review the Bank's allowance for possible credit losses and may recommend additions based upon their evaluation of the portfolio at the time of their examination.

      The risk of nonpayment of loans is an inherent feature of the banking business. That risk varies with the type and purpose of the loan, the collateral which is utilized to secure payment, and ultimately, the creditworthiness of the borrower. In order to minimize this credit risk, the Bank has established lending limits for each of its officers having lending authority, in each case based upon the officer's experience level and prior performance. Whenever a proposed loan by itself, or when aggregated with outstanding extensions of credit to the same borrower, exceeds the officer's lending limits, the loan must be approved by the Bank's Chairman, President or Executive Vice President/Chief Credit Officer or by the Bank's loan committee, depending upon the dollar amount involved. The loan committee is comprised of two directors and four members of the Bank's senior management. In addition, each loan officer has primary responsibilities to conduct credit documentation reviews of all loans made by that officer.

      Furthermore, the Bank also maintains a program of periodic review of all existing loans and employs a specialist who reviews loans over a certain dollar amount and grades these loans based upon the dollar amount and credit worthiness using a grading system. Loans are graded from "one" to "eight" depending on credit quality, with "grade one" representing a prime loan with a definite and reliable repayment program based upon liquid collateral with adequate margin or supported by a strong up-to-date financial statement. Problem or substandard loans identified in the review process are scheduled for remedial action, and where appropriate, allowances are established for such loans. Periodically, an outside loan review consultant further reviews loans for credit quality. Additionally, the Bank is examined regularly by the FDIC and California State Banking Department at which time a further review of loans is conducted.

Allocation of Allowance for Possible Credit Losses. The Bank has allocated the allowance for credit losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the categories of loans set forth in the following table:

                                                           For the Year Ended December 31,
                          --------------------------------------------------------------------------------------------------
                                 1996                1995                1994               1993               1992
                            Amount   Percent   Amount    Percent   Amount   Percent   Amount   Percent   Amount    Percent
                          --------------------------------------------------------------------------------------------------
                                                             (In thousands)
Commercial, Secured and
Unsecured                   $2,126     45.5%   $2,117     33.8%   $2,281     39.0%   $2,164     37.1%   $1,715      35.1%
Interim Construction           304      6.5%      280      4.5%      310      2.8%      325      7.1%      440      10.1%
Real estate                  1,616     34.6%    3,274     52.3%    2,597     45.7%    1,780     43.9%    1,091      42.8%
Installment                    575     12.3%      500      8.0%      271     11.0%      334      9.8%      245      10.0%
Credit card                     37      0.8%       64      1.0%       52      0.8%      101      0.8%       11       0.7%
Lease financing                 14      0.3%       30      0.4%       53      0.7%       36      1.3%       28       1.3%
                          --------------------------------------------------------------------------------------------------
  Total                     $4,672    100.0%   $6,265    100.0%   $5,564    100.0%   $4,740    100.0%   $3,530     100.0%
                          ==================================================================================================

    Other Real Estate Owned

      The Bank sometimes acquires real estate properties in satisfaction of loan receivables through foreclosure or other means. The Bank accounts for these properties pursuant to Statement of Position 92-3, "Accounting for Foreclosed Assets," which presumes that foreclosed assets are held-for-sale and not for the production of income. Accordingly, the real estate properties are carried at fair value less estimated costs to sell. The Bank determines fair value based upon appraisals near the date of foreclosure. These appraisals are periodically updated and subsequent write-downs of value may be recognized in the event of declining fair values. On December 31, 1996 the Bank had other real estate owned of approximately $394,000 consisting primarily of an unimproved commercial lot.

    Deposits

      The average amount of deposits is summarized for each year indicated below:

                                                                Year Ended December 31,
                                           -----------------------------------------------------------------
                                                  1996                   1995                   1994
                                            Average   Average      Average   Average      Average   Average
                                            Balance      Rate      Balance      Rate      Balance      Rate
                                           -----------------------------------------------------------------
                                                                    (In thousands)
In Domestic Offices:

     Interest-bearing demand               $ 54,224     1.02%     $ 45,443     1.03%     $ 45,813     1.01%
     Savings and money market                98,420     2.52        95,955     2.51       114,882     2.30
     Time                                    84,603     5.17        53,968     4.94        47,925     3.14

                                           -----------------------------------------------------------------
       Total interest-bearing deposits      237,247     3.12       195,366     2.84       208,620     2.21

     Noninterest-bearing deposits           103,420       --        83,290       --        73,915       --
                                           -----------------------------------------------------------------
       Total average deposits              $340,667     2.17%     $278,656     1.99%     $282,535     1.63%
                                           =================================================================

      Maturities of domestic time certificates of deposit of $100,000 or more at December 31, 1996 are (amounts in thousands):

    Three months or less ....................................................................... $18,153
    Over three months through six months .......................................................   4,883
    Over six through twelve months..............................................................   9,765
    Over twelve months..........................................................................   4,550
                                                                                                 -------
                                                                                                 $37,351
                                                                                                 =======

    Return on Average Equity and Average Assets

                                            Year Ended December 31,
                                         ------------------------------
                                             1996     1995      1994
                                         ------------------------------
Percentage of net earnings to:
  Average total assets                      1.42%    1.41%     0.82%
  Average shareholders' equity             12.49%   14.33%     8.95%
Percentage of cash dividends declared
  to net earnings                          25.04%   21.31%    17.25%
Percentage of average shareholders'
  Equity to average total assets           11.41%    9.86%     9.11%


SUPERVISION AND REGULATION

    The Company

      The Company, as a registered bank holding company, is subject to regulation under the BHC Act. The Company is required to file with the FRB quarterly and annual reports and such additional information as the FRB may require pursuant to the BHC Act. The FRB may conduct examinations of the Company and its subsidiaries.

      The FRB may require that the Company terminate an activity or control of certain subsidiaries when the FRB believes the activity or control constitutes a serious risk to the financial safety, soundness or stability of any of its banking subsidiaries and is inconsistent with sound banking principles or the purposes of the BHC Act or the Financial Institutions Supervisory Act of 1966, as amended. The FRB also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Company must file a written notice and obtain approval from the FRB prior to purchasing or redeeming its equity securities.

      Under the BHC Act and regulations adopted by the FRB, a bank holding company and its non-banking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, the Company is required by the FRB to maintain certain levels of capital. The FRB's risk-based capital guidelines establish a minimum level of qualifying total capital to risk-weighted assets of 8.00% (of which at least 4.00% should be in the form of Tier 1 Capital). The regulations set forth minimum requirements, and the FRB has reserved the right to require that companies maintain higher capital ratios. As of December 31, 1996 the Company had a ratio of qualifying total capital to risk-weighted assets of 16.73%, of which 15.47% was in the form of Tier 1 Capital. Additionally, the FRB established a minimum leverage ratio of 3%. At December 31, 1996, the Company's leverage ratio was 9.99%. For a more complete description of the FRB's risk-based and leverage capital guidelines, see "-- Supervision and Regulation - Capital Adequacy Guidelines."

      The Company is required to obtain the prior approval of the FRB for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the FRB is also required for the merger or consolidation of the Company with another bank holding company.

      The Company is prohibited by the BHC Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, the Company may, subject to the prior approval of the FRB, engage in, or acquire shares of companies engaged in, activities that are deemed by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the FRB is required to consider whether the performance of such activities by the Company or an affiliate can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The FRB is also empowered to differentiate between activities commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern and is generally prohibited from approving an application by a bank holding company to acquire voting shares of any commercial bank in another state unless such acquisition is specifically authorized by the laws of such other state.

      The Company is also a bank holding company within the meaning of Section 3700 of the California Financial Code. As such the Company and its subsidiary are subject to examination by, and may be required to file reports with, the California State Banking Department.

      Finally, the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, including but not limited to, filing annual, quarterly, and other current reports with the Securities and Exchange Commission.

    The Bank

      The Bank, as a California state-chartered bank, is subject to primary supervision, periodic examination and regulation by the California Superintendent of Banks (the "Superintendent") and the FDIC. If, as a result of an examination of a bank, the FDIC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the Bank's operations are unsatisfactory or that the Bank or its management is violating or has violated any law or regulation, various remedies are available to the FDIC. Such remedies include the power to enjoin "unsafe and unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the bank, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate a bank's deposit insurance, which for a California state-chartered bank would result in a revocation of the bank's charter. The Superintendent has many of the same remedial powers.

      The Bank is insured by the FDIC, which currently insures deposits of each member bank to a maximum of $100,000 per depositor. For this protection, each bank pays a quarterly statutory assessment and is subject to the rules and regulations of the FDIC. Although the Bank is not a member of the Federal Reserve System, it is nevertheless subject to certain regulations of the FRB.

      Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Bank. See "-- Effect of Governmental Policies and Recent Legislation." State and federal statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices and capital requirements.

      The FDIC's statement of policy on risk-based capital requires that banks maintain a ratio of qualifying total capital to risk-weighted assets of not less than 8.00% (at least 4.00% of which should be in the form of Tier 1 Capital). The regulations set forth minimum requirements, and the FDIC has reserved the right to require that banks maintain higher capital ratios. Among other rights, the FDIC's regulations provide that capital requirements may be enforced by the issuance of a directive. As of December 31, 1996, the Bank had a ratio of total qualifying capital to risk-weighted assets of 15.56%, of which 14.30% was in the form of Tier 1 Capital. The FDIC's capital adequacy regulations also require that banks maintain a minimum leverage standard of 3% Tier 1 Capital to total assets for the most highly rated banks. The regulations set forth minimum requirements, and the FDIC has reserved the right to require that banks maintain higher ratios. As of December 31, 1996, the Bank's leverage ratio was 9.53%. For a more complete description of the FDIC's risk-based capital regulations, see "-- Supervision and Regulation - Capital Adequacy Guidelines."

    Capital Adequacy Guidelines

      The FRB and the FDIC have issued guidelines to implement risk-based capital requirements. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet items into account in assuring capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Under these guidelines, assets and credit equivalent amounts of off-balance sheet items, such as letters of credit and outstanding loan commitments are assigned to one of several risk categories, which range from 0% for risk-free assets, such as cash and certain U.S. government securities, to 100% for relatively high-risk assets, such as loans and investments in fixed assets, premises and other real estate owned. The aggregated dollar amount of each category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are then added together to determine the total risk-weighted assets. The guidelines require a minimum ratio of qualifying total capital to risk-weighted assets of 8.00% (of which at least 4.00% must consist of Tier 1 Capital).

      Tier 1 Capital consists primarily of common stock, related surplus, retained earnings and certain perpetual preferred stocks, less goodwill. Allowances for loan losses qualify only as supplementary capital and then only to the extent of 1.25% of total risk-weighted assets. Other elements of supplementary capital, which is limited overall to 100% of Tier 1 Capital, include qualifying perpetual preferred stock, hybrid capital instruments and mandatory convertible debt securities, and subordinated debt and intermediate-term preferred stock.

      Effective December 31, 1990, the FRB and the FDIC adopted a minimum leverage ratio of Tier 1 Capital to total assets of 3% for the highest-ranked banks. The leverage ratio is only a minimum. Institutions experiencing or anticipating significant growth or those with other than minimum risk profiles will be expected to maintain capital well above the minimum levels.

                                     Minimum    Eldorado   Eldorado
                                     Regulatory  Bancorp     Bank
                                     ------------------------------
Tier I Leverage Ratio.................3.00%      9.99%      9.53%
Tier I Risk-based Ratio...............4.00%     15.47%     14.30%
Total Risk-based Ratio................8.00%     16.73%     15.56%


    Federal Deposit Insurance Corporation Improvement Act of 1991

      On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted into law. Set forth below is a summary of certain provisions of that law and actual and proposed enabling regulations.

Prompt Corrective Action. The prompt corrective action provisions of FDICIA provide for certain mandatory and discretionary actions by the appropriate federal banking regulatory agency, determined mostly by an institution's ranking within the following five capital measures: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The federal banking agencies have promulgated substantially uniform regulations implementing these provisions of FDICIA, effective December 19, 1992. Under these regulations, a bank would be deemed (i) "well capitalized" if it has (a) a total risk-based capital ratio of 10% or greater, (b) a Tier 1 risk-based capital ratio of 6% or greater, (c) a leverage ratio of 5% or greater and (d) is not subject to any written agreement, order or capital directive to meet and maintain a specific capital level; (ii) "adequately capitalized" if it has (a) a total risk-based capital ratio of 8% or greater, (b) a Tier 1 risk-based capital ratio of 4% or greater, (c) a leverage ratio of 4% or greater (or a leverage ratio of 3% or greater for banks with a CAMEL 1 composite rating) and (d) does not meet the definition of a well capitalized bank; (iii) "undercapitalized" if it has (a) a total risk-based capital ratio of less than 8%, (b) a Tier 1 risk-based capital ratio of less than 4% or (c) a leverage ratio of less than 4% (or a leverage ratio of less than 3% for banks with a CAMEL 1 composite rating); (iv) "significantly undercapitalized" if it has (a) a total risk-based capital ratio of less than 6%, (b) a Tier 1 risk-based capital ratio of less than 3% or (c) a leverage ratio of less than 3%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets equal to or less than 2%. The federal banking agencies may also, under certain circumstances, reclassify a "well capitalized" institution as "adequately capitalized" or require an "adequately capitalized" or "undercapitalized" institution to comply with supervisory actions as if it were in the next lower category. The agencies may take such action upon a showing that an institution is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice (including failure to correct certain unsatisfactory examination ratings).

      Insured institutions are subject to certain incremental supervisory restraints based on their actual or imputed ranking within the five capital categories. All institutions are prohibited from making a capital distribution or paying management fees to controlling persons if, after such transaction, the institution would be undercapitalized. All undercapitalized institutions, including significantly and critically undercapitalized institutions, are required to file a capital restoration plan with their appropriate federal banking regulator, undergo close monitoring of the condition of the bank and are subject to restrictions on operations, including prohibitions on asset growth, branching, acquisitions and engaging in new lines of business, without prior regulatory approval. Also, Federal Reserve Bank advances to such institutions (and institutions with a CAMEL 5 composite rating) for more than 60 days will be generally restricted. In order to receive regulatory approval of the required capital restoration plan, a company controlling such undercapitalized institution will be required to guarantee its subsidiary's compliance with the capital restoration plan, up to an amount equal to the lesser of 5% of the subsidiary bank's assets or the amount of the capital deficiency when the bank first failed to comply with such plan.

      Significantly or critically undercapitalized institutions and undercapitalized institutions which fail to submit or implement an acceptable capital restoration plan are subject to one or more of the following additional regulatory actions (one or more of which is mandatory): (i) forced sale of shares and, where grounds exist for conservatorship or receivership, a forced merger; (ii) restrictions on affiliate transactions; (iii) limitations on interest rates paid on deposits; (iv) restrictions on asset growth or required shrinkage; (v) alteration or curtailment of activities determined by the regulators to pose excessive risk to the institution; (vi) replacement of directors or senior executive officers, subject to certain grandfather provisions; (vii) prohibition on acceptance of correspondent bank deposits;
(viii) restrictions on capital distributions by the holding companies of such institutions; (ix) forced divestiture of an institution's subsidiaries or divestiture by a bank holding company of an institution or a financially troubled non-banking affiliate; or (x) other actions as determined by the regulators. Additionally, such institutions may not pay bonuses or provide raises to senior officers without the prior written approval of the appropriate federal regulator. The applicable federal regulator is required to impose a forced sale of shares or a merger, restrictions on affiliate transactions and restrictions on rates paid on deposits, unless it determines that such actions would not further an institution's capital improvement.

      FDICIA and its enabling regulations provide for further restrictions applicable solely to critically undercapitalized institutions, including at a minimum, prohibitions on the following activities without the prior written consent of the FDIC: (i) entering into material transactions other than in the usual course of business; (ii) extending credit for highly leveraged transactions; (iii) amending an institution's charter or bylaws; (iv) making a material change in accounting methods; (v) engaging in certain transactions with affiliates; (vi) paying excessive compensation or bonuses; or (vii) paying rates on new or renewed liabilities significantly in excess or market rates. Additionally, 60 days after becoming critically undercapitalized, an institution may not make payment of interest or principal on subordinated debt without the permission of the FDIC and its primary federal regulator.

      FDICIA requires the appointment of a receiver or conservator no later than 90 days after an institution becomes critically undercapitalized, unless an institution's primary regulator and the FDIC determine that another action would result in a smaller loss to the deposit insurance fund. If such an institution is not placed into receivership and remains critically undercapitalized, on average, during the calendar quarter beginning 270 days after it first became critically undercapitalized, it would generally be required to be placed into receivership. FDICIA would not require such action only if the institution exhibits certain specific signs of recovery and receives a certification of viability from the head of its primary regulatory agency and the Chairperson of the FDIC.

Limitations on Activities of Insured State Banks. FDICIA provides generally that insured state banks and their subsidiaries may only engage as principal in types of activities that are permissible for national banks. FDICIA provides for a general exception (other than for insurance underwriting activities) if a bank is in compliance with applicable capital standards and the FDIC determines that an activity would pose no significant risk to the deposit insurance fund. Rules published by the

FDIC set forth certain types of activities that the FDIC deem, in advance, to not represent such a risk, including certain credit guarantee activities, activities closely related to banking, and certain securities underwriting activities conducted through subsidiaries. Certain exceptions expressly provided by FDICIA to the imposition of national bank standards in the area of insurance underwriting activities include, under certain circumstances, underwriting of title insurance, savings bank life insurance (for banks in certain states) and continuation of insurance provided prior to enactment of FDICIA if such insurance was reinsured by the Federal Crop Insurance Corporation. Also, state banks may, under certain circumstances, continue to offer and provide types of insurance to residents and businesses of a state if such insurance was offered within that state prior to FDICIA.

      Other FDIC rules flatly prohibit direct investment in commercial ventures (non-financial services) by state banks. In cases where activities of state banks require the prior consent of the FDIC, the proposed regulations provide that a bank remain adequately capitalized after deducting from capital its investment in a subsidiary or department in which such activities would be conducted. The FDIC's consent would be further conditioned on conducting such activities in an independent "bona fide subsidiary" or an independent "department," which would subject the bank to affiliate transaction fairness rules and limits on total lending exposure to such units.

      Other provisions of FDICIA provide that insured state banks may not, directly or indirectly, acquire or retain any equity investment (including common and preferred stock, partnership interests and most equity interests in real estate) of a type, or in an amount, that is not permissible for national banks. Exceptions provided by FDICIA to imposition of national bank standards include investments in majority owned subsidiaries which conduct permissible activities and in other depository institutions (with certain parameters), and limited investments in qualified (low income) housing projects and in insurance companies which provide director's, officer's and trustee's liability coverage or bankers' blanket bond group coverage for other insured depository institutions (or companies which reinsure such policies). FDICIA also permits, under certain circumstances, the retention by state banks of exchange-listed stock and shares of registered investment companies held prior to enactment of FDICIA.

Standards for Safety and Soundness. FDICIA required each federal banking agency to promulgate regulations setting forth certain safety and soundness standards for insured depository institutions and, in some cases, their holding companies in three main areas: (i) operations and management (including information systems, internal controls and audits, loan documentation, credit underwriting, interest rate risk and asset growth); (ii) asset quality and earnings levels; and (iii) employee compensation, fees and benefits. The FRB and the FDIC published interagency safety and soundness standards which became effective August 1995. Institutions or holding companies failing to meet the prescribed standards will be required to submit a plan to correct any deficiencies. FDICIA provides for certain mandatory and discretionary sanctions for failing to submit or implement such a plan, including asset growth limits, capital directives and deposit interest rate ceilings.

Brokered Deposits. During 1992 the FDIC adopted regulations pursuant to FDICIA which govern the receipt of brokered deposits. Under the new regulations, brokered deposits include any deposit obtained from or through a deposit broker (as defined), and include deposits, however obtained, of institutions that offer rates "significantly higher" than those in the market area. An institution may only accept brokered deposits if it is (i) "well capitalized" or (ii) "adequately capitalized" and receives a waiver from the FDIC. "Adequately capitalized" institutions that receive waivers to accept brokered deposits are, however, subject to certain limits on the maximum rates which they may pay on such deposits. "Undercapitalized" institutions may not accept brokered deposits, nor may they offer deposit instruments yielding in excess of 75 basis points over prevailing yields offered on comparable instruments in the relevant market area. Also, FDICIA provides that the FDIC shall not, in most circumstances, provide deposit insurance coverage on a "pass-through" basis for certain employee benefit plans to institutions prohibited from accepting brokered deposits. The definitions of "well capitalized," "adequately capitalized" and "undercapitalized" for purposes of the brokered deposit regulations generally conform with the definitions of those terms adopted by the FDIC for purposes of implementing the prompt corrective action provisions of FDICIA. See "-- Federal Deposit Insurance Corporation Improvement Act of 1991 - Prompt Corrective Action."

Real Estate Lending Standards. Pursuant to authority contained in FDICIA, the federal banking agencies have adopted final regulations which require depository institutions to establish and maintain written internal real estate lending policies. These policies must be consistent with safe and sound banking practices and be appropriate for the size and nature of the institution involved. Additionally, they must be established by each institution only after it has considered the Interagency Guidelines for Real Estate Lending Policies, which are made a part of the final regulations. The regulations require that certain specific standards be addressed relating to loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits), loan administration procedures, and documentation, approval and reporting requirements. Each institution's lending policies must be reviewed and approved by the institution's board of directors at least once a year. Finally, each institution is expected to monitor conditions in its real estate market to ensure that its lending policies are appropriate for current market conditions. The regulations do not set forth specific loan-to-value limits, but the Interagency Guidelines do provide certain limits which should not be exceeded except under limited circumstances.

Deposit Insurance Assessments. On January 1, 1993, the FDIC began implementing a risk-related premium schedule for all insured depository institutions which resulted in the assessment of deposit insurance premiums based on certain capital and supervisory measures, with the strongest institutions paying the lowest premiums and the weakest institutions paying the highest premiums. The risk-related premium schedule is established quarterly by the FDIC.

      Under the risk-related premium schedule, the FDIC, on a semiannual basis, assigns each institution to one of three capital groups, "well capitalized," "adequately capitalized" or "undercapitalized," in each case generally conforming to the definitions of these terms adopted by the FDIC for purposes of implementing the prompt corrective action provisions of FDICIA. See "-- Federal Deposit Insurance Corporation Improvement Act of 1991 - Prompt Corrective Action." The FDIC further assigns each institution to one of three subgroups within a capital group corresponding to the judgment of the FDIC and state supervisor of its strength based on supervisory evaluation, including examination reports, statistical analysis and other information relevant to gauging the risk posed by the institution.

      Section 104 of the FDICIA provided for certain assessment rates for recapitalizing the Bank Insurance Fund ("BIF Fund") by establishing target reserve ratios for the BIF Fund to achieve reserves totaling $1.25 for every $100 of insured deposits within a 15-year period. During 1995 the BIF Fund reached $1.25 in reserves for every $100, and accordingly, the deposit insurance assessment rates were reduced. Institutions deemed to have the highest risk pay up to $0.27 for every $100 of deposits annually while those deemed to have the least risk pay no insurance premium. Under the risk-related premium schedule, the Bank's annual assessment rate during 1996 was zero and the Bank paid only the minimum semi-annual premium of $1,000.

      On September 30, 1996 the Deposit Insurance Funds Act was enacted. This Act provides for a new Financing Corporation (FICO) assessment for BIF members not tied to the FDIC risk classification. The FICO BIF annual rate is $0.01296 per $100 in BIF-insured deposits, effective January 1, 1997.

Restrictions on Transfers of Funds to the Company by the Bank. The Company is a legal entity separate and distinct from the Bank. At present, substantially all of the Company's revenues, and cash flow including funds available for the payments of dividends and other operating expenses, are paid by dividends to the Company from the Bank.

      There are statutory and regulatory limitations on the amount of dividends which may be paid to the Company by the Bank. California law restricts the amount available for cash dividends by state-chartered banks to the lesser of retained earnings or a bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). In the event a bank has no retained earnings or net income for its last three fiscal years, cash dividends may be paid in an amount not exceeding the net income for such bank's last preceding fiscal year only after obtaining the prior approval of the Superintendent. At December 31, 1996, the Bank had $9,020,000 legally available for the payment of cash dividends.

      The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Company or other affiliates, the purchase of or investment in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of the Company or other affiliates. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to the Company or to any other affiliate are limited to 10% of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20% of the Bank's capital and surplus (as defined by federal regulations). California law also imposes certain restrictions with respect to transactions involving the Company and other controlling persons of the Bank.

Compliance with Environmental Regulation

      Management of the Company and the Bank is unaware of any material effect upon the Company's and the Bank's capital expenditures, earnings or competitive position as a result of compliance with federal, state and local provisions which have been enacted or adopted regulating the discharge of material into the local environment or otherwise relating to the protection of the environment. Based on current federal, state and local environmental laws and regulations, the Company does not intend to make any material capital expenditures for environmental control facilities for either the remainder of its current fiscal year or its succeeding fiscal year.

EFFECTS OF GOVERNMENTAL MONETARY POLICIES AND RECENT LEGISLATION

    Government Fiscal and Monetary Policies

      Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by the Bank on its deposits and its other borrowings and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank's portfolio comprise a major portion of the Company's earnings. These rates are highly sensitive to many factors that are beyond the control of the Bank. Accordingly, the earnings and growth of the Company are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

      The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

      From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in the U.S. Congress, in the California legislature and before various bank regulatory and other professional agencies. The likelihood of any major changes and the impact such changes might have on the Company are impossible to predict. Certain of the potentially significant changes which have been enacted, and proposals which have been made recently, are discussed below.

    Interstate Banking

      With regard to any interstate banking, the Justice Department issued merger guidelines in April 1992. On the basis of the revised criteria, the Department has challenged several proposed transactions involving institutions that compete directly in the same market(s). In contrast to the Justice Department, the Federal Reserve has recently shown a greater inclination to consider factors that contribute to the safety and soundness of the banking system, or which contribute positively to the "convenience and needs" of the affected communities. To the extent these two federal agencies apply different (and at times incompatible) analysis to assess the competitive effects of proposed bank in thrift mergers and acquisitions, federal anti-trust objections must be considered in connection with any interstate acquisition.

      Banks contemplating acquisitions must comply with the competitive standards of either the BHC Act, the Change in Bank Control Act ("CBA") or the Bank Merger Act ("BMA"). The crucial test under each Act is whether the proposed acquisition will "result in a monopoly" or will "substantially" lessen competition in the relevant geographic market. Both the BHC Act and the BMA preclude granting regulatory approval for any transaction that will result in a monopoly or where the furtherance of a plan to create a monopoly. However, where a proposed transaction is likely to cause a substantial reduction in competition, or tends to create a monopoly or otherwise restrain trade, both Acts permit the granting of regulatory approval if the applicable regulator finds that the perceived anti-competitive effects of the proposed transaction "are clearly outweighed in the public interest by the probable effect of the transaction on the convenience and needs of the community to be served."

      The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") was signed into law on September 29, 1994. When fully effective, the Riegle-Neal Act will significantly relax or eliminate many of the current restrictions on interstate banking. Effective September 29, 1995, the Riegle-Neal Act permits a bank holding company to acquire banks in states other than its "home state," even if applicable state law would not permit that acquisition. Such acquisitions would continue to require Board approval and would remain subject to certain state laws.

      Effective June 1, 1997, the Riegle-Neal Act will permit interstate mergers of banks, thereby allowing a single, merged bank to operate branches in multiple states. The Riegle-Neal Act allows each state to adopt legislation to "opt-out" of these interstate merger provisions. Conversely, the Riegle-Neal Act permits a state to "opt in" to the merger provisions of Act prior to their stated effective date in order to permit interstate mergers in that state prior to June 1, 1997.

      The Riegle-Neal Act may have the effect of increasing competition by facilitating entry into the California banking market by out of state banks and bank holding companies.

      On December 24, 1996 the Company entered into the Agreement and Plan of Merger with Commerce Security Bancorp, Inc. providing for the acquisition of 100 percent of the outstanding shares of the Company in exchange for the right to receive $23.00 cash for each share tendered.

CURRENT ACCOUNTING PRONOUNCEMENTS

      In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities". SFAS 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. SFAS 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is generally effective for transactions that occur after December 31, 1996, and it is to be applied prospectively. SFAS 125 will require the allocation of the total cost of mortgage loans sold to the mortgage loans sold (servicing released), interest-only and retained certificates and servicing rights based on their relative fair values. Under SFAS 125 the interest-only and retained certificates and servicing rights are assessed for impairment based upon the fair value of those rights. The pronouncement also requires the additional disclosure about the interest-only and retained certificates in securitizations and the accounting for these assets at fair value in accordance with Statement of Financial Accounting Standards No. 115. Management believes the adoption of SFAS 125 on January 1, 1997 will not have a material impact on the Company's operations.

EMPLOYEES

      At December 31, 1996 the Bank had approximately 96 full-time and 74 part-time employees, none of whom was represented by a union or collective bargaining group or agent. Management believes that its relations with its employees are satisfactory.

PROPERTIES

      The Company's offices are located at the Bank's main banking offices which is located at Seventeenth Street and Prospect Avenue, Tustin, California. That office is in a 9,600 square foot building which was constructed to the Bank's specifications in 1974.

      The Bank's Laguna Hills banking and administrative office is located in Laguna Hills, California, near the intersection of Interstate 5 and El Toro Road. The Bank occupies approximately 10,000 square feet of the building under a thirty-year lease which commenced on April 10, 1981. The Bank has three ten-year renewal options under this lease. The annual rent is approximately $335,000, subject to adjustment every fifth year during the term of the lease and any renewal period in proportion to the increase in the applicable Consumer Price Index occurring subsequent to the commencement of the lease term, except that during the initial 15 years of the lease, such rental increase may not exceed 25 percent of the rent applicable during the immediately preceding five years and
37.5 percent thereafter.

      The Bank has one office located in San Bernardino, California. This office was acquired as part of the acquisition of American Security Bank on August 29, 1980. This office is located at 250 "G" Street in San Bernardino, California. This is a two-story, free-standing building built in 1974 with approximately 11,546 square feet of space. This building is held in fee, not subject to any deed of trust, mortgage or other substantial encumbrance.

      The Bank's Indio office is located at 81-701 Highway 111 in Indio, California in a 8,000 square foot facility which was constructed to Bank of Indio's specifications in 1980. The Bank occupies the facility under a lease with a ten-year term commencing December 1984. The annual rent in 1996 was approximately $95,000 and is subject to annual cost of living increases.

      The Bank's Palm Desert office is located at 73-301 Highway 111 in Palm Desert, California in a 7,800 square foot building. Ownership of this building was acquired by the Bank as part of its acquisition of Bank of Indio.

      The Bank's Orange office is located near the intersection of Chapman Avenue and Highway 55 in the City of Orange, California in a 9,804 square foot, two-story, free-standing building built in 1980. The office was acquired as part of the acquisition of American Merchant Bank in 1988. This building is held in fee, not subject to any deed of trust, mortgage or other substantial encumbrance.

      The Bank's Huntington Beach office is located at 16902 Bolsa Chica Road in Huntington Beach, California in a 12,246 square foot, two-story building built in 1981. The office was acquired as part of the acquisition of American Merchant Bank in 1988 and is held in fee, not subject to any deed of trust, mortgage or other substantial encumbrance. The second floor is leased as multi-tenant office space.

      The Bank's Newport/Irvine office is located at the intersection of Von Karman Avenue and Campus Drive, two blocks from the John Wayne International Airport in a modern ten-story multi-tenant office building built in 1988 and known locally as the Atrium. The Bank occupies 4,145 square feet on space under a five-year lease with three five (5) year renewal options subject to adjustment based upon market value at renewal. The aggregate rent payments in 1995 were approximately $72,000.

      The Bank's branch banking offices in San Clemente, San Juan Capistrano and Monarch Beach were acquired in the acquisition of Mariners Bancorp, which was completed on October 20, 1995.

      The San Clemente office is located at 115 Calle de Industrias, San Clemente, California, in a two-story free-standing building consisting of approximately 12,000 square feet. The Bank owns the building subject to an assignment of a ground lease that commenced August 1, 1979 for a term of 25 years with three (3) five-year options to renew. The rental rate is approximately $70,000 per year and is subject to increases each five years based upon the change in the CPI. The Bank's branch banking office occupies approximately 6,000 square feet on the ground floor. The second floor is leased by the Bank as office space to several tenants.

      The San Juan Capistrano branch banking office is a 2,000 square feet retail suite at 32221 Camino Capistrano, Suite B101, San Juan Capistrano, California. The Bank occupies the space subject to a one-year lease agreement commencing August 1, 1996 with an annual rental rate of approximately $42,000.

      The Monarch Beach branch banking office is located at 24034 Camino Del Avion, Dana Point, California in a free-standing single-story building consisting of approximately 4,200 square feet. The Bank occupies the facility subject to a lease dated April 2, 1990 for a period of ten years. The current annual rent is approximately $122,000.

      The Long Beach Community branch banking offices is located on the premises of the Long Beach Community Hospital located at 1720 Termino Avenue, Long Beach, California subject to an occupancy agreement for a period of five years commencing September 1, 1996. No rental amount is payable under the occupancy agreement.

      The Bank leases its administrative office facility located at 19100 Von Karman Avenue, Suite 550 in Irvine, California near the Orange County Airport. The current lease provides for approximately 12,400 square feet and commenced on February 1, 1996 for a period of sixteen months expiring June 30, 1997.

      See Note 12 to the "Notes to Consolidated Financial Statements" for further information regarding these leases.

LEGAL PROCEEDINGS

      There are no pending legal proceedings in which the Company or the Bank is a party or to which any of their respective properties are subject other than ordinary routine litigation incidental to the Bank's business, the outcome of which is not expected to be material to the Company or its operations or properties.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      None.

                           INFORMATION REGARDING CSBI

      CSBI is a Delaware business corporation registered as a bank holding company under the BHC Act. Its principal place of business is 7777 Center Avenue, Huntington Beach, California 92647-3067. CSBI operates its business through three bank subsidiaries: Liberty National Bank ("Liberty"), headquartered in Huntington Beach, California; San Dieguito National Bank ("San Dieguito"), headquartered in Encinitas, California; and Commerce Security Bank ("Commerce"), headquartered in Sacramento, California.

      Each of Liberty, San Dieguito and Commerce is a commercial bank, with a focus on the small business segment of the market. Each offers a full range of commercial banking services, including the making of commercial loans to businesses, installment loans to individuals, cash management services, business and personal checking accounts, and savings and time deposits. Liberty, in particular, is also an active originator and servicer of Small Business Administration-guaranteed loans. In addition to its traditional commercial banking operations, Commerce also operates both a residential mortgage division and an equipment leasing division. While not a condition of the Merger, CSBI has advised Eldorado that CSBI intends to consolidate, at minimum, Eldorado Bank, Liberty and San Dieguito into a single entity contemporaneously with or as soon as practicable after the Closing, subject to the approval of the applicable regulatory authorities.

      CSBI is controlled by Dartmouth Capital Group, L.P. (the "Dartmouth Partnership") and its general partner Dartmouth Capital Group, Inc., each of which is registered as a bank holding company under the BHC Act. Robert P. Keller, the President and Chief Executive Officer of CSBI, also serves as the President of Dartmouth Capital Group, Inc., and a majority of CSBI's directors also constitute a majority of the directors of Dartmouth Capital Group, Inc. The Dartmouth Partnership acquired its current ownership interest in CSBI as the result of the following transactions; its September 1995 investment in CSBI's wholly-owned subsidiary, SDN Bancorp, Inc. ("SDN"), which permitted SDN to recapitalize San Dieguito and to undertake a significant change in its strategic direction; its March 1996 investment in SDN that provided the funding for SDN's acquisition of Liberty; and its August 1996 investment that provided substantially all of the funding for CSBI's acquisition of Commerce. The Dartmouth Partnership and certain of its affiliates have agreed to provide a significant portion of the funding for the Merger.

                      MARKET PRICE AND DIVIDEND INFORMATION

      Eldorado Common Stock is traded on the AMEX under the symbol "ELB." The following table sets forth, for the periods indicated, the high and low sales prices of Common Stock, as reported on the AMEX, and the cash dividends per share paid on the shares of Common Stock.

       1995                                     Cash
                                High     Low  Dividends
                                ----     ---  ---------

       First Quarter.......  $  11.00  $  9.88  $  0.08
       Second Quarter......     13.13    10.00     0.08
       Third Quarter.......     15.63    11.75     0.08
       Fourth Quarter......     17.00    13.75     0.08

       1996

       First Quarter.......     16.13    13.88     0.08
       Second Quarter......     15.63    14.63     0.09
       Third Quarter.......     20.38    14.88     0.10
       Fourth Quarter......     22.38    18.50     0.10


      On December 23, 1996, the last trading day prior to the public announcement of the Merger Agreement, the high, low and closing sale prices of the Common Stock on the AMEX were $20.50, $20.25 and $20.38 per share, respectively. On March 14, 1997, the latest practicable trading day before the printing of this Proxy Statement, the closing sale price of the Common Stock on the AMEX was $21.88. The number of record holders of Common Stock on March 3, 1997 was 910. Shareholders are advised to obtain current market quotations for their shares.

      For a discussion on the restrictions on the ability of Eldorado to pay dividends, see "INFORMATION REGARDING ELDORADO -- Federal Deposit Insurance Corporation Improvement Act of 1991 - Restrictions on Transfers of Funds to the Company by the Bank."

            SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of March 3, 1997, the number of shares of Common Stock beneficially owned by: (i) each person known by Eldorado to beneficially own more than five percent of the outstanding shares of Common Stock; (ii) each of the directors of Eldorado; (iii) the Chief Executive Officer of Eldorado and each of the four most highly compensated executive officers of Eldorado other than its Chief Executive Officer (calculated based upon compensation of executive officers of Eldorado for its fiscal year 1996); and
(iv) all directors and officers of Eldorado as a group.

                                                   COMMON STOCK
                                                   BENEFICIALLY    PERCENT OF
      NAME                                         OWNED(1)             CLASS
      ----                                         ------------    ----------

J.B. Crowell(2)(3)..................................291,946           7.6%
1371 Treasure Lane
   Santa Ana, California 92705

Michael B. Burns(4)..................................52,375           1.4%

Raymond E. Dellerba(5)...............................51,057           1.3%

Julia M. DiGiovanni(6)..............................115,254           3.0%

Lynne Pierson Doti(7)................................12,540              *

Rolf J. Engen(8).....................................74,061           1.9%

Warren Finley(9).....................................49,218           1.3%

Warren D. Fix(10)....................................13,640              *

Richard Korsgaard(11)................................48,926           1.3%

Donald E. Sodaro(12).................................50,086           1.3%

George H. Wells(13).................................121,233           3.2%

David R. Brown(14)...................................21,112              *

John J. McCauley(15).................................18,519              *

William J. Lewis(16)..................................8,865              *

All Directors and Executive Officers as a Group(17) 928,832          23.4%
(14 persons)

------------------

(1) Except as otherwise noted below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. All shares are owned of record and beneficially except as otherwise indicated.

(2) Includes 22,440 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997; and 26,948 shares held in Mr. Crowell's account by the Company's Employee Stock Ownership Plans.

(3) Includes 2,866 shares which are held by Mrs. Crowell as custodian for their children, as to which Mr. Crowell may have shared voting and/or investment power.

(4) Includes 13,640 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997.

(5) Includes 9,900 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997; and 1,107 shares held in Mr. Dellerba's account by the Company's Employee Stock Ownership Plans.

(6) Includes 2,400 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997.

(7) Includes 9,240 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997.

(8) Includes 13,640 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997.

(9) Includes 13,640 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997.

(10) Includes 9,240 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997.

(11) Includes 2,200 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997; and 284 shares held in Mr. Korsgaard's account by the Company's Employee Stock Ownership Plans.

(12) Includes 13,640 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997.

(13) Includes 13,640 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997.

(14) Includes 11,439 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997; and 4,085 shares held in Mr. Brown's account by the Company's Employee Stock Ownership Plans.

(15) Includes 15,840 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997; and 1,115 shares held in Mr. McCauley's account by the Company's Employee Stock Ownership Plans.

(16) Includes 8,470 shares which may be purchased upon the exercise of options during the 60-day period ending May 2, 1997; and 211 shares held in Mr. Lewis' account by the Company's Employee Stock Ownership Plans.

(17) Includes an aggregate of 159,369 shares which may be purchased upon the exercise of stock options during the 60-day period ending May 2, 1997.

          SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING OF SHAREHOLDERS

      At this time, Eldorado does not intend to hold an Annual Meeting of Shareholders unless the Merger is not consummated, in which case Eldorado will provide information regarding the date of the Annual Meeting of Shareholders and the date by which any shareholder desiring to submit a proposal for action at such Annual Meeting of Shareholders must submit such proposal to Eldorado in order to be considered for inclusion in Eldorado's proxy materials relating to such Annual Meeting of Shareholders.

                             INDEPENDENT ACCOUNTANTS

      The consolidated financial statements of Eldorado Bancorp and subsidiary, included in this Proxy Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, for the periods indicated in their report included therein.

      The report of KPMG Peat Marwick LLP contains an explanatory paragraph which states that, as discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 114, "Accounting By Creditors for Impairment of a Loan," as amended by No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" in 1995.

      A representative of KPMG Peat Marwick LLP will be at the Special Meeting to answer questions from Eldorado shareholders and will be given an opportunity to make a statement, if so desired.

                                  OTHER MATTERS

      The Board of Directors is not aware of any other matters to be presented at the Special Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
ELDORADO BANCORP AND SUBSIDIARY

   Independent Auditor's Report                                              F-2

   Consolidated Balance Sheets at December 31, 1996 and 1995                 F-3

   Consolidated Statements of Earnings for each of the Years in the
      Three-Year Period Ended December 31, 1996                              F-4

   Consolidated Statements of Shareholders' Equity for each of the Years
      in the Three-Year Period December 31, 1996                             F-5

   Consolidated Statements of Cash Flows for each of the Years
      in the Three-Year Period Ended December 31, 1996                       F-6

   Notes to Consolidated Financial Statements                                F-8

   All supplemental schedules are omitted as inapplicable or because the required information is included in the financial statements or notes thereto.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders of Eldorado Bancorp:

We have audited the consolidated balance sheets of Eldorado Bancorp and subsidiary (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eldorado Bancorp and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities in 1994, No. 114, Accounting by Creditors for Impairment of a Loan, as amended by No. 118, Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures in 1995.

                                         KPMG PEAT MARWICK LLP

Orange County, California
February 5, 1997

ELDORADO BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS


DECEMBER 31, 1996 AND 1995

ASSETS                                                       1996            1995

Cash and due from banks                              $ 34,101,000    $ 32,233,000
Federal funds sold                                     28,400,000       9,700,000
Securities available-for-sale, at fair value           95,919,000      86,580,000
Securities held-to-maturity -- approximate
  fair value of $8,074,000 in 1996 and                   8,082,000       7,087,000
  $7,212,000 in 1995
Loans and direct lease financing                      223,904,000     229,957,000
Less allowance for possible credit losses               4,672,000       6,265,000
                                                     ------------    ------------
Net loans and direct lease financing                  219,232,000     223,692,000
                                                     ------------    ------------
Premises and equipment, net                             8,139,000       8,598,000
Other real estate owned, net                              394,000       1,965,000
Goodwill, net                                           6,027,000       6,438,000
Other assets                                            6,467,000       6,893,000
                                                     ------------    ------------
                                                     $406,761,000    $383,186,000
LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits
  Demand, non-interest bearing                       $111,414,000    $ 99,770,000
  Savings and money market                            156,857,000     157,822,000
  Time certificates under $100,000                     47,782,000      43,534,000
  Time certificates of $100,000 or more                37,351,000      32,092,000
                                                     ------------    ------------
       Total deposits                                 353,404,000     333,278,000
                                                     ------------    ------------

Federal funds purchased                                 2,188,000       3,772,000
Other liabilities                                       4,225,000       3,763,000
                                                     ------------    ------------

       Total liabilities                              359,817,000     340,813,000
                                                     ------------    ------------
Commitments and contingencies (note 12)

Shareholders' equity:
  Preferred stock, no par value, authorized
    5,000,000 shares, none issued                              --              --
  Common stock, no par value; authorized 12,500,000
    shares, issued and outstanding 3,810,756 shares
    in 1996 and 3,733,822 in 1995                      32,448,000      31,798,000
  Net unrealized gain (loss) on securities
    available-for-sale                                    138,000         400,000
  Retained earnings                                    14,358,000      10,175,000
                                                     ------------    ------------
       Total shareholders' equity                      46,944,000      42,373,000
                                                     ------------    ------------
                                                     $406,761,000    $383,186,000

See accompanying notes to consolidated financial statements.

ELDORADO BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF EARNINGS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                 1996          1995           1994
                                                 ----          ----           ----
Interest income:
  Loans, including fees                   $21,902,000   $18,592,000    $16,170,000
  Securities                                6,156,000     5,415,000      3,721,000
  Federal funds sold                        1,033,000       846,000        905,000
  Direct lease financing                       88,000       122,000        227,000
  Interest bearing deposits with banks             --            --         11,000
                                            ---------    ----------    -----------
       Total interest income               29,179,000    24,975,000     21,034,000
                                            ---------    ----------    -----------

Interest expense:
  Savings and money market                  3,034,000     2,875,000      3,103,000
  Time certificates under $100,000          2,471,000     1,457,000        782,000
  Time certificates of $100,000 or
    more                                    1,900,000     1,211,000        725,000
  Other                                       121,000       280,000         16,000
       Total interest expense               7,526,000     5,823,000      4,626,000
                                            ---------    ----------    -----------
       Net interest income                 21,653,000    19,152,000     16,408,000

Provision for possible credit losses          153,000       756,000      2,006,000
                                            ---------    ----------    -----------
Net interest income after
  provision for possible
  credit losses                            21,500,000    18,396,000     14,402,000
                                            ---------    ----------    -----------

Other income:
  Service charges on deposit accounts       2,311,000     2,203,000      2,222,000
  Bank card discounts                         168,000       405,000        882,000
  Loan servicing income                       829,000       848,000        875,000
  Net gain (loss) on sales of securities        2,000        48,000       (131,000)
  Other                                     1,062,000       517,000      1,060,000
       Total other income                   4,372,000     4,021,000      4,848,000
                                            ---------    ----------    -----------

Operating expenses:
  Salaries                                  5,401,000     4,644,000      4,518,000
  Employee benefits                         2,055,000     2,369,000      1,791,000
  Occupancy                                 1,719,000     1,380,000      1,865,000
  Furniture and equipment                   1,117,000       916,000        832,000
  Other real estate owned                      72,000       330,000        388,000
  Other                                     6,037,000     5,113,000      5,542,000
       Total operating expenses            16,401,000    14,752,000     14,936,000
                                            ---------    ----------    -----------

       Earnings before income taxes         9,471,000     7,665,000      4,314,000
Income taxes                                3,891,000     3,161,000      1,758,000
                                            ---------    ----------    -----------
Net earnings                               $5,580,000    $4,504,000    $ 2,556,000
                                            =========    ==========    ===========

Primary earnings per share                  $    1.43    $     1.36    $      0.84
                                            ---------    ----------    -----------

Weighted average number of shares used
   in per share calculation                 3,912,993     3,312,924      3,029,327
                                            =========    ==========    ===========

Fully-diluted earnings per share            $    1.41    $     1.36    $      0.84
                                            =========    ==========    ===========

See accompanying notes to consolidated financial statements.

ELDORADO BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                 NET UNREALIZED
                                                                     GAIN (LOSS)
                                                                  ON SECURITIES                                TOTAL
                                           COMMON STOCK              AVAILABLE-          RETAINED      SHAREHOLDERS'
                                      SHARES           AMOUNT          FOR-SALE          EARNINGS             EQUITY

BALANCE, DECEMBER 31, 1993         2,752,255       17,427,000               --          9,862,000         27,289,000
                                   ---------       ----------       -----------       ------------       ------------
Net unrealized gain on
  securities available-
  for-sale
  as of January 1, 1994                   --               --      $ 1,179,000                 --          1,179,000
Cash dividends declared
  ($0.16) per share)                      --               --               --           (441,000)          (441,000)
Stock options exercised                4,473           35,000               --                 --             35,000
Change in net unrealized gain
  on securities
  available-for-sale                      --               --       (1,524,000)                --         (1,524,000)
Net earnings                              --               --               --          2,556,000          2,556,000
                                   ---------       ----------       -----------       ------------       ------------
BALANCE, DECEMBER 31, 1994         2,756,728       17,462,000         (345,000)        11,977,000         29,094,000
                                   ---------       ----------       -----------       ------------       ------------
Cash dividends declared
  ($0.32) per share                       --               --               --           (960,000)          (960,000)
Stock options exercised                7,380           62,000               --                 --             62,000
Common stock issued                  630,276        8,928,000               --                 --          8,928,000
10% common stock dividend            339,438        5,346,000               --         (5,346,000)                --
Change in net unrealized gain
  on securities
  available-for-sale                      --               --          745,000                 --            745,000
Net earnings                              --               --               --          4,504,000          4,504,000
                                   ---------       ----------       -----------       ------------       ------------
BALANCE, DECEMBER 31, 1995         3,733,822      $31,798,000      $   400,000        $10,175,000        $42,373,000
                                   ---------       ----------       -----------       ------------       ------------
Cash dividends declared
  ($0.37) per share                       --               --               --         (1,397,000)        (1,397,000)
Stock options exercised               76,934          650,000               --                 --            650,000
Change in net unrealized gain
  on securities
  available-for-sale                      --               --         (262,000)                --           (262,000)
Net earnings                              --               --               --          5,580,000          5,580,000
                                   ---------       ----------       -----------       ------------       ------------
BALANCE, DECEMBER 31, 1996         3,810,756      $32,448,000         $138,000        $14,358,000       $ 46,944,000
                                   ---------       ----------       -----------       ------------       ------------

See accompanying notes to consolidated financial statements.

ELDORADO BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED 1996, 1995 AND 1994

                                                                         1996                 1995                  1994
Cash flows from operating activities:
  Net earnings                                                   $  5,580,000         $  4,504,000         $   2,556,000
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization                                   1,039,000              556,000               998,000
    Amortization of intangible assets                                 634,000              186,000               110,000
    Provision for possible credit losses                              153,000              756,000             2,006,000
    Provision for possible losses on
      other real estate owned                                              --              249,000               118,000
    (Gain) loss on sales of premises and equipment                     (6,000)             (10,000)                8,000
    Gain on sales of SBA loans                                       (158,000)             (17,000)             (279,000)
    (Gain) loss on sale of other real estate owned                   (148,000)             (36,000)
    (Gain) loss on sales of securities
      available-for-sale                                               (2,000)             (48,000)              131,000
    Amortization of deferred income, discounts
      and fees                                                       (307,000)             (65,000)             (438,000)
    Loan fees collected                                               799,000              510,000               508,000
    (Increase) decrease in other assets                              (413,000)          (2,089,000)            1,550,000
    (Increase) decrease in deferred income taxes                      638,000             (158,000)              (90,000)
    Increase in other liabilities                                     462,000            1,001,000               478,000
                                                                 ------------         ------------         -------------
       Net cash provided by operating activities                    8,271,000            5,315,000             7,620,000
                                                                 ------------         ------------         -------------

Cash flows from investing activities:
  Proceeds from maturity of securities
    available-for-sale                                             62,568,000           95,347,000            71,448,000
  Proceeds from sales of securities
    available-for-sale                                              3,166,000            3,069,000             3,948,000
  Proceeds from the call of securities held-to-maturity             2,500,000                   --
                                                                 ------------         ------------         -------------

  Purchase of securities available-for-sale                       (75,567,000)         (85,423,000)         (100,405,000)
  Purchase of securities held-to-maturity                          (3,492,000)          (6,501,000)             (586,000)
  Net (increase) decrease in interest
    bearing deposits with banks                                            --                   --               594,000
  Proceeds from sale of loans                                              --            1,732,000             6,720,000
  Increase in commercial loans held for sale                               --                   --
  Purchase of loans                                                        --                   --
  Net (increase) decrease in loans and leases                       4,141,000           (5,536,000)           21,004,000
  Purchase of premises and equipment                                 (546,000)            (793,000)
  Proceeds from sales of premises and equipment                        15,000                9,000                14,000
  Proceeds from sales of other real estate owned                    1,717,000            1,928,000             4,908,000
  Net cash received in purchase of Mariners Bank                           --            3,407,000                    --
                                                                 ------------         ------------         -------------
       Net cash provided by (used in) investing
         activities                                              $ (5,498,000)        $  7,239,000         $ (13,519,000)
                                                                 ------------         ------------         -------------

See accompanying notes to consolidated financial statements.

ELDORADO BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED) YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                           1996                 1995                 1994

Cash flows from financing activities:
  Net increase (decrease) in deposits                              $ 20,126,000         $ (5,126,000)        $(21,473,000)
  Net increase (decrease) in federal funds purchased                 (1,584,000)           2,742,000              (75,000)
  Dividends paid                                                     (1,397,000)            (960,000)            (441,000)
  Proceeds from stock options exercised                                 650,000               62,000               35,000
  Cost of stock issuance                                                     --             (289,000)                  --
                                                                   ------------         ------------         ------------
       Net cash used in financing activities                         17,795,000           (3,571,000)         (21,954,000)
                                                                   ------------         ------------         ------------
Increase (decrease) in cash and cash equivalents                     20,568,000            8,983,000
(27,853,000) Cash and cash equivalents at beginning of year          41,933,000           32,950,000           60,803,000
                                                                   ------------         ------------         ------------
Cash and cash equivalents at end of year                           $ 62,501,000         $ 41,933,000         $ 32,950,000
                                                                   ============         ============         ============
Supplemental disclosures of cash flow information:
  Cash paid for --
  Interest                                                         $  7,552,000         $  5,589,000         $  4,653,000
  Income taxes, net                                                   3,142,000            2,871,000            2,986,000
Supplemental disclosures of noncash investing and
  financing activities:
  Dividends accrued and paid in subsequent years                             --              299,000                   --
  Transfer of loans to other real estate owned                          165,000            2,526,000            1,071,000
  Transfer of investment securities to
    securities available-for-sale                                            --                   --           61,901,000
  The Company purchased all of the capital stock
    of Mariners Bancorp for $4,301,000 cash,
    including direct cost and 630,276 common
    shares of Eldorado Bancorp, valued at
    $9,217,000 less cost of issuing the stock
    In connection with the purchase, assets
    acquired and liabilities assumed were as
    follows:
    Fair value of assets acquired                                            --           75,615,000                   --
    Fair value of liabilities assumed                                        --           67,608,000                   --
                                                                   ============         ============         ============

See accompanying notes to consolidated financial statements.

ELDORADO BANCORP AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

       The consolidated financial statements include the accounts of Eldorado Bancorp ("Eldorado" or the "Company") and its wholly owned subsidiary, Eldorado Bank ("Eldorado Bank" or the "Bank"). All intercompany balances and transactions have been eliminated in consolidation. Eldorado Bancorp has no significant assets or liabilities other than its investment in the Bank.

       The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates.

BUSINESS

The Company has no subsidiary or affiliated business other than the Bank. The Company has not entered into any of the permitted non-banking activities. On December 24, 1996 the Company entered into an Agreement and Plan of Merger with Commerce Security Bancorp, Inc. providing for the acquisition of 100 percent of the outstanding shares of the Company in exchange for the right to receive $23.00 cash for each share tendered.

       The Bank provides a full range of banking services to individual and corporate customers throughout Orange, Los Angeles, Riverside and San Bernardino Counties. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

SECURITIES

      In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments of Debt and Equity Securities" ("SFAS 115"). SFAS 115 was required to be adopted by the Company in 1994. Accordingly, the Company reclassified its entire investment security portfolio as of January 1, 1994 as securities available-for-sale which were adjusted to reflect fair value. Previously, the investment securities were carried at cost, adjusted for the accretion of discounts and amortization of premiums.

      SFAS 115 requires that investments be classified as "held-to-maturity", "available-for-sale" or "trading securities". The statement defines investments in securities as "held-to-maturity" based upon a positive intent and ability to hold those securities to maturity. Investments held-to-maturity are reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and are to be reported at fair value, with unrealized gains and losses included in operations. Equity and debt securities not classified as "held-to-maturity" or "trading securities" are classified as "available-for-sale" and are recorded at fair value, with unrealized gains and losses excluded from operations and reported as a separate component of shareholders' equity, net of the tax effect. The designation of securities is made by management at the time of acquisition.

LOANS AND DIRECT LEASE FINANCING

Loans are reported at the principal amount outstanding, net of unearned income. Interest on loans is computed by methods which generally result in level rates of return on principal amounts outstanding. Interest accruals are discontinued when, in the opinion of management, it is deemed uncollectable.

       Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal and, generally, when a loan becomes contractually past-due by 90 days or more with respect to principal or interest. The accrual of interest may be continued on a loan contractually past-due 90 days or more with respect to interest or principal if the Company is in the process of collection, and collection of principal and interest is deemed probable.

       When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loan is estimated to be fully collectible.

       A loan is classified as a restructured loan when certain modifications, such as the reduction of interest rates to below market or forgiveness or deferral of principal payments, are made to contractual terms due to a borrower's financial condition. Certain restructured loan agreements call for additional interest or principal to be paid on a deferred or contingent basis.

       The Bank has direct financing leases under which it purchases automobiles and equipment which are in turn leased to its customers. Direct financing leases are recorded at the sum of the aggregate lease rentals receivable and the estimated residual value of the equipment, net of unearned income. The related unearned income is deferred and amortized into income so as to produce a level rate of return.

LOAN ORIGINATION FEES AND COSTS

Loan origination fees and direct costs associated with lending are netted and amortized to interest income as an adjustment to the yield over the respective lives of the loans using a method that approximates the level-yield method over the period to maturity. At December 31, 1996 and 1995, net deferred loan fees (costs) of $(132,000) and $222,000, respectively, are included in loans.

SALES OF LOANS

       The Bank has realized gains from the sale of the guaranteed portion of "Small Business Administration" loans. Gains or losses are recognized upon completion of the sale (net of related commissions paid that are directly attributable to the sale) and are based on the difference between the net sales proceeds and the relative fair value of the portion of the loan sold versus the portion of the loan retained. Loans held for sale are carried at the lower of cost or estimated market value.

ALLOWANCE FOR POSSIBLE CREDIT LOSSES

       The allowance for possible credit losses is established through a provision for possible credit losses charged to expense. Loans and leases are charged against the allowance for possible credit losses when management believes that the collectibility of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, leases and commitments to extend credit, based on the evaluations of the collectibility and prior loss experience of loans, leases and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio; overall portfolio quality; loan concentrations; specific problem loans, leases and commitments; and current and anticipated economic conditions that may affect the borrowers' ability to pay.

       Effective January 1, 1995, the Company adopted the Financial Accounting Standard's Board Statement of Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan," as amended by SFAS 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS 114 requires loans to be measured for impairment when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. The amount of impairment and any subsequent changes are recorded through the provision for possible credit losses as an adjustment to the allowance for possible credit losses. SFAS 114 applies to all loans, whether collateralized or uncollateralized, except for large groups of smaller-balance homogenous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and debt securities. In addition, it usually applies to loans that are restructured in a troubled debt restructuring involving a modification of terms. However, such loans restructured prior to the effective date of SFAS 114 that are performing in accordance with their restructured terms are not considered impaired under SFAS 114.

       As required by SFAS 114, the Company generally measures impairment based upon the present value of the loan's expected future cash flows, except where foreclosure or liquidation is probable or when the primary source of repayment is provided by real estate collateral. In these circumstances, impairment is measured based upon the fair value of the collateral. In addition, in certain rare circumstances, impairment may be based on the loan's observable fair value.

       Generally, the Company evaluates a loan for impairment in accordance with SFAS 114 when it is placed on nonaccrual status. Adopting SFAS 114 did not affect the Company's charge-off policy.

       The adoption of SFAS 114 did not have a material effect on the Company's financial position or results of operations.

       Management believes that the allowance for possible credit losses is adequate. While management uses available information to recognize losses on loans and leases, future additions to the allowance may be necessary based on changes in economic conditions. In addition, both federal and state regulators, as an integral part of their examination process, periodically review the Company's allowance for possible credit losses. These agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

OTHER REAL ESTATE OWNED

       Other real estate owned consists of real estate acquired in settlement of loans. Other real estate owned is carried at the lower of cost or estimated fair value less selling costs. The recognition of gains and losses on the sale of real estate is dependent upon various factors relating to the nature of the property sold, the terms of the sale and the future involvement of the Company.

       Real estate acquired in settlement of loans are recorded at the lower of the unpaid balance of the loan at the settlement date or fair value less selling costs of the collateral. Subsequently, valuation allowances for estimated losses are provided against income if the carrying value of real estate exceeds estimated fair value less selling costs. Legal fees and direct costs, including foreclosure, appraisal and other related costs, are expensed as incurred. While management uses available information to provide for losses on real estate, future additions to the allowance may be necessary based on future economic conditions. In addition, the regulatory agencies periodically review the allowance for real estate losses and such agencies may require the Company to recognize additions to the allowance based on information and factors not available to management.

PREMISES AND EQUIPMENT

       Premises and equipment are stated at cost, less accumulated depreciation and amortization which is charged to expense on a straight-line basis over the estimated useful lives of the assets, from 3 to 30 years, or, in the case of leasehold improvements, over the terms of the leases if shorter than the estimated useful lives.

INTANGIBLE ASSETS

       The Company has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of businesses acquired in purchase transactions. Goodwill is being amortized on a straight-line method over fifteen years. The Company periodically reviews goodwill to assess recoverability from projected, undiscounted net cash flows of the related business unit, and impairments would be recognized in operating results if a permanent diminution in value were to occur.

         Core deposit intangibles represents the intangible value of depositor relationships resulting from deposits assumed in acquisitions and is amortized over their useful economic life, not to exceed ten years.

INCOME TAXES

         Income taxes are accounted for under the asset and liability method of accounting. Under the asset and liability method, deferred income taxes are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

STATEMENTS OF CASH FLOWS

         For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

EARNINGS PER SHARE

         Earnings per share of common stock are based upon the weighted average number of common shares, which include common stock and dilutive common stock equivalent shares ("CSE") outstanding during each period, after giving retroactive effect to stock dividends, including the 10 percent stock dividend declared in November 1995.

         The calculations of earnings per share of common stock are as follows for the periods indicated:

                                                              Years Ended December 31,
                                  -------------------------------------------------------------------------------------
                                            1996                          1995                          1994
                                  -------------------------     -------------------------     -------------------------
                                                   Fully                         Fully                        Fully
                                   Primary        Diluted        Primary        Diluted        Primary        Diluted
                                  ----------     ----------     ----------     ----------     ----------     ----------
Net earnings                      $    5,580     $    5,580     $    4,504     $    4,504     $    2,556     $    2,556
                                  ==========     ==========     ==========     ==========     ==========     ==========
Weighted average common
   shares outstanding              3,771,719      3,771,719      3,165,363      3,165,363      3,029,327      3,029,327
Dilutive CSE on stock options        141,274        179,878        147,630        179,637             --             --
                                  ----------     ----------     ----------     ----------     ----------     ----------
Weighted average number of
   shares                          3,912,993      3,951,602      3,312,993      3,345,000      3,029,327      3,029,327
                                  ==========     ==========     ==========     ==========     ==========     ==========
Net earnings per share            $     1.43     $     1.41     $     1.36     $     1.35     $     0.84     $     0.84
                                  ==========     ==========     ==========     ==========     ==========     ==========


RECLASSIFICATIONS

         Certain items in prior periods have been reclassified to conform to the current presentation.

CURRENT ACCOUNTING PRONOUNCEMENTS

         Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS
123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123. See Note (9) of the Notes to Consolidated Financial Statements for the pro forma net income and pro forma earnings per share disclosures.

         In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. SFAS 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is generally effective for transactions that occur after December 31, 1996, and it is to be applied prospectively. SFAS 125 will requires the allocation of the total cost of mortgage loans sold to the mortgage loans sold (servicing released), interest-only and retained certificates and servicing rights based on their relative fair values. Under SFAS 125 the interest-only and retained certificates and servicing rights are assessed for impairment based upon the fair value of those rights. The pronouncement also requires the additional disclosure about the interest-only and retained certificates in securitizations and the accounting for these assets at fair value in accordance with Statement of Financial Accounting Standards No. 115. Management believes the adoption of SFAS 125 on January 1, 1997 will not have a material impact on the Company's operations.

(2)      ACQUISITION OF MARINERS BANK

         On October 20, 1995, the Company acquired 100% of the outstanding common stock of Mariners Bancorp ("Mariners") for $4,072,000 in cash and the issuance of 630,276 common shares of Eldorado Bancorp, valued at $14.625 per share. Mariners had total assets of approximately $75,263,000. The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." Under this method of accounting, the purchase price was allocated to the assets acquired and deposits and liabilities assumed based on their fair values as of the acquisition date. The consolidated financial statements include the operations of Mariners from the date of the acquisition. Goodwill and core deposit intangibles arising from the transaction totaled approximately $7,007,000. Goodwill of $5,511,000 is being amortized over fifteen years on a straight-line basis. A core deposit intangible of $1,496,000 is being amortized over its useful economic life of ten years.

         The following table sets forth selected unaudited pro forma combined financial information of the Company and Mariners for the years ended December 31, 1995 and 1994. The pro forma operating data reflects the effect of the acquisition of Mariners as if it was consummated at the beginning of each year presented. The pro forma results are not necessarily indicative of the results that would have occurred had the acquisition been in effect for the full years presented, nor are they necessarily indicative of the results of future operations.

                                                       YEAR ENDED DECEMBER 31,_
                                                   -----------------------------
                                                      1995              1994
                                                   -----------       -----------
Interest income                                    $30,444,000       $27,262,000
Interest expense                                     7,109,000         6,019,000
                                                   -----------       -----------
Net interest income                                 23,335,000        21,243,000
Provision for possible credit losses                   926,000         2,188,000
                                                   -----------       -----------
Net interest income after provision
for possible credit losses                          22,409,000        19,055,000
Other income                                         5,121,000         6,479,000
Operating expenses                                  18,894,000        20,886,000
                                                   -----------       -----------
Earnings before income taxes                         8,636,000         4,648,000
Income taxes                                         3,578,000         1,873,000
                                                   -----------       -----------
Net earnings                                       $ 5,058,000       $ 2,775,000
                                                   ===========       ===========
Earnings per share                                 $      1.36       $      0.75
                                                   ===========       ===========

(3) RESTRICTED CASH BALANCES

         Aggregate reserves (in the form of deposits with the Federal Reserve
Bank) approximating $8,026,000 were maintained to satisfy Federal regulatory requirements at December 31, 1996.

(4) SECURITIES

         A summary of securities follows:

                                                                    DECEMBER 31, 1996
                                                                    -----------------
                                                                     GROSS           GROSS       ESTIMATED
                                                 AMORTIZED      UNREALIZED      UNREALIZED            FAIR
                                                      COST           GAINS          LOSSES           VALUE
                                               -----------     -----------     -----------     -----------
Available-For-Sale Securities:
  U.S. Treasury securities and obligations
  of other U.S. government corporations
  and agencies                                 $89,083,000     $   168,000     $    79,000     $89,172,000
Obligations of states and political
  subdivisions                                     983,000           3,000           1,000         985,000
Corporate debt securities                        1,811,000          33,000              --       1,844,000
Mortgage backed securities                       3,185,000          95,000           4,000       3,276,000
Other                                              628,000          14,000              --         642,000
                                               -----------     -----------     -----------     -----------
                                               $95,690,000     $   313,000     $    84,000     $95,919,000
                                               -----------     -----------     -----------     -----------
Held-To-Maturity Securities:
  U.S. government corporation and agencies     $ 6,992,000     $     1,000     $    54,000     $ 6,939,000
  Obligations of states and political
  subdivisions                                     589,000          41,000              --         630,000
Corporate debt securities                          501,000           4,000              --         505,000
                                               -----------     -----------     -----------     -----------
                                               $ 8,082,000     $    45,000     $    54,000     $ 8,074,000
                                               ===========     ===========     ===========     ===========

                                                                   DECEMBER 31, 1995
                                                                   -----------------
                                                                     GROSS           GROSS       ESTIMATED
                                                 AMORTIZED      UNREALIZED      UNREALIZED            FAIR
                                                      COST           GAINS          LOSSES           VALUE
                                               -----------     -----------     -----------     -----------
Available-For-Sale Securities:
  U.S. Treasury securities and obligations
  of other U.S. government corporations
  and agencies                                 $76,436,000     $   462,000     $     6,000     $76,892,000
Obligations of states and political
  subdivisions                                   1,195,000           8,000           1,000       1,202,000
Corporate debt securities                        4,327,000         107,000           3,000       4,431,000
Mortgage backed securities                       3,907,000         119,000           2,000       4,024,000
Other                                               31,000              --              --          31,000
                                               -----------     -----------     -----------     -----------
                                               $85,896,000     $   696,000     $    12,000     $86,580,000
                                               -----------     -----------     -----------     -----------
Held-To-Maturity Securities:
  U.S. government corporation and agencies     $ 5,998,000     $    54,000     $     1,000     $ 6,051,000
  Obligations of states and political
  subdivisions                                     587,000          58,000              --         645,000
Corporate debt securities                          502,000          14,000              --         516,000
                                               -----------     -----------     -----------     -----------
                                               $ 7,087,000     $   126,000     $     1,000     $ 7,212,000
                                               ===========     ===========     ===========     ===========

At December 31, 1996, securities with a carrying value of $6,433,000 were pledged to secure public deposits or for other purposes required by law.

          Maturities of securities are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       ESTIMATED
                                                      AMORTIZED             FAIR
                                                           COST            VALUE
                                                    -----------      -----------
Available-For-Sale Securities:
  Due in one year or less                           $66,718,000      $66,807,000
  Due after one year through five years              26,441,000       26,499,000
  Due after five years through ten years              1,376,000        1,383,000
  Due after ten years                                 1,155,000        1,230,000
                                                    -----------      -----------
                                                    $95,690,000      $95,919,000
                                                    ===========      ===========
Held-To-Maturity Securities At Cost:
Due after one year through five years               $ 3,999,000      $ 3,959,000
Due after five through ten years                      4,083,000        4,115,000
                                                    -----------      -----------
                                                    $ 8,082,000      $ 8,074,000
                                                    ===========      ===========

         Proceeds from sales of securities available-for-sale during 1996, 1995 and 1994 were $3,166,000, $3,069,000 and $3,948,000, respectively. The Bank experienced gross gains on sales of securities available-for-sale of $2,000 in 1996 and $50,000 in 1995. A gross loss of $2,000 was realized on sales in 1995. Proceeds from the call of securities held-to-maturity during 1996 were $2,500,000 as a result of mandatory early calls of the securities.


(5) LOANS AND DIRECT LEASE FINANCING

         A summary of loans and direct lease financing follows:

                                                 1996                  1995
                                             -------------        -------------
Commercial -- unsecured                      $  49,946,000        $  41,831,000
Commercial -- secured                           51,852,000           52,717,000
Interim construction                            14,464,000           18,219,000
Real estate                                     77,570,000           88,097,000
Installment                                     27,623,000           26,553,000
Lease financing                                    668,000              876,000
Credit cards and other                           1,864,000            1,791,000
Less unearned income, discounts
  and fees                                         (83,000)            (127,000)
                                             -------------        -------------
                                             $ 223,904,000        $ 229,957,000
                                             =============        =============

         The Bank serviced loans for others totaling $79,075,000 and $89,908,000 at December 31, 1996 and 1995, respectively.

         The Company grants construction, commercial and consumer loans to customers throughout the Southern California area. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate markets in Orange, Los Angeles, Riverside and San Bernardino counties of California.

         In the ordinary course of business, the Bank has granted loans to certain related parties and their affiliates. These loans are made under terms which are consistent with the Bank's normal lending policies. A summary of activity with respect to these loans follows:

                                                      1996              1995
                                                   -----------      -----------
Balance outstanding, beginning of year             $   855,000      $ 2,251,000
Loans granted during year                              143,000          265,000
Repayments during year                                (150,000)      (1,661,000)
                                                   -----------      -----------
Balance outstanding, end of year                   $   848,000      $   855,000
                                                   ===========      ===========



         At December 31, 1996, 1995 and 1994, the Bank had loans of approximately $,661,000, $5,818,000, and $3,161,000 respectively, on which the accrual of interest had been discontinued. If these loans had been current throughout their terms, interest and fees on loans would have increased by approximately $343,000, $172,000, and $144,000 for 1996, 1995 and 1994,
respectively.

         Loans restructured, prior to January 1, 1995, the effective date of SFAS 114, and performing within the terms of the restructured agreement amounted to $3,425,000 and $1,531,000 at December 31, 1996 and 1995, respectively. Under the original terms of the loans, interest earned would have totaled $496,000 and $235,000 for the year ended December 31, 1996 and 1995, respectively. The recorded interest income amounted to $316,000 and $187,000 for 1996 and 1995, respectively.

         The following is a summary of impaired loans and the related allowance for possible credit losses at December 31,:

                                                     1996                          1995
                                           -------------------------     -------------------------
                                                           Allowance                     Allowance
                                             Recorded   For Possible       Recorded   For Possible
                                           Investment  Credit Losses     Investment     Investment
                                           ----------  -------------     ----------   ------------
Impaired loans requiring an
  allowance for possible credit losses     $4,060,000     $  449,000     $5,077,000     $1,985,000
Impaired loans not requiring an
  allowance for possible credit losses             --        741,000             --             --
                                           ----------     ----------     ----------     ----------
                                           $4,060,000     $  449,000     $5,818,000     $1,985,000

         The Company's policy for recognizing interest income on impaired loans is the same as the policy applied to nonaccrual loans prior to the adoption of SFAS 114. When the collectibility of principal on a loan is in doubt, all payments received are applied as a reduction to principal. There was no interest income recognized on impaired loans for the year ended December 31, 1996.

(6) ALLOWANCES FOR POSSIBLE CREDIT LOSSES AND OTHER REAL ESTATE OWNED

          A summary of activity in the allowance for possible credit losses follows:

                                     1996             1995              1994
                                  -----------      -----------      -----------
Balance at beginning of year      $ 6,265,000      $ 5,564,000      $ 4,740,000
Credits charged-off                (1,976,000)      (1,311,000)      (1,574,000)
Recoveries on credits
  previously charged-off              230,000          439,000          169,000
                                  -----------      -----------      -----------
Net charge-offs                     1,746,000         (872,000)      (1,405,000)
Increase in allowance for
  possible credit losses
  through acquisition                      --          817,000          223,000
Provision for possible
  credit losses                       153,000          756,000        2,006,000
                                  -----------      -----------      -----------
Balance at end of year            $ 4,672,000      $ 6,265,000      $ 5,564,000
                                  ===========      ===========      ===========

         The determination of the allowance for possible credit losses requires the use of certain significant estimates by Management in relation to the ultimate repayment of loans. These amounts could differ materially in the near term from the amounts assumed in arriving at the allowance for possible loan losses in December 31, 1996.

         A summary of activity in the valuation allowance on other real estate owned follows:


                                         1996             1995              1994
                                      -----------      -----------      -----------
Balance at beginning of year          $   721,000      $   407,000      $ 3,220,000
Increase to valuation allowance
through acquisition                            --          167,000               --
Additions to valuation allowance
  charged to operations                        --          249,000          118,000
Recognized losses on other real
  estate owned charged against
  the allowance                          (604,000)        (102,000)      (2,931,000)
                                      -----------      -----------      -----------
Balance at end of year                $   117,000      $   721,000      $   407,000
                                      ===========      ===========      ===========


(7) PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

                                                     1996               1995
                                                  -----------        -----------
Land                                              $ 2,467,000        $ 2,467,000
Buildings                                           5,586,000          5,443,000
Furniture, fixtures and equipment                   5,056,000          4,720,000
Leasehold improvements                              2,347,000          2,289,000
Leasehold interests                                   732,000            732,000
                                                  -----------        -----------
                                                   16,188,000         15,651,000
Less accumulated depreciation and
  amortization                                      8,049,000          7,053,000
                                                  -----------        -----------
                                                  $ 8,139,000        $ 8,598,000
                                                  ===========        ===========

(8) INCOME TAXES

         The components of income taxes (benefit) are as follows:

                              CURRENT             DEFERRED              TOTAL
                            -----------          -----------          ----------
1996
Federal                     $ 2,311,000          $   539,000          $2,850,000
State                           942,000               99,000           1,041,000
                            -----------          -----------          ----------
                            $ 3,253,000          $   638,000          $3,891,000
                            ===========          ===========          ==========
1995
Federal                     $ 2,531,000          $  (145,000)         $2,386,000
State                           788,000              (13,000)            775,000
                            -----------          -----------          ----------
                            $ 3,319,000          $  (158,000)         $3,161,000
                            ===========          ===========          ==========
1994
Federal                     $ 1,512,000          $  (252,000)         $1,260,000
State                           336,000              162,000             498,000
                            -----------          -----------          ----------
                            $ 1,848,000          $   (90,000)         $1,758,000
                            ===========          ===========          ==========

Income taxes differed from the expected Federal statutory rate as follows:

                                           1996                       1995                      1994
                                         AMOUNT       %             AMOUNT       %             AMOUNT         %
                                    -----------      ----      -----------      ----      -----------      ----
Expected income taxes               $ 3,220,000      34.0      $ 2,606,000      34.0      $ 1,467,000      34.0
State franchise taxes, net of
  Federal income tax benefit            687,000       7.3          576,000       7.5          325,000       7.5
Other income not subject to tax          10,000       0.1          (48,000)     (0.6)         (50,000)     (1.2)
Other                                   (26,000)     (0.3)          27,000       0.3           16,000       0.4
                                    -----------      ----      -----------      ----      -----------      ----
                                    $ 3,891,000      41.1      $ 3,161,000      41.2      $ 1,758,000      40.7
                                    ===========      ----      ===========      ====      ===========      ====


         Included in other liabilities at December 31, 1996 and 1995 is current income taxes payable of $259,000 and $148,000, respectively.

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                      1996             1995
                                                   -----------      -----------
Deferred tax assets:
  Loans, due to allowance for
    possible credit losses                         $   685,000      $ 1,281,000
  Other real estate owned                               53,000          352,000
  Investment securities                                 10,000           10,000
  State taxes                                          353,000          262,000
  Accrued compensation                                 336,000          274,000
  Net operating losses                                 159,000          208,000
  Other                                                340,000          233,000
                                                   -----------      -----------
                                                     1,936,000        2,620,000
                                                   -----------      -----------
Deferred tax liabilities:
  Premises and equipment                            (1,083,000)      (1,172,000)
  Deferred loan origination fees and costs            (200,000)        (144,000)
  Purchase accounting adjustments                     (400,000)        (479,000)
  Securities valuation allowance                       (97,000)        (284,000)
  Other                                               (117,000)         (51,000
                                                   -----------      -----------
                                                    (1,897,000)      (2,130,000)
                                                   -----------      -----------
  Net deferred tax asset                           $    39,000      $   490,000
                                                   ===========      ===========

         In determining the possible future realization of deferred tax assets, the Company takes future taxable income from the following sources into account:
(a) the reversal of taxable temporary differences; (b) future operations exclusive of reversing temporary differences; (c) tax planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire. As of December 31, 1996 and 1995, there was no valuation allowance against deferred tax assets. Deferred tax assets as of December 31, 1996 and 1995 have been recognized to the extent of the expected reversal of taxable temporary differences and the amount of Federal income tax paid in the carryback period which would be recoverable through the carryback of net operating losses.

         Certain factors beyond management's control can effect future levels of earnings and no assurance can be given that sufficient earnings will be generated to fully realize the recorded tax benefits. Management believes, however, that the remaining temporary differences will reverse during periods in which the Company generates net taxable earnings.

(9) STOCK OPTION PLANS

         A stock option plan approved by the shareholders in 1989 ("1989 Plan") provides that incentive stock options and nonqualified options covering an aggregate of 145,200 shares (after giving retroactive effect for stock dividends) of the Company's unissued common stock may be granted to salaried officers, key employees or directors at prices no less than the fair market value of such shares at dates of grant. Options granted may be exercised at a rate of 20% per year and expire five years from the date the options are granted. A stock option plan approved by the shareholders in 1992 ("1992 Plan") provides that incentive stock options and nonqualified options covering an aggregate of 154,000 shares (after giving retroactive effect for stock dividends) of the Company's unissued common stock may be granted to salaried officers, key employees or directors at prices no less than the fair market value of such shares at dates of grant. Options granted may be exercised at a rate of 20% per year and expire five years from the date the options are granted.

         A stock option plan approved by the shareholders in 1995 ("1995 Plan") provides that options covering an aggregate of 143,000 shares (after giving retroactive effect for stock dividends) of the Company's unissued common stock may be granted to salaried officers, key employees or directors at prices no less than the fair market value of such shares at dates of grant. Options granted may be exercised at a rate of 20% per year and expire five years from the date the options are granted.


A summary of transactions in the Plans for the three years ended December 31, 1996 follows:

                                               AVAILABLE                                   PRICE
                                               FOR GRANT         OUTSTANDING           PER SHARE
                                          --------------      --------------      --------------
BALANCE AT DECEMBER 31, 1993                     154,742             169,760        $7.13-14.880
Options granted                                 (112,150)            112,150         8.13-12.250
Options exercised                                     --              (4,473)        8.13- 8.630
Options canceled                                  15,687             (15,687)        8.13-14.880
Options expired under 1980 plan                  (15,400)            (15,400)        8.13-14.880
Options expired under 1982 plan                  (13,500)            (13,500)        8.13-14.880
                                          --------------      --------------      --------------
BALANCE AT DECEMBER 31, 1994                      29,379             232,850       $ 7.13-14.880
Shares authorized under the 1995 plan            130,000                  --                  --
10% stock dividend                                25,708              19,037                  --
Options granted                                 (150,130)            150,130        10.00-14.090
Options exercised                                     --              (7,380)        8.13-11.000
Options canceled                                  35,080             (35,080)        8.13-14.900
Options expired under 1980 plan                     (220)               (220)             14.550
                                          --------------      --------------      --------------
BALANCE AT DECEMBER 31, 1995                      69,817             359,337       $ 6.48-14.090
Options granted                                  (11,550)             11,550              15.125
Options exercised                                     --             (76,934)        7.39-13.180
Options canceled                                   2,770              (2,770)        7.39-15.125
                                          --------------      --------------      --------------
BALANCE AT DECEMBER 31, 1996                      61,037             291,183       $ 7.39-15.125
                                          ==============      ==============      ==============


         At December 31, 1996 138,957 options were exercisable at prices ranging from $7.39 to $15.125 per share and there were 61,037 shares available for grant under the Plans. The per share weighted-average fair value of stock options granted during 1996 and 1995 was $2.72 and $2.46 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1996 - expected dividend yield 3.0%, risk-free interest rate of 5.53%, an expected life of 4 years and expected volatility of 20 percent; 1995 -expected dividend yield 3.4%, risk-free interest rate of 6.27%, an expected life of 4 years and expected volatility of 20 percent. The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net earnings would have been reduced to the pro forma amounts indicated below:

                                                    1996                1995
                                                -------------      -------------
Net earnings:
    As reported                                 $   5,580,000      $   4,504,000
    Pro forma                                       5,507,000          4,437,000

Primary earnings per share:
    As reported                                 $        1.43      $        1.36
    Pro forma                                            1.41               1.34


         Pro forma net earnings reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net earnings amounts presented above because compensation cost is reflected over the options' vesting period of 5 years and compensation cost for options granted prior to January 1, 1995 is not considered.

(10) EMPLOYEE BENEFIT PLANS

         The Company has a stock bonus plan covering substantially all employees who satisfy the age and length of service requirements. Under the terms of the plan, the Company contributes to a trust fund such amounts (not to exceed 15% of compensation) as determined annually by the Board of Directors. The Company's contribution was approximately $120,000, $200,000, and $60,000 for 1996, 1995 and 1994, respectively.

         The Company has a pretax savings and profit sharing plan under Section 401(k) of the Internal Revenue Code. The employees of the Company are eligible to participate in the 401(k) profit sharing plan if they are twenty-one years of age or older and have completed 500 hours of service. Under the plan, eligible employees are able to contribute up to 10% of their compensation (some limitations apply to highly compensated employees). Company contributions are discretionary and are determined annually by the Board of Directors. The Company's contribution was approximately $95,000, $60,000, and $24,000 for 1996, 1995 and 1994, respectively.

         The Company has an employment agreement with certain executive officers covering an approximate three year period. This agreement contains an incentive compensation provision which provides for payment, in addition to regular salary, of an amount based upon Company earnings (adjusted for certain transactions) in excess of a stated return on equity. The agreement also provides for a defined benefit pension plan that includes the following pension costs for the years ended December 31, 1996 and 1995:

                                                            1996          1995
                                                          --------      --------
Service cost of benefits earned during the year           $ 43,000      $ 42,000
Interest costs of projected benefit obligation              67,000        58,000
Amortization of net loss                                        --        11,000
Net amortization and deferral                               23,000        23,000
                                                          --------      --------
                                                          $133,000      $134,000
                                                          ========      ========


         The funded status of the plan at December 31, 1996 and 1995 was as follows:

                                                        1996             1995
                                                      ---------       ---------
Actuarial present value of
  vested benefit obligation                           $ 879,000       $ 831,000
                                                      =========       =========
Accumulated and projected benefit obligation          $ 879,000       $ 831,000
Plan assets at fair value                                    --              --
                                                      ---------       ---------
Projected benefit obligation
  in excess of plan assets                              879,000         831,000
Unrecognized net (loss) gain                            (55,000)        (93,000)
Unrecognized prior service cost                         (34,000)        (57,000)
                                                      ---------       ---------
Accrued pension and retirement cost included
  in accompanying financial statements                  790,000         681,000
Additional minimum liability                             89,000         150,000
                                                      ---------       ---------
Required minimum liability                            $ 879,000       $ 831,000
                                                      =========       =========

         The projected benefit obligation was determined using a weighted-average assumed discount rate of 7.50 percent and 7.00 percent for the years ended December 31, 1996 and 1995, respectively.

(11) OTHER EXPENSES

         A summary of other operating expenses follows:

                                           1996           1995           1994
                                        ----------     ----------     ----------
Data processing                         $1,413,000     $1,307,000     $1,269,000
Assessment and processing fees              70,000        412,000        811,000
Legal                                      318,000        284,000        170,000
Marketing 535,000                          500,000        264,000
Merchant discounts                           2,000        131,000        437,000
Customer service                           300,000        202,000        172,000
Other                                    3,399,000      2,277,000      2,419,000
                                        ----------     ----------     ----------
                                        $6,037,000     $5,113,000     $5,542,000
                                        ==========     ==========     ==========

(12) COMMITMENTS AND CONTINGENCIES

         The Company leases facilities from nonaffiliated parties under operating leases expiring at various dates through April 2011. A majority of the leases contain renewal options covering periods ranging from one to thirty years. Certain leases for bank premises provide for the payment by the lessee of property taxes, insurance premiums, cost of maintenance and other items. Total rental expense before sublease rental income amounted to approximately $1,092,000, $918,000 and $957,000 in 1996, 1995, and 1994, respectively.

         In connection with the 1986 sale of its North San Bernardino branch, the Company subleased the facilities to the nonaffiliated purchaser under a lease which expires in February 2006, with one renewal option for five years. Rental income for 1996, 1995 and 1994 under this lease was approximately $108,000 each year.

         Future minimum rental payments and rental income receivable under noncancellable operating leases are as follows:

                                    RENTAL           SUBLEASE                NET
                                   EXPENSE             INCOME            EXPENSE
                                ----------         ----------         ----------
1997                               907,000            188,000            719,000
1998                               744,000            161,000            583,000
1999                               751,000            108,000            643,000
2000                               655,000            108,000            547,000
Thereafter                       4,503,000            549,000          3,954,000
                                ----------         ----------         ----------
                                $7,560,000         $1,114,000         $6,446,000
                                ==========         ==========         ==========

         In the normal course of business, the Bank makes various commitments and incurs certain contingent liabilities which are not reflected in the accompanying consolidated financial statements. These commitments and contingencies include various guarantees, commitments to extend credit and standby and commercial letters of credit. At December 31, 1996 and 1995, the Bank had outstanding commitments to extend credit of approximately $83,987,000 and $77,209,000, respectively, of which $953,000 and $1,808,000, respectively, related to commercial letters of credit.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

REGULATORY MATTERS

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions and new regulations concerning internal controls, accounting and operations.

         The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary Federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the FDIC, including requirements to raise additional capital, sell assets or sell the entire institution.

         To be considered "adequately capitalized," an institution must generally have a leverage ratio of at least 4%, a Tier 1 risk-based capital ratio of at least 4% and a total risk-based capital ratio of at least 8%. An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2% or less.

         At December 31, 1996, the Bank's leverage ratio was 9.53%, Tier 1 risk-based ratio was 14.30% and total risk-based ratio was 15.56% . At December 31, 1996 the Bank is in the "well-capitalized" category.

         The Bank's actual capital amounts and ratios, in addition to amounts required to be categorized as adequately-capitalized and well-capitalized are shown in the following table:

                                                                                              To Be Well
                                                                                          Capitalized Under
                                                           For Capital                    Prompt Corrective
                                       Actual            Adequacy Purposes                Action Provisions
                                ------------------ -----------------------------   -----------------------------
                                  Amount     Ratio   Amount           Ratio          Amount         Ratio
                                ----------- ------ -----------   ---------------   ----------  -----------------
As of December 31, 1996:
  Total Capital                                                  greater than                  greater than
     (to Risk Weighted Assets)  $40,683,000 15.56% $21,031,000   or equal to 8.0%  26,289,000  or equal to 10.0%
  Tier 1 Capital                                                 greater than                  greater than
     (to Risk Weighted Assets)  $37,397,000 14.30% $10,516,000   or equal to 4.0%  15,773,000  or equal to 6.0%
  Tier 1 Capital                                                 greater than                  greater than
     (to Average Assets)        $37,397,000  9.53% $15,699,000   or equal to 4.0%  19,623,000  or equal to 5.0%

As of December 31, 1995:
  Total Capital                                                  greater than                  greater than
      (to Risk Weighted Assets) $36,826,000 14.36% $20,519,000   or equal to 8.0%  25,649,000  or equal to 10.0%
  Tier 1 Capital                                                 greater than                  greater than
      (to Risk Weighted Assets) $33,582,000 13.09% $10,260,000   or equal to 4.0%  15,389,000  or equal to 6.0%
  Tier 1 Capital

                                                                 greater than                  greater than
     (to Average Assets)        $33,582,000  9.47% $14,185,000   or equal to 4.0%  12,731,000  or equal to 5.0%


LITIGATION

         The Company is party to various lawsuits which have arisen in the normal course of its business. In the opinion of management, based upon the advice of the Company's legal counsel, the disposition of all pending litigation will not have a material adverse effect on the Company's consolidated financial statements.

(13) FEDERAL RESERVE ACT

         Section 23A of the Federal Reserve Act restricts the Bank from making loans or advances to the Company in excess of 10% of its capital stock and surplus. Each loan or extension of credit to the Company must be secured at the time of transaction by collateral having a market value of 100% or 130%, depending on the collateral, of the amount funded. At December 31, 1996, the Bank is permitted to make loans of approximately $3,245,000 to the Company.

(14) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Bank's financial instruments.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

CASH AND SHORT-TERM INVESTMENTS

         For cash and short-term investments, the carrying amount is a reasonable estimate of fair value.

SECURITIES

         The fair value of the securities is estimated based on bid prices published in financial sources or bid quotations received from securities dealers.

LOAN RECEIVABLES

         Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of loans is calculated by discounting estimated future cash flows using current rates that similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSIT LIABILITIES

         The fair value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using market rates.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

         The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.


                                                     1996                         1995
                                                     ----                         ----
                                             CARRYING     ESTIMATED       CARRYING     ESTIMATED
                                               AMOUNT    FAIR VALUE         AMOUNT    FAIR VALUE
                                            ---------    ----------      ---------    ----------
                                                                 (In Thousands)
Financial Assets:
Cash and short-term investments             $  62,501     $  62,501      $  41,933     $  41,933
  Securities available-for-sale                95,919        95,919         86,580        86,580
  Securities held-to-maturity                   8,082         8,074          7,087         7,212
  Loans and direct lease financing, net       219,232       217,568        233,692       222,111
Financial liabilities:
  Deposits                                  $ 353,404     $ 353,616      $ 333,278     $ 333,477
  Federal funds purchased                       2,188         2,188          3,772         3,772
Unrecognized financial instruments:
  Commitments to extend credits                    --     $     (39)            --     $     (14)
  Standby letters of credit                        --            (1)            --            --


LIMITATIONS

         Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect a premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no markets exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include property, plant, equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(15) CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

         Following are condensed balance sheets for Eldorado Bancorp only as of December 31, 1996 and 1995, and condensed statements of earnings and cash flows for each of the years in the three-year period ended December 31, 1996.

BALANCE SHEETS
DECEMBER 31, 1996 AND 1995                             1996             1995
--------------------------                          -----------      -----------
Assets
  Cash                                              $ 1,835,000      $   774,000
  Securities available-for-sale                          35,000           26,000
  Investment in subsidiary                           45,016,000       42,067,000
  Other assets                                           64,000           94,000
                                                    -----------      -----------
                                                    $46,950,000      $42,961,000
Liabilities and shareholders' equity
  Accrued expenses                                  $     6,000      $   588,000
                                                    -----------      -----------
Shareholders' equity
  Preferred stock                                            --               --
  Common stock                                       32,448,000       31,798,000
Net unrealized gain (loss) on securities
  available-for-sale                                    138,000          400,000
Retained earnings                                    14,358,000       10,175,000
                                                    -----------      -----------
Total shareholders' equity                           46,944,000       42,373,000
                                                    -----------      -----------
                                                    $46,950,000      $42,961,000
                                                    ===========      ===========

STATEMENT OF EARNINGS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                        1996             1995              1994
                                     -----------      -----------      -----------
Other income                         $     2,000      $     3,000      $        --
Other expenses                           222,000          253,000         (119,000)
Income tax benefit                        82,000          116,000           37,000
                                     -----------      -----------      -----------
                                        (138,000)        (134,000)         (82,000)
Equity in earnings of subsidiary       5,718,000        4,638,000        2,638,000
                                     -----------      -----------      -----------
Net earnings                         $ 5,580,000      $ 4,504,000      $ 2,556,000
                                     ===========      ===========      ===========

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1996 1995 AND 1994

                                                          1996             1995              1994
                                                       -----------      -----------      -----------
Cash flows from operating activities:
  Net earnings (loss)                                  $ 5,580,000      $ 4,504,000      $ 2,556,000
  Adjustments to reconcile net earnings (loss)
    to net cash from operating activities:
    Depreciation and amortization                           25,000           37,000           13,000
    Gains on sales of securities
      available-for-sale, net                               (2,000)          (3,000)              --
    Equity in earnings of subsidiary                    (5,718,000)      (4,638,000)      (2,638,000)
    Changes in assets and liabilities:
      (Increase) decrease in other assets                  (17,000)          (6,000)          23,000
      Increase (decrease) in accrued expenses             (582,000)         299,000               --
                                                       -----------      -----------      -----------
    Net cash provided by (used in) operating
      activities                                          (698,000)         193,000          (46,000)
                                                       -----------      -----------      -----------
Cash flows from investing activities:
  Proceeds from sales of securities                          6,000            8,000               --
  Dividends received from subsidiary                     2,500,000        1,290,000          545,000
  Purchase of equipment                                         --          (42,000)              --
                                                       -----------      -----------      -----------
         Net cash provided by investing activities       2,506,000        1,256,000          545,000
                                                       -----------      -----------      -----------
Cash flows from financing activities:
  Proceeds from stock options exercised                    650,000           62,000           35,000
  Dividends paid ($0.37, $0.32, and $0.16 per
    share, respectively)                                (1,397,000)        (960,000)        (441,000
                                                       -----------      -----------      -----------
         Net cash used in financing activities            (747,000)        (898,000)        (406,000)
                                                       -----------      -----------      -----------
         Net increase in cash                            1,061,000          551,000           93,000
Cash at beginning of year                                  774,000          223,000          130,000
                                                       -----------      -----------      -----------
Cash at end of year                                    $ 1,835,000      $   774,000      $   223,000
                                                       ===========      ===========      ===========

(16)  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                    Three months ended
                                        March 31    June 30    Sept. 30  Dec. 31
                                        ----------------------------------------
                                        (In thousands, except per share amounts)
1996
 Total interest income                   $7,354     $7,132     $7,311     $7,382
 Net interest income                      5,465      5,231      5,451      5,506
 Provision for possible credit losses       152         --          1         --
 Earnings before income taxes             2,225      2,354      2,365      2,527
 Net earnings                             1,310      1,384      1,389      1,497
 Net earnings per common share           $ 0.34     $ 0.36     $ 0.35     $ 0.38
 Market price per share:
      High bid                           $16.125    $15.625    $20.375    $22.375
      Low bid                             13.875     14.625     14.875     18.500

1995
 Total interest income                   $5,644     $5,923     $6,043     $7,365
 Net interest income                      4,405      4,557      4,601      5,589
 Provision for possible credit losses       302        301        152          1
 Earnings before income taxes             1,497      1,767      2,038      2,363
 Net earnings                               882      1,035      1,196     $ 0.39
 Net earnings per common share           $ 0.29     $ 0.34     $ 0.36     $ 0.37
 Market price per share:
      High bid                           $11.000    $13.000    $15.500    $16.875
      Low bid                             10.125     10.000     11.750     14.000


(17) AGREEMENT AND PLAN OF MERGER

         On December 24, 1996, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Commerce Security Bancorp, Inc. ("CSBI") that provides for CSBI to acquire 100 percent of the outstanding shares of the Company by means of a cash merger in which each Company share will be converted into the right to receive cash in the amount of $23.00. The proposed merger requires certain regulatory approvals and the approval of the principal terms of the Merger Agreement by the holders of a majority of the outstanding shares of common stock of the Company, in addition to the satisfaction of other conditions.

         One condition to the Merger Agreement was that the Company enter into a stock option agreement with CSBI dated December 24, 1996 ("Stock Option Agreement"). The Company has granted to CSBI an option to purchase up to 468,200 shares of Company common stock (representing approximately 11 percent of the issued and outstanding shares of Company common stock after taking into account the shares of common stock issuable upon exercise of the option) at an exercise price of $22.00 per share. The option is exercisable only if CSBI becomes entitled to certain rights provided by the Merger Agreement related to the termination of the Merger Agreement. Once the option becomes exercisable, it will terminate upon the earliest to occur of: (i) the exercise of the option in full or (ii) twelve (12) months following the termination of the Merger Agreement, or such earlier date as the holder of the option realizes net profits from the option of $1,000,000.

APPENDIX A




                                TABLE OF CONTENTS


AGREEMENT AND PLAN OF MERGER.............................................    A-1


ARTICLE I................................................................    A-1
         1.1 Definitions.................................................    A-1
         1.2 Rules of Construction.......................................    A-7


ARTICLE II...............................................................    A-7
         2.1 The Merger..................................................    A-7
         2.2 Corporate Documents, Directors and Officers.................    A-7
         2.3 Treatment of Common Stock and Merger Sub Stock..............    A-8
                  2.3.1 Conversion of Common Stock.......................    A-8
                  2.3.2 Dissenting Shares................................    A-8
                  2.3.3 Payment to Exchange Agent........................    A-8
                  2.3.4 Conversion of Merger Sub Stock...................    A-9
         2.4 Exchange of Certificates....................................    A-9
                  2.4.1 Common Stock Exchange Procedures.................    A-9
                  2.4.2 Certain Taxes....................................    A-9
                  2.4.3 Lost, Stolen or Destroyed Certificate............    A-9
                  2.4.4 Unclaimed Monies.................................   A-10
         2.5 Treatment of Options........................................   A-10
         2.6 Closing of Transfer Books...................................   A-10
         2.7 Deposit by CSBI.............................................   A-10


ARTICLE III..............................................................   A-11
         3.1 Organization, Standing and Power............................   A-11
         3.2 Capital Structure...........................................   A-12
                  3.2.1 Capital Stock of Eldorado........................   A-12
                  3.2.2 Capital Structure of Bank........................   A-12
                  3.2.3 Other Securities.................................   A-12
         3.3 Interests in Other Entities.................................   A-12
         3.4 Authority and Related Matters...............................   A-13
         3.5 Conflicts...................................................   A-13
         3.6 Consents....................................................   A-13
         3.7 Securities Filings and Financial Statements.................   A-13
         3.8 Regulatory Filings and Agreements...........................   A-14
         3.9 Undisclosed Liabilities.....................................   A-14
         3.10 Criticized Assets, Reserves and Certain Other Assets.......   A-14
         3.11 Investment Securities; Derivatives.........................   A-15
         3.12 Absence of Certain Changes or Events.......................   A-15
         3.13 Compliance with Applicable Laws............................   A-15
         3.14 Litigation and Other Disputes..............................   A-16
         3.15 Administration of Fiduciary Accounts.......................   A-16
         3.16 Taxes......................................................   A-16
         3.17 Certain Agreements.........................................   A-16
         3.18 Employees and Employee Benefit Plans.......................   A-17
         3.19 Properties.................................................   A-18

         3.20 Environmental......................................................   A-19
         3.21 Intellectual Property..............................................   A-19
         3.22 Brokers............................................................   A-19
         3.23 Fairness Opinion...................................................   A-20
         3.24 Disclosure of All Material Matters.................................   A-20


ARTICLE IV.......................................................................   A-20
         4.1 Organization, Standing and Power....................................   A-20
         4.2 Capital Structure...................................................   A-20
                  4.2.1 Capital Stock of CSBI....................................   A-20
                  4.2.2 Ownership of Operating Banks.............................   A-20
         4.3 Authority and Related Matters.......................................   A-21
         4.4 No Conflicts........................................................   A-21
         4.5 Consents............................................................   A-21
         4.6 Securities Filings, Financial Statements and Financial Condition....   A-21
         4.7 Regulatory Filings and Agreements...................................   A-22
         4.8 Absence of Undisclosed Liabilities, Certain Changes or Events.......   A-22
         4.9 Compliance with Applicable Laws.....................................   A-22
         4.10 Brokers............................................................   A-23
         4.11 Financial Capacity.................................................   A-23


ARTICLE V........................................................................   A-24
         5.1 Discussions with Third Parties......................................   A-24
         5.2 Proxy Statement; Shareholder Meeting................................   A-26
         5.3 Access..............................................................   A-26
         5.4 Cooperation.........................................................   A-27
         5.5 Advice of Changes...................................................   A-27
         5.6 Current Information.................................................   A-28
         5.7 Interim and Annual Financial Statements.............................   A-29
         5.8 Conduct of Business by Eldorado.....................................   A-29
         5.9 Certain Operating Covenants.........................................   A-29
         5.10 Prosecution of Regulatory Filings..................................   A-32
         5.11 Covenants Regarding Employees, Directors and Officers..............   A-32
                  5.11.1 Employee Benefit Plans..................................   A-32
                  5.11.2 Indemnification; Directors' and Officers' Insurance.....   A-32
         5.12 Financing Matters..................................................   A-35
                  5.12.1 Information Regarding Financing.........................   A-35
                  5.12.2 Additional Financing to be Obtained.....................   A-35
                  5.12.3 Changes in Financing Status.............................   A-35
         5.13 Eldorado Accruals and Reserves.....................................   A-36
                  5.13.1 Classification of Assets and Maintenance of Reserves....   A-36
                  5.13.2 Certain Other Pre-Closing Adjustments...................   A-37
         5.14 Stock Option Agreement.............................................   A-37


ARTICLE VI.......................................................................   A-37
         6.1 Conditions to Obligations of Both Parties...........................   A-37
                  6.1.1 Approval by Eldorado's Shareholders......................   A-37
                  6.1.2 Regulatory Approvals.....................................   A-38
                  6.1.3 No Pending or Threatened Claims..........................   A-38
         6.2 Conditions to the Obligations of CSBI and Merger Sub................   A-38
                  6.2.1 Accuracy of Representations and Warranties When Made.....   A-38

                  6.2.2 Bringdown of Representations and Warranties at Closing....   A-38
                  6.2.3 Compliance with Covenants.................................   A-39
                  6.2.4 Securities Outstanding....................................   A-39
                  6.2.5 Cancellation of Options...................................   A-39
                  6.2.6 Dissenting Shares.........................................   A-39
                  6.2.7 Third Party Consents......................................   A-39
                  6.2.8 Receipt of Legal Opinion..................................   A-39
                  6.2.9 Auditors' Opinion and Report..............................   A-40
                  6.2.10 Receipt of Officers' Certificates........................   A-40
                  6.2.11 Documents and Instruments in Satisfactory Form...........   A-40
                  6.2.12 Receipt of Funds from Eldorado...........................   A-40
         6.3 Conditions to the Obligations of Eldorado............................   A-40
                  6.3.1 Compliance with Covenants.................................   A-40
                  6.3.2 Receipt of Legal OpinionA.................................   A-41
                  6.3.3 Receipt of Officers' Certificate..........................   A-41
                  6.3.4 Documents and Instruments in Satisfactory Form............   A-41
                  6.3.5 Receipt of Purchase Price.................................   A-41
                  6.3.6 Payment of Option Cancellation Payments...................   A-41


ARTICLE VII.......................................................................   A-41
         7.1 By Mutual Agreement..................................................   A-41
         7.2 Regulatory Impediment................................................   A-41
         7.3 By CSBI..............................................................   A-42
         7.4 By Eldorado..........................................................   A-43
         7.5 Termination Fee; Deposit.............................................   A-44
                  7.5.1 Termination Fee...........................................   A-44
                  7.5.2 Disposition of Deposit....................................   A-44
         7.6 Effect of Termination; Remedies......................................   A-44
                  7.6.1 General...................................................   A-44
                  7.6.2 Remedies Cumulative Generally.............................   A-44
                  7.6.3 Certain Remedies Exclusive................................   A-45


ARTICLE VIII......................................................................   A-45
         8.1 Closing..............................................................   A-45
         8.2 Expenses.............................................................   A-46
         8.3 Publicity............................................................   A-46
         8.4 Notices..............................................................   A-46
         8.5 Entire Agreement.....................................................   A-47
         8.6 Non-Survival of Representations, Warranties and Agreements...........   A-47
         8.7 Benefits; Binding Effect; Assignment and Designation.................   A-47
         8.8 Waiver...............................................................   A-47
         8.9 No Third Party Beneficiary...........................................   A-47
         8.10 Severability........................................................   A-47
         8.11 Counterparts........................................................   A-48
         8.12 Applicable Law; Consent to Jurisdiction.............................   A-48
         8.13 Waiver of Jury Trial................................................   A-48

APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of December 24, 1996, is by and among Eldorado Bancorp, a California corporation ("Eldorado"), and Commerce Security Bancorp, Inc., a Delaware corporation ("CSBI").

         WHEREAS, CSBI desires to acquire all of the capital stock of Eldorado and its operating bank subsidiary, Eldorado Bank (the "Bank"), by means of a merger of a direct or indirect subsidiary of CSBI ("Merger Sub") with and into Eldorado on the terms and for the consideration provided herein;

         WHEREAS, CSBI has conditioned its acquisition of Eldorado on Eldorado making certain representations and warranties, and on Eldorado taking certain actions and refraining from certain other actions prior to the closing of the Merger, each as provided herein;

         WHEREAS, the Board of Directors of Eldorado deems it desirable and in the best interests of Eldorado's shareholders for Eldorado to be acquired by CSBI for the consideration and on the other terms provided herein, including by taking the actions required hereunder and by refraining from the other actions prohibited hereunder;

         NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and other agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:


                                    ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

         1.1 DEFINITIONS. Capitalized terms contained in this Agreement and not defined in the preamble or the recitals above shall have the meanings set forth in this Section 1.1:

         "AGREEMENT" means this Agreement and Plan of Merger, including all Disclosure Schedules and Exhibits hereto, as the same may be hereafter amended.

         "BANK MERGERS" means the mergers and/or consolidations of the Bank, Liberty National Bank and San Dieguito National Bank contemplated to occur contemporaneously with or as soon as practicable following the Effective Time.

         "BANK REGULATORS" means Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits.

         "BOARD OF DIRECTORS" means, except where another entity is expressly referenced, the Board of Directors of Eldorado, as elected and qualified from time to time.

         "BORROWER GROUP OBLIGATIONS" means all loans from Eldorado and other obligations to Eldorado of the applicable borrower, of all guarantors of such borrower, and of all affiliates and associates of such borrower and guarantors; provided, however, that Borrower Group Obligations do not include any portion of an SBA Loan that has been sold without recourse to a third party.

APPENDIX A


         "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday or Friday that banks in Los Angeles, California are not required or permitted by Law to be closed.

         "CLASSIFIED ASSET" means (a) any loan or lease asset that is classified on the books and records of Eldorado as "Substandard", "Doubtful" or "Loss" in accordance with Loan rating standards applied generally by the FDIC or the Federal Reserve Bank of San Francisco, and (b) any property classified on the books and records of Eldorado as OREO.

         "CLOSING" means the closing of the Merger, to be held on the Closing Date at a location fixed pursuant to Section 8.1.

         "CLOSING DATE" shall mean the date fixed pursuant to Section 8.1.

         "COMMON STOCK" means the common stock of Eldorado, no par value.

         "CORPORATIONS CODE" means the California Corporations Code, as amended through the applicable date.

         "CRITICIZED ASSET" means any Classified Asset and any other loan or lease asset of Eldorado with a rating of "5", "6", "7" or "8" on the books and records of Eldorado in accordance with Eldorado's loan rating policy, consistently applied in accordance with the FDIC Rules and Guidelines as described in the rules and regulations promulgated by the FDIC.

         "CSBI" means Commerce Security Bancorp, Inc. and, unless the context clearly indicates to the contrary, together with the following entities considered on a consolidated basis (with respect only to the stated time periods, where applicable): SDN; San Dieguito National Bank; Liberty National Bank at all times from and after March 31, 1996; and Commerce Security Bank at all times from and after September 1, 1996,

         "CSBI'S KNOWLEDGE" means the actual knowledge of the following executive officers of CSBI or its subsidiaries: Robert P. Keller, Curt A. Christianssen, Philip S. Inglee and Paul F. Rodeno.

         "CSBI SUBSIDIARY PREDECESSORS" means Liberty National Bank all times through and including March 30, 1996, and Commerce Security Bank all times through and including August 31, 1996.

         "DEPOSIT" shall have the meaning set forth in Section 2.7.

         "DEPOSIT ESCROW AGENT" shall mean First Trust of California, National Association.

         "DEPOSIT ESCROW AGREEMENT" means that certain Deposit Escrow Agreement, dated as of even date herewith, by and among CSBI, Eldorado and the Deposit Escrow Agent, which relates to the Deposit.

         "DISCLOSURE SCHEDULES" means the several Schedules referenced in
Article III.

         "DISCLOSURE SUPPLEMENT" shall have the meaning set forth in Section
5.5.

         "DISSENTING SHARES" means all shares of Common Stock whose holders have perfected dissenters' rights under Chapter 13 of the Corporations Code in the manner provided therein.

APPENDIX A



         "EFFECTIVE TIME" means the time as of which the Merger is deemed to have become effective, as agreed upon by the Parties.

         "ELDORADO" means Eldorado Bancorp and, unless the context clearly indicates to the contrary, together with Eldorado Bank considered on a consolidated basis; provided, however,that the inclusion in certain instances (for increased clarity) of the parenthetical "(including the Bank)", or a phrase of like import, following a reference to Eldorado shall not of itself imply that the Bank is not to be included in any other reference to Eldorado.

         "ELDORADO BANCORP" shall mean Eldorado Bancorp, a California corporation.

         "ELDORADO BENEFIT PLAN" means any employee benefit plan or arrangement (including any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by Eldorado (including the Bank) or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with Eldorado would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

         "ELDORADO'S KNOWLEDGE" means the actual knowledge of the following executive officers of Eldorado: J. B. Crowell, Raymond E. Dellerba, David R. Brown, Elaine Crouch and William E. Lewis.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall have the meaning set forth in the definition of Eldorado Benefit Plan.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGENT" means a banking institution or corporate trust company reasonably satisfactory to Eldorado that CSBI shall appoint to act as exchange agent hereunder.

         "EXCLUDED OPTIONS" means Options with respect to which CSBI has entered into separate cancellation agreements pursuant to the last sentence of Section 2.5,

         "EXCLUDED SHARES" means shares of Common Stock owned as of the Effective Time by Eldorado, CSBI or any direct or indirect subsidiary of CSBI, in each case other than shares owned in a fiduciary capacity or as a result of debts previously contracted.

         "EXPENSES" means all out-of-pocket legal, accounting, consulting and other fees and expenses reasonably incurred by the applicable Party (including, in each case, those of the Party's subsidiaries) in connection with the Merger and the Bank Mergers, including expenses incurred in connection with the preparation of this Agreement and all negotiations, due diligence and other activities conducted prior hereto, and including all broker's, finder's and similar fees and expenses relating to the Merger, but excluding underwriting fees or discounts, placement agent fees, and any amount payable pursuant to a so-called standby subscription agreement.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "GAAP" means Generally Accepted Accounting Principles as in effect in the United States,

APPENDIX A


consistently applied.

         "GOVERNMENTAL ENTITY" means any administrative agency, commission, court or other governmental authority or instrumentality, domestic or foreign, including any government-sponsored corporation having regulatory authority under law.

         "HAZARDOUS MATERIAL" means any pollutant, contaminant, waste or hazardous or toxic substance regulated by Law as such, and petroleum or petroleum products.

         "IMPARTIAL ARBITER" means a big-six accounting firm other than Price Waterhouse LLP and KPMG Peat Marwick LLP (or any other firm then engaged as external auditors by either Party), selected by CSBI with the reasonable concurrence of Eldorado.

         "INDEMNIFICATION AGREEMENTS" shall have the meaning given that term in
Section 5.11.2.

         "INDEMNIFIED PERSON" shall have the meaning given that term in Section 5.11.2.

         "IRS" means the United States Internal Revenue Service.

         "LAW" means any statute, law, ordinance, rule, regulation or administrative policy of any Governmental Entity that is applicable to the referenced Person.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the business, properties, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income or condition (financial or otherwise) of such Person, considered as a whole together with its subsidiaries and including such an effect caused indirectly through any of its subsidiaries, or on the ability of such Person to consummate the Merger on the terms hereof; provided, however, that a Material Adverse Effect does not include a change with respect to, or effect on, such Person resulting from a change in Law, GAAP, or RAP, or a change with respect to, or effect on, such Person resulting from any other matter affecting financial institutions or their holding companies generally.

         "MERGER" means the merger of Merger Sub with and into Eldorado as more particularly described in Section 2.1.

         "MERGER CONSIDERATION" shall have the meaning given that term in
Section 2.3.1.

         "MERGER SUB" means SDN or, in the discretion of CSBI, such other direct or indirect subsidiary of CSBI as it may hereafter designate.

         "MONTHLY FINANCIAL STATEMENTS" shall have the meaning given that term in Section 5.7.

         "MOST RECENT FINANCIAL STATEMENTS" means Eldorado's unaudited balance sheet at the Most Recent Balance Sheet Date, and the related statements of income and shareholders' equity for the nine month period ended at the Most Recent Balance Sheet Date.

         "MOST RECENT BALANCE SHEET DATE" means September 30, 1996.

         "NON-CONTRACT EMPLOYEES" means employees of Eldorado who are not parties to employment

APPENDIX A


agreements with Eldorado, as listed on Schedule 3.17 or Schedule 3.18.1.

         "OPTION" means an option to purchase shares of Common Stock that has been granted under any of the Eldorado Bancorp 1989 Stock Option Plan, the Eldorado Bancorp 1992 Stock Option Plan, the Eldorado Bancorp 1995 Stock Option Plan or the Eldorado Bancorp Amended and Restated Employee Stock Purchase Plan, without regard to whether such option has yet vested or otherwise become exercisable as of the applicable date but excluding options that have expired or been exercised as of the applicable date.

         "OPTIONHOLDER" means each Person who is the holder of an Option as of immediately prior to the Effective Time.

         "OPTION CANCELLATION PAYMENT" shall have the meaning given that term in
Section 2.5.

         "OREO" means real property (i) acquired by Eldorado in the ordinary course of its banking business through purchase at a foreclosure sale conducted on a lien in favor of Eldorado (or a comparable sale by a trustee under a deed of trust) or by acceptance of a deed in lieu of foreclosure or (ii) any asset of Eldorado classified as "in-substance foreclosure" on the books and records of Eldorado.

         "PARTIES" means, collectively, Eldorado and CSBI.

         "PERMITS" means permits, licenses, variances, exemptions, orders and approvals of any applicable Governmental Entity.

         "PERSON" means any natural person, corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, joint stock company, trust, unincorporated organization, association, sole proprietorship, governmental body, or agency or political subdivision of any government.

         "PROXY STATEMENT" means the proxy statement by which Eldorado will solicit proxies from the Shareholders for the approval of the Merger, including any amendment or supplement thereto.

         "QUALIFYING STRATEGIC TRANSACTION PROPOSAL" shall have the meaning given that term in Section 5.1.3.

         "RAP" means Regulatory Accounting Principles, as interpreted by the FDIC.

         "RECOMMENDATION OF APPROVAL" means an unqualified recommendation by the Board of Directors to the Shareholders that such Shareholders approve the Merger and the principal terms of this Merger Agreement; provided, however, that, in the event that Alex Sheshunoff & Co. withdraws or adversely modifies the fairness opinion described in Section 3.23 prior to the Shareholder Meeting, an explanation in the Proxy Statement of the facts giving rise to such withdrawal or modification shall not, of itself, cause the Board's recommendation to be deemed "qualified."

         "REDEMPTION" shall have the meaning given that term in Section 2.3.3.

         "REGULATORY AGREEMENT" means any regulatory agreement, memorandum of understanding or similar agreement with, any cease and desist or similar order or directive entered or issued by, any commitment letter or similar undertaking to, any extraordinary supervisory letter from, or any board of

APPENDIX A


directors resolutions adopted at the request of, any Bank Regulator.

         "REPRESENTATIVES" means each of the applicable Person's directors, officers, employees, agents, representatives and advisors.

         "SBA LOANS" means loans guaranteed by the U.S. Small Business Administration.

         "SDN" means SDN Bancorp, Inc., a Delaware corporation and a wholly-owned subsidiary of CSBI.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITIES FILINGS" mean all reports, schedules, registration statements and definitive proxy statements required to be filed by Eldorado pursuant to the Exchange Act with the SEC since January 1, 1994, as such documents have been amended since the time of their filing.

         "SHAREHOLDER MEETING" means a meeting of the Shareholders as described in Section 5.2.1.

         "SHAREHOLDERS" means the holders of the Common Stock as of the applicable time.

         "STRATEGIC TRANSACTION" means (a) at all times prior to and including the time of any termination of this Agreement, (i) any purchase or other acquisition of 20% or more of the assets, assumption of 20% or more of the liabilities, or purchase or other acquisition of 20% or more of the equity (on a pro forma basis) of Eldorado (including the Bank), (ii) any merger or other business combination involving Eldorado or the Bank, (iii) any recapitalization involving Eldorado or the Bank resulting in an extraordinary dividend or distribution to Eldorado or the Shareholders, or (iv) any self-tender for or redemption of 35% or more of the Common Stock, and (b) at all times following any termination of this Agreement, (i) any purchase or other acquisition of 35% or more of the assets, assumption of 35% or more of the liabilities, or purchase or other acquisition of 35% or more of the equity (on a pro forma basis) of Eldorado (including the Bank), (ii) any merger, recapitalization or other transaction involving Eldorado or the Bank as a result of which the then-existing Shareholders receive or retain less than 65% of the equity securities of the resulting entity.

         "STRATEGIC TRANSACTION PROPOSAL" means any proposal regarding a Strategic Transaction.

         "SURVIVING CORPORATION" means the corporation that is the survivor of the Merger.

         "TAX" means, except where the context clearly requires otherwise, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

         "TERMINATION FEE" shall have the meaning given that term in Section 7.5.1.

         "VIOLATION" means a conflict with, violation of, default under, creation of a right of termination under, cancellation of, acceleration of any obligation under, loss of a material benefit under, or creation of any

APPENDIX A


lien, pledge, security interest, charge or other encumbrance on assets under, the referenced Law, organic document, agreement or other instrument, in each case with or without notice or lapse of time, or both.

         1.2 RULES OF CONSTRUCTION. The following rules of construction shall apply to the interpretation of this Agreement:

                  1.2.1 All references to Sections and Articles shall, unless another agreement is expressly referenced, mean the applicable sections or articles of this Agreement. All references to Schedules shall mean the applicable Disclosure Schedule.

                  1.2.2 The section titles and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

                  1.2.3 Whenever used in this Agreement, the word "including" shall be non-exclusive and shall mean "including without limitation."

                  1.2.4 The terms "herein", "hereunder", and terms of similar import refer to this Agreement as a whole and not to the specific Section or
Article in which they are used.


                                   ARTICLE II
                                   THE MERGER

         2.1 THE MERGER. Eldorado and Merger Sub shall be the constituent corporations to the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Merger shall be effected by means of a merger (hereinafter sometimes referred to as the "Merger") of Merger Sub with and into Eldorado in accordance with Section 1108 of the Corporations Code and
Section 252 of the Delaware General Corporation Law, to be effected in California by the filing of an Agreement of Merger substantially in the form attached hereto as Exhibit 2.1 and to be effected in Delaware by the filing of an appropriate Certificate of Merger. In accordance with each such statute, at the Effective Time, the corporate existence of Merger Sub shall be merged into Eldorado, and Eldorado shall be the Surviving Corporation and shall continue its corporate existence under the laws of the State of California.

         2.2 CORPORATE DOCUMENTS, DIRECTORS AND OFFICERS. From and after the Effective Time and thereafter until amended as provided by law, the Articles of Incorporation and By-laws of the Surviving Corporation shall be the Articles of Incorporation and By-laws of Eldorado as in effect immediately prior to the Effective Time. The directors and officers of the Surviving Corporation initially shall be comprised of all of the directors and officers of Merger Sub immediately prior to the Effective Time, and each such director or officer shall serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Articles of Incorporation and By-laws.

         2.3 TREATMENT OF COMMON STOCK AND MERGER SUB STOCK.

                  2.3.1 Conversion of Common Stock. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time, excluding Dissenting Shares and Excluded Shares, shall, by virtue of the Merger and without any action on the part of the holder thereof, be

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APPENDIX A


converted into the right to receive, in cash, the sum of $23.00 (the "Merger Consideration"). All shares of Common Stock converted into the right to receive the Merger Consideration pursuant to the preceding sentence shall, as of the Effective Time, no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration into which the shares of Common Stock represented by such certificate have been converted. As of the Effective Time, all Excluded Shares shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments shall be made in consideration therefor.

                  2.3.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration provided for in Section 2.3.1 hereof, but, instead, the holders thereof shall be entitled to payment for such Dissenting Shares in accordance with the provisions of Chapter 13 of the Corporations Code unless and until a holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal and payment, as the case may be. Eldorado shall (a) give CSBI prompt written notice of (x) the identities of all Shareholders who have perfected rights to dissent pursuant to Corporations Code Chapter 13 and (y) the receipt of any notice from a Shareholder demanding the purchase of his, her or its shares, (b) not settle or offer to settle any such demands without the prior written consent of CSBI, and (c) not, without the prior written consent of CSBI, waive any vote in favor of the Merger or failure of a Shareholder timely to take any other action required under Corporations Code Chapter 13.

                  2.3.3 Payment to Exchange Agent. Subject to the terms and conditions hereof, and subject to reduction by (a) the amount of the Deposit and
(b) any amount funded by Eldorado in accordance with the immediately following sentence, immediately prior to the Closing CSBI shall deliver or cause to be delivered to the Exchange Agent, for the benefit of the Shareholders, such amount of cash (in same day funds) as is sufficient to pay the aggregate Merger Consideration that Shareholders are entitled to receive pursuant to Section
2.3.1. Subject to the terms and conditions hereof, immediately prior to the Closing Eldorado shall pay to the Exchange Agent, for inclusion in the Merger Consideration, such amount of cash (in same day funds) (the "Redemption"), if any, as to which payment (x) CSBI has obtained all necessary approvals by Bank Regulators and (y) CSBI's California counsel has reasonably determined, and has so advised the Board of Directors, that such payment will not result in a violation of Section ___ et seq. of the California Financial Code or any other provision of law applicable to Eldorado or the Bank. The directors and officers of Eldorado shall be entitled to rely on such determination by CSBI's counsel, without separate investigation by such directors and/or officers, and CSBI shall indemnify and hold harmless each director and officer of Eldorado against any liability arising out of any payment of a Redemption by Eldorado to the full extent provided under Section 5.11.2.

                  2.3.4 Conversion of Merger Sub Stock. At the Effective Time, the shares of common stock of Merger Sub then issued and outstanding shall be converted into a like number of shares of common stock of the Surviving Corporation, which thereafter shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation. From and after the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of the authorized capital stock of Merger Sub.

         2.4 EXCHANGE OF CERTIFICATES.

                  2.4.1 Common Stock Exchange Procedures. After the Effective Time, each holder of a

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APPENDIX A


certificate or certificates theretofore representing shares of issued and outstanding Common Stock (other than the Dissenting Shares and Excluded Shares) shall, upon the surrender of such certificates to the Exchange Agent, be entitled to receive in exchange therefor the amount of cash into which Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 2.3.1, without interest and subject to any required withholding of Taxes. The holder of a certificate that prior to the Merger represented issued and outstanding shares of Common Stock shall have no rights, after the Effective Time, with respect to such shares except to surrender the certificate in exchange for cash without interest thereon or, if applicable, to perfect such rights as a holder of Dissenting Shares as such holder may have pursuant to the applicable provisions of Chapter 13 of the Corporations Code. Within two (2) Business Days after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of Common Stock at the Effective Time a letter of transmittal for use in such exchange; provided, however, that, to the extent permitted by law, CSBI agrees to make appropriate arrangements for the earlier surrender of share certificates and payment in same-day funds immediately following the Effective Time with respect to any Shareholder who will receive in excess of $1,000,000 of Merger Consideration.

                  2.4.2 Certain Taxes. If any payment for shares of Common Stock is to be made in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent, in advance, any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

                  2.4.3 Lost, Stolen or Destroyed Certificate. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the cash deliverable in respect thereof pursuant to
Section 2.4.1.

                  2.4.4 Unclaimed Monies. Any portion of the cash paid to the Exchange Agent by or on behalf of CSBI (together with any investment income earned thereon) that remains unclaimed by the Shareholders pursuant to the provisions of Section 2.4.1 six months after the Closing Date shall be returned to CSBI, upon demand, and any Shareholder who has not exchanged his, her or its shares of Common Stock for the Merger Consideration in accordance with Section
2.4.1 prior to that time shall thereafter look solely to CSBI for payment in respect of such shares. Notwithstanding the foregoing, neither CSBI, the Surviving Corporation, the Bank, the Exchange Agent nor any other Person shall be liable to any Shareholder for any amount paid to a public official pursuant to applicable abandoned property laws.




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APPENDIX A


         2.5 TREATMENT OF OPTIONS. Immediately prior to the Effective Time, each holder of a then-outstanding Option shall be entitled (whether or not such Option is then vested or exercisable) to receive, in cancellation of such option, a cash payment (an "Option Cancellation Payment") in an amount equal to the excess of the Merger Consideration over the per-share exercise price of such Option, multiplied by the number of shares of Common Stock covered by such Option, subject to any required withholding of Taxes. Nothing in this Section
2.5 shall be construed as preventing a holder from exercising his or her Option prior to the Effective Time. Such Option Cancellation Payments shall be paid contemporaneously with the Closing. Eldorado shall take appropriate steps to obtain from each of the several Optionholders a cancellation agreement, in form and substance acceptable to CSBI, cancelling each outstanding Option in consideration of the applicable Option Cancellation Payment. Notwithstanding the foregoing, CSBI may enter into agreements with one or more Optionholders, in the sole discretion of CSBI and such Optionholder, providing for the cancellation of some or all of such holder's Options for consideration consisting of options to purchase CSBI common stock or for any other mutually agreeable consideration, in each case in lieu of an Option Cancellation Payment, provided only that no such agreement shall provide for a cash payment to the applicable Optionholder in excess of the Option Cancellation Payment to which such Optionholder would otherwise be entitled.

         2.6 CLOSING OF TRANSFER BOOKS. At the Effective Time, the transfer books for Common Stock shall be closed, and no transfer of shares of Common Stock shall thereafter be made on such books. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

         2.7 DEPOSIT BY CSBI. Concurrently herewith, (a) CSBI is delivering to the Deposit Escrow Agent the sum of Four Million Five Hundred Thousand Dollars ($4,500,000) (together with all earnings thereon, the "Deposit"), and (b) CSBI, Eldorado and the Deposit Escrow Agent are entering into the Deposit Escrow Agreement. Upon the Closing, the Deposit shall be disbursed to the Exchange Agent. The disposition of the Deposit upon any termination of this Agreement shall be in accordance with Section 7.5.2. Each of CSBI and Eldorado shall promptly take such steps as may be necessary to effect this Section, including, without limitation, issuing such written instructions and taking such other actions as the Deposit Escrow Agent may request. Except to the extent provided to the contrary in subsection 7.6.3(c) or in the Deposit Escrow Agreement, the disposition of the Deposit pursuant to this Section 2.7 shall not prejudice any rights or remedies that the Parties may otherwise have pursuant to this Agreement.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF ELDORADO

         Except where a different date is expressly specified, and subject to the exceptions stated herein (including those contained in any Disclosure Schedule applicable to each given Section), Eldorado makes the representations and warranties set forth below as of the date of this Agreement:

         3.1 ORGANIZATION, STANDING AND POWER.

                  (a) Eldorado is a business corporation duly organized, validly existing and in good standing under the laws of the State of California. Eldorado has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect on Eldorado. Copies of the Articles of Incorporation and

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
APPENDIX A


By-Laws of Eldorado, including all amendments thereto as of the date of this Agreement, have been delivered to CSBI and are complete and correct. The minute books of Eldorado accurately reflect in all material respects all corporate actions held or taken by the Shareholders or the Board of Directors, including all committees of such Board of Directors.

                  (b) The Bank is a commercial banking corporation duly organized, validly existing and in good standing under the laws of the State of California. The Bank is a wholly-owned subsidiary of Eldorado. The Bank currently maintains, and at all times prior hereto has maintained, insurance of its deposits under the Bank Insurance Fund (including, if formed prior to the Closing Date, the Deposit Insurance Fund) of the FDIC, and all premiums and assessments required in connection therewith have been paid by the Bank as the same have become due. The Bank has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now being conducted and is duly qualified to do business in each jurisdiction in which a failure to be so qualified would have a Material Adverse Effect on it. The minute books of the Bank accurately reflect in all material respects all corporate actions held or taken by the Bank's shareholder(s) and Board of Directors, including all committees of such Board of Directors.

         3.2 CAPITAL STRUCTURE.

                  3.2.1 Capital Stock of Eldorado. The authorized capital stock of Eldorado consists of 12,500,000 shares of Common Stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of the date hereof, 3,787,734 shares of Common Stock are issued and outstanding, no shares of Common Stock are held in treasury by Eldorado and no shares of Eldorado preferred stock are either issued and outstanding or held in treasury by Eldorado. As of the date hereof, the only shares of Common Stock reserved for future issuance are 314,233 shares of Common Stock reserved for issuance upon the exercise of outstanding Options. No shares of Eldorado preferred stock are reserved for future issuance. All outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable and are not subject to preemptive rights. All of the issued and outstanding shares of Common Stock have been offered and sold by Eldorado in compliance with applicable federal and state securities Laws and issued in compliance with any preemptive right held by any Person. Except as set forth on Schedule 3.2.1, as of the date hereof there are no dividends which have accrued or been declared but are unpaid on the Common Stock. Eldorado has no contractual obligation to register any shares of Common Stock under the Securities Act.

                  3.2.2 Capital Structure of Bank. The authorized capital stock of the Bank consists of 4,000,000 shares of common stock, $1.25 par value, of which 1,031,190 shares are issued and outstanding. All issued and outstanding shares of the Bank's common stock are held, of record and beneficially, by Eldorado, have been validly issued and are fully paid and non-assessable (except as provided under the California Financial Code), and are held free and clear of any liens, claims or other encumbrances. No shares of the Bank's common stock are held in treasury by the Bank, and no shares are reserved for future issuance.

                  3.2.3 Other Securities. Excepting as set forth on Schedule 3.2.3, there are no options, warrants, calls, rights, commitments or agreements of any character to which either Eldorado or the Bank is a party or by which Eldorado or the Bank is bound obligating the applicable entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of Eldorado or the Bank or obligating Eldorado or the Bank to grant, extend or enter into any such option, warrant, call, right,

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APPENDIX A


commitment or agreement. The aggregate exercise price of all Options outstanding as of the date hereof is $3,226,801.10. Schedule 3.2.3 hereto sets forth, with regard to each Option outstanding as of the date hereof, the name of the holder, the number of shares of Common Stock the holder is entitled to purchase, the exercise price, the date of grant and the term of the Option. There are no outstanding contractual obligations of either Eldorado or the Bank to repurchase, redeem or otherwise acquire any shares of capital stock of Eldorado. There are no bonds, debentures, notes or other instruments evidencing indebtedness of either Eldorado or the Bank issued or outstanding that entitle the holders thereof to vote on any matters on which Shareholders may vote.

         3.3 INTERESTS IN OTHER ENTITIES Excepting only the Bank and as set forth on Schedule 3.3, Eldorado does not hold more than 1% of the outstanding equity securities of any corporation or other entity, and is not a member of any partnership, joint venture or similar entity or collectivity, or a party to any partnership agreement or joint venture agreement, however named. Eldorado does not hold any "Acquisition, Development and Construction" ("ADC") loans, as that term is used under GAAP.

         3.4 AUTHORITY AND RELATED MATTERS. Subject only to the approvals of the Shareholders as specified in the immediately following sentence, Eldorado (a) has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (including the Merger), and
(b) has duly authorized the execution and delivery of this Agreement and the consummation of such transactions (including the Merger) by all necessary corporate action on the part of Eldorado. The only vote of the holders of any class or series of Eldorado's securities necessary to approve this Agreement or the consummation of the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon approving the Merger. No other corporate proceedings on the part of Eldorado not heretofore taken are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly executed and delivered by Eldorado and (assuming due authorization, execution and delivery by CSBI) constitutes the valid and binding obligation of Eldorado, enforceable in accordance with its terms, subject only to Laws regarding bankruptcy, insolvency, reorganization moratorium or otherwise affecting creditors' rights generally, and to the application of general principles of equity (whether considered in a proceeding at law or in equity).

         3.5 CONFLICTS. Except as described on Schedule 3.5, the execution and delivery of this Agreement does not, and the consummation of the Merger will not, result in any Violation of any provision of the Articles of Incorporation or By-laws of Eldorado, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings included among Eldorado's Governmental Approvals, the execution and delivery of this Agreement does not, and the consummation of the Merger will not, result in any Violation of any Law, any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any judgment, order or decree, applicable to Eldorado or its properties or assets which latter Violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Eldorado.

         3.6 CONSENTS. Except as disclosed on Schedule 3.6 (collectively, the "Eldorado Governmental Approvals"), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with Eldorado's execution and delivery of this Agreement or its consummation of the Merger, as to which the failure to obtain the same would have a Material Adverse Effect on Eldorado or materially interfere with Eldorado's ability to consummate the Merger.

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APPENDIX A


         3.7 SECURITIES FILINGS AND FINANCIAL STATEMENTS.

                  3.7.1 Eldorado has filed all Securities Filings required to be filed by it with the SEC since January 1, 1994. As of their respective dates, the Securities Filings filed by Eldorado complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Securities Filings, and none of the Securities Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.7.2 The consolidated financial statements of Eldorado included in the Securities Filings comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q), are complete and correct in all material respects and present fairly, in all material respects, the financial position of Eldorado (consolidated with any subsidiaries then in existence) as of the dates thereof and the results of its (their) operations and cash flows for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Securities Filings have been so filed. The books and records of Eldorado have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions.

         3.8 REGULATORY FILINGS AND AGREEMENTS. Eldorado has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1993 with any Bank Regulator, and all other material reports and statements required to be filed by it since December 31, 1993, including any report or statement required to be filed pursuant to the Laws of the United States (including those of the Board of Governors of the Federal Reserve and the FDIC) or the State of California, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Bank Regulator in the regular course of Eldorado's business or as disclosed on
Schedule 3.8, no Bank Regulator has initiated any proceeding or investigation into the business or operations of Eldorado since December 31, 1993 or, to Eldorado's Knowledge, is currently contemplating the initiation of any proceeding or investigation. Except as disclosed on Schedule 3.8, Eldorado is not a party to or subject to any Regulatory Agreement with or from any Bank Regulator that restricts the conduct of Eldorado's business or in any manner relates to its capital adequacy, credit policies, loan origination practices or management nor has Eldorado been notified that any Bank Regulator is contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any such Regulatory Agreement. Except as disclosed on
Schedule 3.8, there exists no material unresolved violation, criticism or exception identified by any Bank Regulator with respect to any report or statement of Eldorado, or relating to any examination of Eldorado.

         3.9 UNDISCLOSED LIABILITIES. Except (a) as and to the extent reflected in the Most Recent Financial Statements, (b) as and to the extent reflected on
Schedule 3.9, (c) obligations (including guarantees and letters of credit) not required by GAAP to be reflected, reserved against or disclosed in the Most Recent Financial Statements, all of which obligations are set forth on Schedule
3.9 and none of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (d) obligations incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date, Eldorado does not have any liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, which relate to transactions entered into, or any state of facts existing, on or before the date hereof and which would be required under GAAP to

APPENDIX A


be shown on an audited balance sheet as of the date hereof or referenced in notes thereto if such balance sheet or notes existed.

         3.10 CRITICIZED ASSETS, RESERVES AND CERTAIN OTHER ASSETS. As of the date specified on Part A of Schedule 3.10 (which date is not earlier than three
(3) Business Days prior to the date hereof), and excepting assets with respect to which the aggregate Borrower Group Obligations are less than $100,000, the only assets of Eldorado that were (a) Criticized Assets, or (b) over 90 days delinquent in payment of principal or interest or, to Eldorado's Knowledge, materially in default of any other material provision of the operative documents, whether or not the same are Criticized Assets, are those listed on Part A of Schedule 3.10 hereto (which schedule identifies the loan, the current book balance, the amount of loan loss reserve, if any, specifically allocated thereto, and the loan classification). The loan and other asset classification procedures utilized by Eldorado are in accordance with RAP and prudent banking practice, and are consistently applied. As of the Most Recent Balance Sheet Date, Eldorado's specific allowance for loan losses with regard to Classified Assets was $4,839,000. Part B or Schedule 3.10 hereto sets forth all loans of Eldorado (whether or not they are Classified Assets or are otherwise in default) to any director, executive officer or ten percent shareholder of Eldorado, or to Eldorado's Knowledge, any corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

         3.11 INVESTMENT SECURITIES; DERIVATIVES. Part A of Schedule 3.11 describes all of the investment securities, mortgage backed securities and securities held for sale of Eldorado as of the date hereof, including (to the extent applicable to that type of security) descriptions of such securities, CUSIP numbers, pool face values, coupon rates, book values and market values (approximated by Eldorado management in the case of illiquid securities) and, in each case as of November 30, 1996 (or as of the date of acquisition, if later acquired). Except as disclosed on Part B of Schedule 3.11, since December 31, 1994, Eldorado has not engaged in any transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments except as agent on the order and for the account of others. To Eldorado's Knowledge, none of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a loan held by Eldorado, would be a Criticized Asset. The financial position of Eldorado under or with respect to each instrument set forth on Part B of Schedule 3.11 has been reflected on the books and records of Eldorado in accordance with GAAP, and no open exposure of Eldorado with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $100,000.

         3.12 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on
Schedule 3.12, since September 30, 1996, (a) no event or development has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Eldorado, and (b) Eldorado has carried on its business in the ordinary and usual course consistent with its past practices. Except (x) as disclosed on Schedule 3.12, (y) increases required by applicable Law or by an employment contract disclosed on Schedule 3.17 or
Schedule 3.18.1, or (z) normal increases with respect to Non-Contract Employees in the ordinary course of business consistent with past practice, since September 30, 1996 Eldorado has not increased the wages, salary, compensation, pension, or other benefits or perquisites payable to any officer, employee or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus.

         3.13 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in the Securities Filings, the business of Eldorado is, and at all times since December 31, 1992 has been, conducted in compliance with all Laws (including those relating to equal credit, fair lending, fair housing and community reinvestment), except where a failure to so comply, individually or in the aggregate, would not have a Material Adverse

APPENDIX A


Effect on Eldorado. Eldorado holds all Permits that are material to the operation of its business, and is in compliance with the terms of each such Permit except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on Eldorado. Except as disclosed on
Schedule 3.8 or Schedule 3.13, no investigation by any Governmental Entity with respect to Eldorado is pending or, to Eldorado's Knowledge, contemplated.

         3.14 LITIGATION AND OTHER DISPUTES. Except as disclosed on Schedule 3.14, as of the date hereof there is no suit, action, or proceeding pending or, to Eldorado's Knowledge, threatened, against or affecting Eldorado or any of its assets, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Eldorado the obligations under which have not heretofore been fully performed. Neither (a) any matter disclosed on Schedule 3.14, nor (b) any suit, action or proceeding pending or threatened as of the Closing Date, nor (c) any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Eldorado as of the Closing Date (and not fully performed prior to the date hereof) has had or could reasonably be expected, if adversely determined, to have a Material Adverse Effect on Eldorado. Except as disclosed on Schedule 3.14, since December 31, 1993, Eldorado has not been a defendant, either directly or as defendant-in-counterclaim or cross-claim, in any material litigation in which any "lender liability" cause of action was asserted against Eldorado.

         3.15 ADMINISTRATION OF FIDUCIARY ACCOUNTS. Eldorado has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Eldorado nor any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Eldorado, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

         3.16 TAXES. Eldorado has filed all tax returns it has been required to file and Eldorado has paid or has set up an adequate reserve for the payment of all Taxes required to be paid as shown on such returns, and the Most Recent Financial Statements reflect an adequate reserve for all Taxes payable by Eldorado accrued through the date of such financial statements. Except as set forth on Schedule 3.16, no deficiencies for any Taxes have been proposed, asserted or assessed against Eldorado that are not adequately reserved for. The Federal income tax returns of Eldorado have been examined by and settled with the IRS, or the statute of limitations with respect to each such year has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1992. No audit or review is pending for any of such years or for any subsequent year and, except as set forth on Schedule 3.16, to Eldorado's Knowledge no challenge or deficiency is contemplated by the IRS with regard to any year. Except as set forth on Schedule 3.16, Eldorado has not [(a) filed any consent to the application of Section 341(f) of the Internal Revenue Code, (b) filed any election under Section 338(g) or 338(h)(10) of the Internal Revenue Code or caused or permitted any deemed election under Section 338(e) of the Internal Revenue Code,] (c) applied for any revenue ruling, private letter ruling or other ruling relating to Taxes, (d) entered into any closing agreement with any Governmental Entity relating to Taxes, or (e) been, at any time, a member of any affiliated group filing any consolidated tax return other than the existing group consisting of Eldorado and the Bank.

         3.17 CERTAIN AGREEMENTS. Except as disclosed on Schedule 3.17, Eldorado is not party to (nor are any of its assets bound by) any material oral or written contract, lease or other agreement in effect as of

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APPENDIX A


the date hereof (a) that would be required to be filed as an exhibit to an annual report on Form 10-K filed with the SEC, (b) the benefits of which (to either party) will accrue or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the Bank Mergers (either alone or upon the occurrence of any additional acts or events) or the value of any of the benefits of which will be calculated on the basis of the Merger or the Bank Mergers or any portion or aspect of either (including any so-called retention or similar bonuses), (c) relating to employment, salary continuation, severance, consulting (including data processing, software programming and licensing contracts), collective bargaining or otherwise relating to the provision of personal services or payment therefor, (d) which, upon the consummation of the Merger or the Bank Mergers, will result in any payment (whether of severance pay or otherwise) becoming due from Surviving Corporation or the Bank to any officer or employee of the Surviving Corporation or the Bank or formerly of Eldorado, (e) relating to non-competition or secrecy,
(f) that materially restricts the conduct of any line of business by Eldorado, or (g) that was entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which Eldorado is entitled to receive financial assistance or indemnification from any Governmental Entity. Eldorado in not in Violation of any contract, lease or other agreement described by any of the foregoing clauses (a) through (g) in an manner that (i) could reasonably be expected to result in a termination of such agreement or a claim for material damages by the other party thereto or (ii) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on Eldorado, and to Eldorado's Knowledge, no other party to any such contract, lease or other agreement has committed any such Violation of the same. Except for agreements filed as part of the Securities Filings, Eldorado has previously delivered to CSBI true and correct copies of each agreement described by any of the foregoing clauses (a) through (g) that is in writing and true and correct summaries of each such agreement that is not in writing. Except as disclosed on Schedule 3.17, Eldorado is not a party to, and since December 31, 1993 has not been a party to (nor are any of its assets bound by), any oral or written contract, lease or other agreement of any name or nature with a Person who was, as of or within one year prior to the date of such agreement, a director, officer or holder of 3% or more of the Common Stock.

     3.18     EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

             3.18.1 Except as disclosed on Schedule 3.18.1, no employee or director of Eldorado or consultant retained by Eldorado (in each case including the Bank) shall have the right to receive from the Surviving Corporation or the Bank any material payment (including bonuses and including those in the nature of severance, salary continuation, unemployment compensation, golden parachute or otherwise) (a) as a consequence of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or (b) in the event his or her employment or service is terminated by the Surviving Corporation or the Bank at or after the Effective Time, whether such right arises as a matter of contract, past policy or understanding, pursuant to an Eldorado Benefit Plan or otherwise. Except as disclosed on Schedule 3.18.1, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (x) materially increase any benefits otherwise payable under any Eldorado Benefit Plan or (y) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

             3.18.2 Schedule 3.18.2 sets forth a true and complete list of each Eldorado Benefit Plan maintained as of the date hereof. Eldorado has heretofore delivered to CSBI true and complete copies of each Eldorado Benefit Plan and all related documents, including but not limited to (a) the actuarial report for such Benefit Plan (if applicable) for each of the last two years, and (b) the most recent determination letter from the Internal Revenue Service (if applicable) for such Eldorado Benefit Plan. Except as disclosed on Schedule 3.18.2, (i) each of the Eldorado Benefit Plans has been operated and administered in all material

APPENDIX A


respects with applicable laws, including but not limited to ERISA and the Internal Revenue Code, (ii) each Eldorado Benefit Plan intended to be "qualified" within the meaning of Section 401 (a) of the Internal Revenue Code is so qualified, (iii) no Eldorado Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Eldorado or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension Benefit Plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Eldorado or (z) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), (iv) no liability under Title IV of ERISA has been incurred by Eldorado or any ERISA Affiliate that has not been satisfied in full and no condition exists that presents a material risk to Eldorado or any ERISA Affiliate of incurring a material liability thereunder,
(v) no Eldorado Benefit Plan is a "multiemployer pension Benefit Plan," as such term is defined in Section 3(37) of ERISA, (vi) all material contributions or other material amounts payable by Eldorado as of the Effective Time with respect to each Eldorado Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Internal Revenue Code, (vii) neither Eldorado nor any ERISA Affiliate has engaged in a transaction in connection with which Eldorado or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Internal Revenue Code, and (viii) to Eldorado's Knowledge, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Eldorado Benefit Plan or any trusts related thereto.

             3.18.3 There are no material disputes or employee grievances pending or, to Eldorado's Knowledge, contemplated by or between any of Eldorado's employees and Eldorado, and there are not a significant number of disciplinary actions pending or contemplated with respect to Eldorado's employees. Eldorado has complied in all respects with all Laws relating to the employment of labor and, except as disclosed on Schedule 3.18.3, has no liability for any arrears of wages or employment-related taxes, or penalties for failure to comply with any such Law, or for any severance or termination payments of any type. No election or proceeding relating to Eldorado's labor relations is pending or, to Eldorado's Knowledge, contemplated. Eldorado has had no union activity or any material labor trouble (including any strike, work stoppage, slow-down, or similar disturbance) of any kind, nature or description at any time. True and correct copies of all personnel policies and manuals of Eldorado have been provided to CSBI.

     3.19 PROPERTIES. Except as disclosed on Part A of Schedule 3.19, Eldorado does not hold title to or a beneficial interest in any real property other than OREO. The only real properties leased or otherwise occupied by or in the possession of Eldorado (excluding OREO and property occupied only as lender in possession, in each case provided that Eldorado is conducting no business in such property, and excluding the owned properties disclosed on Part A of
Schedule 3.19), are those properties identified on Part B of Schedule 3.19. Eldorado has good and valid title to all of the tangible personal property and assets which are used in the operation of its business and which it owns or purports to own, and has good and valid title to all of the leasehold interests in all leases of real or personal property which it leases or purports to lease, including all personal property, leasehold interests and other assets reflected as owned or leased, as applicable, by Eldorado in the Most Recent Financial Statements (except in each case for assets disposed of since the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice), in each case free and clear of any liens, encumbrances or other imperfections of title other than such liens, encumbrances or imperfections as
(a) are reflected, reserved against or otherwise disclosed in the Most Recent Financial Statements, (b) arise out of Taxes not yet due or payable, or (c) relate to immaterial properties or assets or otherwise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Eldorado enjoys peaceful and undisturbed possession of the applicable leased asset

APPENDIX A


under all leases of real or personal property under which it is operating or to which it is a party. All of such leases are valid, subsisting and in full force and effect and there are no existing defaults or events which, with the passage of time or the giving of notice, or both, would constitute defaults by Eldorado or, to Eldorado's knowledge, by any other party thereto, except for such defaults, if any, which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All items of real or personal property owned or used by Eldorado and material to its business have been properly maintained and, to Eldorado's Knowledge, are in good operating order and repair.

     3.20 ENVIRONMENTAL. Except as disclosed on Schedule 3.20, Eldorado and all real property (including OREO) in the possession of Eldorado are, and at all times while in the possession of Eldorado each such property has been, in compliance with all applicable Laws relating to pollution or protection of human health or the environment (including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Material or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material), except for Violations that, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Eldorado. To Eldorado's Knowledge, there has not occurred any release of Hazardous Material on, under or affecting any real property during the period of Eldorado's ownership, possession or operation of such property (including its participation in the management of any business located on such property) or, to Eldorado's Knowledge, during any prior period. Neither Eldorado nor any property now or heretofore in its possession is or, while owned or in the possession of Eldorado, has ever been a defendant in or the subject of any suit, claim, action, proceeding, investigation or written notice or, to Eldorado's Knowledge, oral inquiry before or by any Governmental Entity or other forum relating to an alleged material Violation (including by any predecessor) of any environmental Law or relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Eldorado.

     3.21 INTELLECTUAL PROPERTY. Eldorado either owns or possesses valid and binding licenses and other rights to use all material trademarks, trade names, servicemarks, copyrights, trade secrets and patents used in its businesses. The only such licenses or other rights to use intellectual property that require payment by Eldorado are licenses for the use of software and similar property entered into by Eldorado in the ordinary course of business. Eldorado has not received any written challenge to its ownership of, or other right to use, any such intellectual property by any Person or any notice of alleged conflict between the same and the rights of any other Person. Eldorado has, in all material respects, performed all of its obligations under, and is not in material Violation of, any contract, agreement, arrangement or commitment relating to any of the foregoing.

     3.22 BROKERS. Eldorado has not employed any broker, finder or similar Person in connection with the Merger other than Alex Sheshunoff & Co., and has not incurred and will not incur any broker's, finder's or similar fees, commissions or expenses in connection with the Merger excepting those of Alex Sheshunoff & Co., with such fee to be paid at the Closing.

     3.23 FAIRNESS OPINION. Eldorado has received an opinion from Alex Sheshunoff & Co., addressed to the Board of Directors, to the effect that as of the date hereof the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock.

     3.24 DISCLOSURE OF ALL MATERIAL MATTERS. Except as disclosed in the Disclosure Schedules or in a Disclosure Supplement (when delivered), none of (a) the representations and warranties made by Eldorado in this Agreement (as qualified by all information in the Disclosure Schedules, Disclosure Supplements and

APPENDIX A


Exhibits hereto taken as a whole), (b) any of Eldorado's Forms 10-K and 10-Q filed with the SEC between the date hereof and the Closing Date (when the same are filed), (c) the Bank's Reports of Condition and Reports of Income filed with the FDIC between the date hereof and the Closing Date (when the same are filed), or (d) the Monthly Financial Statements (when the same are delivered), including in each case the financial statements included therein and other exhibits thereto, contains (or when filed or delivered, will contain) any untrue statement of a material fact or omits (or when filed or delivered, will omit) to state any material fact necessary in order to make the statements made or information disclosed, in the light of the circumstances under which they were made or disclosed, not misleading.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF CSBI

     Except where a different date is expressly specified, and subject to the exceptions stated herein (including those contained in any Schedule applicable to each given Section), CSBI makes the representations and warranties set forth below as of the date of this Agreement:

     4.1 ORGANIZATION, STANDING AND POWER. CSBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2   CAPITAL STRUCTURE.

          4.2.1 Capital Stock of CSBI. The authorized capital stock of CSBI consists of 12,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date hereof, 9,759,098 shares of Common Stock are issued and outstanding, no shares of CSBI common stock are held in treasury by CSBI and no shares of CSBI preferred stock are either issued and outstanding or held in treasury by CSBI. As of the date hereof, no shares of CSBI common stock or CSBI preferred stock are reserved for future issuance. All outstanding shares of CSBI common stock have been validly issued and are fully paid and nonassessable and are not subject to preemptive rights. All of the issued and outstanding shares of Common Stock have been offered and sold by CSBI in compliance with applicable federal and state securities Laws and issued in compliance with any preemptive right held by any Person. As of the date hereof there are no dividends which have accrued or been declared but are unpaid on the CSBI common stock.

          4.2.2 Ownership of Operating Banks. All issued and outstanding shares of the common stock of Commerce Security Bank are held, of record and beneficially, by CSBI, have been validly issued and are fully paid and non-assessable (except as provided under the California Financial Code), and are held free and clear of any liens, claims or other encumbrances. All issued and outstanding shares of the common stock of Liberty National Bank and San Dieguito National Bank are held, of record and beneficially, by SDN, have been validly issued and are fully paid and non-assessable (except as provided under the National Bank Act), and are held free and clear of any liens, claims or other encumbrances. All issued and outstanding shares of the common stock of SDN are held, of record and beneficially, by CSBI, have been validly issued and are fully paid and non-assessable, and are held free and clear of any liens, claims or other encumbrances.

          4.3 AUTHORITY AND RELATED MATTERS. CSBI has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

APPENDIX A


Agreement and the consummation of the Merger have been duly authorized by all necessary action on the part of CSBI, including approval by its board of directors. This Agreement has been duly executed and delivered by CSBI and (assuming due authorization, execution and delivery by Eldorado) constitutes the valid and binding obligation of CSBI, enforceable against CSBI in accordance with its terms subject only to Laws regarding bankruptcy, insolvency, reorganization moratorium or otherwise affecting creditors' rights generally, and to the application of general principles of equity (whether considered in a proceeding at law or in equity).

     4.4 NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the Merger will conflict with or result in any Violation of any provision of the Certificate of Incorporation or By-laws of CSBI. Subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.5, neither the execution and delivery of this Agreement nor the consummation of the Merger will result in any Violation of any Law, any loan or credit agreement, note, mortgage, indenture, lease, employee benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any judgment, order or decree, applicable to CSBI or its properties or assets, which Violation could reasonably be expected to have a Material Adverse Effect on CSBI.

     4.5 CONSENTS. Except as disclosed on Schedule 4.5 (collectively, the "CSBI Governmental Approvals"), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by CSBI, or the consummation of the Merger by Merger Sub, as to which the failure to obtain the same would have a Material Adverse Effect on CSBI or materially interfere with Merger Sub's ability to consummate the Merger or CSBI's ability to cause Merger Sub to consummate the Merger.

     4.6 SECURITIES FILINGS, FINANCIAL STATEMENTS AND FINANCIAL CONDITION. The consolidated financial statements of CSBI included in CSBI's Form 10-Q filed with the SEC for the period ended September 30, 1996 comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or as permitted by Form 10-Q), are complete and correct in all material respects and present fairly, in all material respects, the financial position of CSBI (consolidated with all subsidiaries then in existence) as of the date thereof and the results of its (their) operations and cash flows for the period then ended. The books and records of CSBI have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions. Each of CSBI, Commerce Security Bank, Liberty National Bank and San Dieguito National Bank is "well capitalized" (as that term is defined by the applicable entity's primary federal Bank Regulator) and, on a pro forma basis giving effect to the Merger Financing, will be well capitalized as of the Closing.

     4.7 REGULATORY FILINGS AND AGREEMENTS. Except as disclosed on Schedule 4.7, CSBI and, to CSBI's Knowledge, each CSBI Subsidiary Predecessor, has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that the applicable entity was required to file since December 31, 1993 with any Bank Regulator, and all other material reports and statements required to be filed by it since December 31, 1993, including any report or statement required to be filed pursuant to the laws, of the United States (including those of the Board of Governors of the Federal Reserve and the Office of the Comptroller of the Currency) or the State of California, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Bank Regulator in the regular course of CSBI's the applicable CSBI Subsidiary Predecessor's business or as disclosed on Schedule 4.7, no Bank Regulator has initiated any proceeding or investigation into the business

APPENDIX A


or operations of CSBI or, to CSBI's Knowledge, any CSBI Subsidiary Predecessor, since December 31, 1993 or, to CSBI's Knowledge, is currently contemplating the initiation of any proceeding or investigation. Except as disclosed on Schedule 4.7, CSBI is not a party to or subject to any Regulatory Agreement with or from any Bank Regulator that restricts the conduct of CSBI's business or in any manner relates to its capital adequacy, credit policies, loan origination practices or management nor has CSBI been notified that any Bank Regulator is contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any such Regulatory Agreement. Except as disclosed on
Schedule 4.7, there exists no material unresolved violation, criticism or exception identified by any Bank Regulator with respect to any report or statement of CSBI, or relating to any examination of CSBI.

     4.8   ABSENCE OF UNDISCLOSED LIABILITIES, CERTAIN CHANGES OR EVENTS. Except
(a) as and to the extent reflected in CSBI's Form 10-Q filed with the SEC for the period ended September 30, 1996, (b) obligations (including guarantees and letters of credit) not required by GAAP to be reflected, reserved against or disclosed in such Form 10-Q, none of which obligations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CSBI, and (c) obligations incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date, CSBI does not have any liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, which relate to transactions entered into, or any state of facts existing, on or before the date hereof and which would be required under GAAP to be shown on an audited balance sheet as of the date hereof or referenced in notes thereto if such balance sheet or notes existed. Since the Most Recent Balance Sheet Date, no event or development has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on CSBI, and CSBI has carried on its business in the ordinary and usual course consistent with its past practices.

     4.9 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in any report, schedule, registration statement or definitive proxy statement filed with the SEC or the Office of the Comptroller of the Currency (as applicable) pursuant to the Exchange Act since January 1, 1994 by CSBI or, to CSBI's knowledge, any CSBI Subsidiary Predecessor (as such documents have been amended since the time of their filing), the business of CSBI is, and at all times since December 31, 1992 the business of CSBI and, to CSBI's knowledge, the business of each CSBI Subsidiary Predecessor, has been conducted in compliance with all Laws (including those relating to equal credit, fair lending, fair housing and community reinvestment), except where a failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect on CSBI. CSBI holds all Permits that are material to the operation of its business, and is in compliance with the terms of each such Permit except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect on CSBI. Except as disclosed on Schedule 4.5 or Schedule 4.6, no investigation by any Governmental Entity with respect to CSBI is pending or, to CSBI's Knowledge, contemplated.

     4.10 BROKERS. CSBI has not employed any broker, finder or similar Person in connection with the Merger other than Carpenter & Company, and has not incurred and will not incur any broker's, finder's or similar fees, commissions or expenses in connection with the Merger other than those of Carpenter & Company and (to the extent deemed to be in connection with the Merger) those of any placement agent or similar Person employed in connection with the Merger Financing, each of whose fees shall be borne entirely by CSBI.

     4.11 FINANCIAL CAPACITY. CSBI has delivered to Eldorado true and correct copies of (a) a commitment letter relating to investments in CSBI in the aggregate amount of $63,300,000 and (b) certain subscription agreements each relating to investments in CSBI in the aggregate amount of not less than

APPENDIX A


$18,000,000. All representations made to CSBI's sources of Merger Financing in the applicable subscription agreements or securities purchase agreements are (or when such agreements are executed, will be) true and correct in all material respects as of the date of each such representation or warranty. Notwithstanding the foregoing, the obligations of CSBI hereunder are not conditioned upon its obtaining financing.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1   DISCUSSIONS WITH THIRD PARTIES.

          5.1.1 Until the earlier of the Effective Time or the termination of this Agreement, Eldorado (a) shall not, and shall instruct its Representatives not to, solicit or encourage, directly or indirectly, inquiries or proposals with respect to any Strategic Transaction Proposal, and (b) except as expressly permitted by Section 5.1.2 or Section 5.1.3, shall not, and shall instruct its Representatives not to, furnish any non-public information relating to or participate in any negotiations, discussions or other activities concerning, any Strategic Transaction with any Person other than CSBI and Merger Sub. Eldorado shall notify CSBI promptly after any Strategic Transaction Proposal is received by, or any negotiations or discussions regarding a Strategic Transaction Proposal are sought to be initiated (or continued) with, directly or indirectly, Eldorado or any of its Representatives, and shall disclose to CSBI the identity of the third party making or seeking to make such Strategic Transaction Proposal, the terms and conditions of such Strategic Transaction Proposal and such other information as CSBI reasonably may request; provided, however, that if Eldorado receives a Strategic Transaction Proposal and the foregoing disclosure of such Proposal to CSBI would violate a confidentiality agreement by which Eldorado is bound, Eldorado (a) shall make the foregoing disclosure only to the maximum extent permissible under such confidentiality agreement, (b) shall return such Strategic Transaction Proposal to the initiating party without substantive response (together with, if so elected by Eldorado, a copy of this Section 5.1), and (c) to the extent such disclosure has not been made under clause (a), shall notify CSBI that a Strategic Transaction Proposal has been received and that the same has been returned to the initiating party without substantive response. Without limiting the foregoing, it is understood and agreed that any failure by any of Eldorado's Representatives to abide by the limitations set forth in this Section 5.1 shall constitute a breach of this
Section 5.1 by Eldorado regardless of whether such Representative's actions were authorized by or purported to be undertaken on behalf of Eldorado.

          5.1.2 Notwithstanding Section 5.1.1 or any other provision of this Agreement to the contrary, in the event that, on an entirely unsolicited basis, Eldorado receives a Strategic Transaction Proposal from a third party, and Eldorado's counsel advises the Board of Directors that the Directors' fiduciary duties owed to the Shareholders obligate the Board to furnish non-public information to the third party having submitted such Proposal, then Eldorado shall not be prohibited from furnishing to such third party, either directly or to or through its Representatives, information that was previously provided or made available to CSBI (or, if not previously requested by CSBI and therefore not previously provided, that is contemporaneously provided to CSBI) or from answering questions regarding the information so furnished (but not about the terms of any possible Strategic Transaction), provided that the third party shall have entered into a confidentiality agreement substantially similar to the confidentiality provisions of Section 5.3 hereof, or from seeking clarifications regarding (but not conducting negotiations regarding) the terms of such Proposal or the consideration contemplated therein or information regarding the Person making such Proposal.

APPENDIX A


          5.1.3 Notwithstanding Section 5.1.1 or any other provision of this Agreement to the contrary, following receipt of a Qualifying Strategic Transaction Proposal, neither Eldorado nor any of its Representatives shall be prohibited from taking, nor shall it be a breach of this Agreement for Eldorado or any of its Representatives to take, any of the following actions with respect to a Strategic Transaction Proposal: (a) engaging in discussions or negotiations with a third party which has made a proposal that satisfies the requirements of a Qualifying Strategic Transaction Proposal, (b) taking and disclosing to the Shareholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise making disclosure of the Qualifying Strategic Transaction Proposal to the Shareholders, (c) taking any of the actions described in Section 5.2.2 or
(d) subject to the terms of Article VII, terminating this Agreement. A "Qualifying Strategic Transaction Proposal" shall mean a bona fide written Strategic Transaction Proposal (which Proposal may be conditional) that (x) is delivered to the Board of Directors (whether directly or through a Representative of Eldorado), (y) identifies a price or range of values to be paid for the capital stock, assets or liabilities of Eldorado or the Bank that are to be sold or otherwise transferred pursuant to such Proposal, and (z) in the good faith determination of the Board of Directors of Eldorado, based on the advice of Eldorado's counsel and on a written opinion of Eldorado's investment bankers to the effect that such Proposal is financially more favorable to the Shareholders than the terms of the Merger (including due to a higher price or range of values offered by such Proposal), requires the Board of Directors to take (or cause Eldorado to take) one or more of the actions described in clauses
(b) through (e) of the immediately preceding sentence in order to comply with the Board of Directors' fiduciary duties owed to the Shareholders.

          5.1.4 In the event that Eldorado receives a Qualifying Strategic Transaction Proposal, it shall not accept or enter into any agreement which provides for the consummation of the Strategic Transaction described in such Proposal for a period of at least 72 hours after the delivery to CSBI of a copy of such Proposal. Upon compliance with the foregoing and termination of this Agreement pursuant to Section 7.4.2 hereof (including the payment in full to CSBI of the Termination Fee as provided in Section 7.6.3), Eldorado may enter into any agreement that provides for the consummation of such Qualifying Strategic Transaction. If, within twenty (20) calendar days following Eldorado's receipt of a Qualifying Strategic Transaction Proposal, Eldorado has neither (i) given notice to CSBI reaffirming Eldorado's intent to proceed under this Agreement and to consummate the Merger, or (ii) terminated this Agreement pursuant to Section 7.4.2, CSBI may at any time within thirty (30) days after the close of such period terminate this Agreement pursuant to Section 7.3.2.

          5.1.5 Eldorado shall be entitled to provide copies of this Section 5.1 to third parties who, on an entirely unsolicited basis after the date hereof, contact Eldorado to express their interest in a possible Strategic Transaction with Eldorado or the Bank, provided that CSBI shall concurrently be notified of such contact and the delivery of such copy.


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APPENDIX A


     5.2   PROXY STATEMENT; SHAREHOLDER MEETING.

          5.2.1 Eldorado shall use all reasonable efforts to prepare and distribute the Proxy Statement to the Shareholders as promptly as practicable, to duly call, give notice of, convene and hold a meeting of the Shareholders to be held as soon as is reasonably practicable thereafter for the purpose of voting upon the approval of the Merger (including any adjournments thereof, the "Shareholder Meeting"), and at such meeting (including any adjournments thereof) to obtain the Shareholders' approval of the Merger. Except as expressly provided in Section 5.2.2, the Proxy Statement shall include a Recommendation of Approval by the Board of Directors, and shall further include the fairness opinion referenced in Section 3.23 as an exhibit thereto. Eldorado shall use all reasonable efforts to prepare and file the preliminary Proxy Statement with the SEC within twenty-five (25) Business Days after the date of this Agreement. Eldorado shall deliver to CSBI and afford CSBI an opportunity to comment on drafts of the Proxy Statement prior to the filing of the preliminary Proxy Statement with the SEC and prior to the distribution of the definitive Proxy Statement to Shareholders, provided that (a) the period within which the preliminary statement must be filed with the SEC shall be extended by a number of Business Days in excess of five (5) elapse between the date that a substantially complete draft thereof is forwarded to CSBI and the date that CSBI furnishes its comments on such draft, and (b) if CSBI has failed to furnish comments within ten (10) Business Days of its receipt of the applicable materials, Eldorado shall be free to file the preliminary Proxy Statement or distribute the definitive Proxy Statement, as applicable. None of the information included, directly or by incorporation by reference, in the Proxy Statement will, at the date of mailing to the Shareholders or at any time through the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Eldorado makes no representations regarding any information supplied to Eldorado by CSBI. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. CSBI shall cooperate in all reasonable respects with Eldorado in the preparation of the Proxy Statement, including by making available to Eldorado all information regarding CSBI that Eldorado reasonably may request and that is reasonably necessary or appropriate for inclusion in or for the preparation of the Proxy Statement. CSBI hereby represents and warrants that no statement of fact relating to CSBI or Merger Sub that is made in writing by CSBI to Eldorado for inclusion in the Proxy Statement, and that is in fact so included, will be false or misleading in any material respect or will omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made or disclosed, not misleading. Eldorado shall use its best efforts to take all action necessary for the Merger not to be subject to any state anti-takeover statute.

          5.2.2 In the event that Eldorado has received a Strategic Transaction Proposal and the Board of Directors has determined, in accordance with Section 5.1.3, that such Strategic Transaction Proposal constitutes a Qualifying Strategic Transaction Proposal, then the Board of Directors shall not be prohibited from taking, nor shall it be a breach of this Agreement if it takes, any of the following actions: (a) failing to include a Recommendation of Approval in the Proxy Statement, (b) retracting or qualifying its Recommendation of Approval if previously given, or (c) postponing or adjourning the meeting of Shareholders called for the purpose of approving the Merger.

     5.3 ACCESS. Eldorado shall make available to CSBI all information regarding Eldorado that CSBI reasonably may request and shall authorize all reasonable visits to Eldorado's premises with such staff, consultants and experts as CSBI reasonably may request. CSBI agrees to coordinate closely all such activities with Eldorado's President or Chief Financial Officer and to conduct any such inquiries with

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APPENDIX A


appropriate discretion and sensitivity to Eldorado's relationships with its employees, customers and suppliers. The Parties acknowledge that certain of the information made available to one another pursuant to this Section 5.3 and otherwise in connection with the Merger may be confidential, proprietary or otherwise nonpublic, and each Party agrees, for itself and for each of Representatives, that it (i) shall hold in confidence all confidential information received by it from or with regard to the other Party ("Confidential Information") subject to the terms of this Section 5.3, (ii) shall disclose such Confidential Information only to those of its Representatives and, in the case of CSBI, its current or prospective investors and other sources of capital, in each case having a need to know the same for purposes of evaluating, negotiating or implementing the financing of the Merger, and (iii) shall inform each Representative or current or prospective investor to whom Confidential Information is disclosed that such information is confidential and shall obtain from such Representative or investor a confidentiality agreement in substantially the form previously provided by CSBI to Eldorado. Each Party shall remain responsible for any disclosure of Confidential Information by any of its Representatives or investors. Each Party further agrees that, upon the request of the other Party given following any termination of this Agreement, it and each of its Representatives either shall return to such other Party all Confidential Information received by it and its Representatives (including all compilations, analyses or other documents prepared by it that contain Confidential Information) or shall certify that the same has been destroyed. As used herein, Confidential Information shall not include (i) information that is or becomes generally available to the public other than as a result of a breach of this Agreement, (ii) information that the receiving Party demonstrates was known to it on a non-confidential basis prior to receiving such information from the other Party, (iii) information that the receiving Party develops independently without relying on Confidential Information, and (iv) information that becomes available to the receiving Party on a non-confidential basis from another source if the source was not known to be, and not reasonably believed by the receiving Party to be, subject to any prohibition against disclosing such information.

     5.4 COOPERATION. The Parties shall cooperate with each other and use all commercially reasonable efforts to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger and the Bank Mergers, and each Party will keep the other apprised of the status of matters relating to completion of the Merger and the Bank Mergers. Each Party shall, upon request, furnish the other Party with all information concerning itself as may be reasonably necessary or advisable in connection with any filing or application made by or on behalf of such Party to any Governmental Entity in connection with the Merger or the Bank Mergers. Each Party shall promptly advise the other Party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the Merger or the Bank Mergers which causes such Party to believe that there is a reasonable likelihood that any required Governmental Approval will not be obtained or that the receipt of any such Governmental Approval will be materially delayed. Eldorado shall cooperate with CSBI in all reasonable respects, upon the request of CSBI, in CSBI's finalization of its financing of the Merger, including by furnishing all information reasonably requested in connection therewith.

     5.5 ADVICE OF CHANGES. Each Party shall promptly advise the other Party of any change or event having a Material Adverse Effect on it or its ability to perform its obligations under this Agreement or which it believes would or may be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or to preclude the satisfaction of one or more of the conditions set forth in Article VI. From time to time prior to the Closing Date, Eldorado will promptly supplement or amend the Disclosure Schedules to reflect any matter which, if existing, occurring or known

APPENDIX A


at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules, or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby (each notice furnishing such information being called a "Disclosure Supplement"); provided, however, that any such Disclosure Supplement which reports events, developments or changes that have occurred subsequent to the date hereof shall not constitute a breach of any representations and warranties of Eldorado but also shall not have any effect for the purpose of determining the accuracy of any representation or warranty when made, for determining satisfaction of the conditions set forth in Article VI, or for determining the compliance by Eldorado with any other provision of this Agreement; provided further, that (a) except as provided in the immediately following sentence, unless CSBI notifies Eldorado that CSBI elects to terminate this Agreement pursuant to Section 7.3.1 or Section 7.3.3 on the basis of the events or conditions disclosed in such Disclosure Supplement within twenty (20) Business Days after the date of CSBI's receipt thereof (the "Notification Date"), CSBI shall thereafter be deemed to have waived any right of termination attributable solely to such events or conditions, but (b) for purposes of determining the satisfaction of the condition set forth in Section 6.2.2, no such waiver shall exist (i) with respect to the cumulation of such events or conditions with other events or conditions requiring disclosure under the same representation or warranty and described in any subsequent Disclosure Supplement or otherwise discovered by CSBI or (ii) if there is a further material adverse development in the event or condition so disclosed. Notwithstanding the foregoing clause (a) if, in the reasonable opinion of CSBI, the information provided in such Disclosure Supplement is insufficient for CSBI to evaluate fully whether the identified event or condition constitutes or contributes to a failure of the condition to closing set forth in section 6.2.1, then with respect to such event or condition, the Notification Date may be extended, at the election of CSBI, until such date as CSBI has received from Eldorado sufficient information to make the evaluation contemplated by this sentence. In order to so extend the Notification Date, CSBI must provide Eldorado with written notice of such extension not later than the initial Notification Date, which notice shall (x) specify each event or condition as to which the extension is being made, and (y) set forth in reasonable detail the information that CSBI requires in order to make the evaluation of each such event or condition as contemplated by the immediately preceding sentence.

     5.6 CURRENT INFORMATION. During the period from the date of this Agreement to the Closing Date, Eldorado will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than bi-weekly) with representatives of CSBI and to report the general status of the ongoing operations of Eldorado. Eldorado will promptly notify CSBI of (a) any material adverse change in the normal course of business or in the operation of the properties of Eldorado, (b) any governmental complaint, investigation or hearing (or communications indicating that the same may be contemplated), or (c) the institution or the threat of material litigation involving Eldorado, and will keep CSBI fully informed of such events. Eldorado will keep CSBI fully informed of the status of, and the action proposed to be taken with respect to, Classified Assets that, in combination with all related Borrower Group Obligations, have an aggregate carry value of $100,000 or more. Eldorado will provide to CSBI copies of the minutes (or consents in lieu of meeting) of its loan committee, its Board of Directors and all committees thereof promptly following each such meeting; provided, however, that Eldorado may omit therefrom any portion of such minutes that it determines, with the concurrence of its counsel, relates to (a) the Parties' compliance or non-compliance with the terms of this Agreement, or (b) any Strategic Transaction Proposal other than the Merger or (c) any matter which is subject to an attorney-client privilege.

     5.7 INTERIM AND ANNUAL FINANCIAL STATEMENTS. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Closing Date (excepting the quarter ending December 31, 1996), Eldorado will deliver to CSBI its

APPENDIX A


Quarterly Reports on Form 10-Q as filed with the SEC, and as soon as reasonably available, but in no event later than March 31, 1997 (provided that the Closing has not yet occurred and the Agreement has not theretofore been terminated), Eldorado will deliver to CSBI its Annual Report on Form 10-K for the period ending December 31, 1996, as filed with the SEC. Eldorado will deliver to CSBI monthly financial statements (the "Monthly Financial Statements") no later than the time at which such financial statements are delivered to such Directors but in no event later than the twenty-first calendar day of the month immediately following the month to which such financial statements relate. When delivered, the Monthly Financial Statements will present fairly, in all material respects, the financial condition of Eldorado and its results of operations as at and for the period then ended, will reflect in all respects GAAP accounting treatment of the matters contained therein (except as expressly noted thereon), and will be prepared in the manner and in the form customarily delivered to the Board of Directors.

     5.8 CONDUCT OF BUSINESS BY ELDORADO. Subject to Section 5.1, Eldorado shall (a) conduct its business in the usual, regular and ordinary course of business consistent with past practice (except as required by applicable Law or by this Agreement), (b) use all reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees (including by causing its current insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse prior to or upon the Closing or closing of the Bank Mergers, unless simultaneously with such event replacement policies providing substantially similar coverage for substantially similar (or lesser) premiums are in full force and effect), (c) conduct relations with its employees, including hiring and terminating practices, only in the ordinary course of business and consistent with past practice, and (d) take no action which would adversely affect or delay the ability of Eldorado or CSBI or any of their respective direct or indirect subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger or for the transactions contemplated in connection therewith, or to perform its covenants and agreements under this Agreement.

     5.9 CERTAIN OPERATING COVENANTS. Without CSBI's prior written consent (which consent, in the case of Sections 5.9.9 through 5.9.14, shall not be unreasonably withheld or delayed), Eldorado shall not, and in the case of
Section 5.9.7, the Eldorado officers identified in the definition of "Eldorado's Knowledge" shall not:

          5.9.1 declare or make any payment or distribution with respect to the capital stock or other securities of Eldorado Bancorp, whether by way of payment of interest or principal, redemption, dividend or otherwise, excepting regular quarterly cash dividend payments on the Common Stock, with such record dates and at such amounts per share as are set forth on Schedule 5.9.1 (provided that the applicable record date is not later than the date anticipated for the Closing at the time such dividend would otherwise have been declared) and declared by the Board of Directors no earlier than the declaration date set forth on Schedule
5.9.1 opposite the applicable record date; provided, however, that if any dividend so declared as of to the Closing Date has not been paid prior to the Closing Date, Eldorado may deliver adequate funds for the payment of the same to its stock transfer agent prior to the Closing Date, for payment to the Shareholders entitled thereto on or before the scheduled payment date;

          5.9.2 (a) create, authorize, issue, sell or deliver any of its capital stock, bonds or other of its securities (whether authorized and unissued or held in treasury) or any instrument convertible into any of them, excepting only by the issuance of shares of Common Stock upon the exercise of one or more currently outstanding Options in accordance with the present terms of such Option; (b) grant or otherwise issue any options, warrants or other rights with respect thereto; (c) amend the terms of any currently outstanding option

APPENDIX A


(including any Option), warrant or other right with regard to Eldorado's securities; or (d) split up, combine or reclassify any of its outstanding stock;

          5.9.3 acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, including any corporation, partnership, association or other business organization or division thereof;

          5.9.4 excepting those matters identified on Schedule 5.9.4,

                (a) create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, (i) any material contract, agreement or lease for goods, services or office space to which Eldorado is (or would thereby be) a party or by which Eldorado or any of its properties is (or would thereby be) bound, excepting only contracts, agreements and leases under which the aggregate payments by either party over the term of the agreement do not exceed $50,000 (or, if indefinite, are not reasonably expected to exceed $50,000), (ii) any agreement the benefits of which (to either party) will accrue or be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or the Bank Mergers (either alone or upon the occurrence of any additional acts or events) or the value of any of the benefits under which will be calculated on the basis of the Merger or the Bank Mergers or any portion or aspect of either (including any so-called retention or similar bonuses), (iii) any agreement relating to non-competition or secrecy, or (iv) any agreement that materially restricts the conduct of any line of business by Eldorado,

                (b) make any single capital expenditure exceeding $25,000 or any capital expenditures exceeding $100,000 in the aggregate, or

                (c) relocate or terminate, or file any application to relocate or terminate, the operations of any of its banking offices (including loan production offices);

          5.9.5 enter into any new line of business;

          5.9.6 change its methods of accounting in effect at December 31, 1995, except as required by changes in GAAP or RAP as concurred with by Eldorado's independent auditors;

          5.9.7 fail to use all reasonable efforts to prevent Eldorado from committing a Violation of any Law, Regulatory Agreement or any material contract or license to which Eldorado is a party or by which it or any of its properties is bound, which Violation, individually or in the aggregate, has or reasonably could be expected to have a Material Adverse Effect on Eldorado.

          5.9.8 make any equity investment in any real estate or real estate development project, other than (a) additional investments in existing projects as set forth on Schedule 5.9.8, or (b) in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

          5.9.9 sell, lease, assign, transfer or otherwise dispose of any property or asset, except for (a) investment portfolio transactions in the ordinary course of business and substantially consistent with past practice; (b) sales, in the ordinary course of business, of SBA Loans (or portions of such loans) under which the final disbursement was made after the Most Recent Balance Sheet Date; and (c) sales of assets having a gross book value not in excess of $25,000 individually or $100,000 in the aggregate;

APPENDIX A


          5.9.10 except as provided on Schedule 5.9.10, (a) enter into, renew or amend any agreement relating to employment, salary continuation, severance, consulting, collective bargaining or otherwise relating to the provision of personal services or payment therefor, (b) institute, amend or terminate any Eldorado Benefit Plan, (c) enter into, renew or amend any agreement that, upon the consummation of the Merger or the Bank Mergers, will result in any payment (whether of severance pay or otherwise) becoming due from CSBI, the Surviving Corporation or the Bank to any officer or employee of the Surviving Corporation or the Bank or formerly of Eldorado, (d) pay any pension or retirement allowance to any Person not required by an existing plan or agreement, (e) increase in any manner the compensation or fringe benefits of (including by payment of a bonus in excess of the bonus paid to such Person in the preceding year), any officer, director or employee except (i) as set forth on Schedule 3.12, (ii) as required by an employment agreement identified on Schedule 3.17, or (iii) customary annual (or less frequent) increases in the wages or salaries of Non-Contract Employees and customary annual (or less frequent) bonuses to Non-Contract Employees, in each case consistent with past practice and which on an annualized basis do not increase the aggregate personnel costs for all Non-Contract Employees by more than 3% over the levels in effect as of September 30, 1996, or
(f) increase any other direct or indirect compensation or employee benefit for or to any of its officers, directors or employees;

          5.9.11 make, amend or compromise any loan or advance (whether in cash or other property) to any officer, to any director, or to any holder of record or beneficial owner of 3% or more of the Common Stock, except advances made to employees in the usual, regular and ordinary course of business consistent with past practice;

          5.9.12 (a) make, amend or renew, or enter into any commitment to make, amend or renew, any loan if, as a result of the disbursement of the proceeds of such loan, the total Borrower Group Obligations (including accrued and unpaid interest) of the borrower to Eldorado would exceed $750,000, except that if CSBI does not grant or refuse its consent or reasonably request additional information regarding such proposed loan within three Business Days of CSBI's receipt of Eldorado's request for consent, then CSBI shall be deemed to have granted its consent; or (b) amend or renew, or enter into any commitment to amend or renew, any Criticized Asset as to which the aggregate unpaid balance (including accrued and unpaid interest) of such loan and all related Borrower Group Obligations exceeds $100,000.

          5.9.13 incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, in each case except in the usual, regular and ordinary course of business consistent with past practice, it being understood and agreed that the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entrance into repurchase agreements shall be deemed to be in the ordinary course of business so long as the maturity of such indebtedness does not exceed (a) 36 months in the case of retail certificates of deposit in amounts of less than $100,000, (b) 24 months in the case of retail certificates of deposit from the Bank's primary market area in amounts of $100,000 or more, and (c) 12 months in the case of all other such indebtedness;

          5.9.14 except as described on Schedule 5.9.14, (a) restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, it being understood and agreed that investment portfolio transactions in the ordinary course of business and substantially consistent with past practice shall be deemed to constitute a material change in Eldorado's investment portfolio only if the number and/or nature of such transactions causes a material change in the makeup of the portfolio taken as a whole, or (b) classify as "held to maturity" any

APPENDIX A


investment security acquired after the date hereof (including those acquired in replacement of existing held-to-maturity securities); or

          5.9.15 enter into any agreement or commitment to do any of the foregoing.

     5.10 PROSECUTION OF REGULATORY FILINGS. CSBI shall prepare and file all applications necessary to obtain the CSBI Governmental Approvals (using all reasonable efforts to file the same in draft or preliminary form no later than the thirtieth (30th) Business Day following the date of this Agreement, and thereafter shall use all reasonable efforts to prosecute such applications and to obtain the CSBI Governmental Approvals.

     5.11  COVENANTS REGARDING EMPLOYEES, DIRECTORS AND OFFICERS.

          5.11.1 Employee Benefit Plans.

           (a) From and after the Effective Time, and subject to applicable law, CSBI shall provide employee benefits, including those under Benefit Plans, to those of its (including its subsidiaries') employees who formerly were employees of Eldorado substantially the same as the benefits provided to similarly situated employees of CSBI. From and after the Effective Time, employees of CSBI (including its subsidiaries) who were employees of Eldorado immediately prior to the Effective Time shall receive full credit for all purposes under such plans for their years of service at Eldorado and (any predecessors thereto) prior to the Effective Time.

           (b) CSBI shall honor in accordance with their terms (i) all Eldorado Benefit Plans and (ii) all contracts, arrangements and commitments described in Section 3.17(c) that are disclosed on Schedule 3.17 and (iii) all benefits vested thereunder as of the Effective Time; provided, however, that nothing in this sentence shall be interpreted as preventing CSBI from amending, modifying or terminating any Eldorado Benefit Plans, contracts, arrangements or commitments in the manner and to the extent permitted by the terms thereof.

          5.11.2 Indemnification; Directors' and Officers' Insurance.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Eldorado (including any of its subsidiaries) (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Eldorado or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, in any case whether asserted or arising before or after the Effective Time, the Parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

          (b) After the Effective Time, and for a period of six years thereafter, CSBI shall indemnify and hold harmless and defend, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent Eldorado's directors are so indemnified under the Eldorado Indemnification Rights as of the date hereof),

APPENDIX A


judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission that occurred, or has been alleged to have occurred, at any time prior to the Effective Time or the respective times they cease be directors or officers of Eldorado or the Bank (as applicable), whichever is later, or arising out of or pertaining to this Agreement or the other agreements entered into or approved by the Eldorado Directors in connection with the transactions contemplated by this Agreement (specifically including the implementation of any modification, change or adjustment pursuant to Section 5.13.2) (collectively, the "Indemnified Liabilities, Expenses and Claims"), in each instance as and to the fullest extent that the directors of Eldorado, as of the date hereof, would be entitled to be indemnified by Eldorado or the Bank pursuant to their respective Articles of Incorporation and under whichever of the respective Bylaws, or the Indemnification Agreements, as in effect on the date hereof, would provide such directors with the most extensive indemnification rights (hereinafter the "Eldorado Indemnification Rights"), with respect to such Indemnified Liabilities, Expenses and Claims if they had arisen prior to the Effective Time. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with CSBI; provided, however, that (i) except as otherwise provided hereinafter, CSBI shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Parties, and upon such assumption CSBI shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between CSBI and the Indemnified Parties or among the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with CSBI, and CSBI shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (ii) CSBI shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties in the absence of a conflict of interest (determined as described above) among the Indemnified Parties in each jurisdiction in which any such claim, actions, suit, proceeding or investigation is brought, and shall be obligated pursuant to this paragraph to pay for no more than two firms of counsel among all Indemnified Parties in each such jurisdiction in the event of a conflict of interest (determined as described above) among the Indemnified Parties, (iii) CSBI shall not be liable for any settlement effected without its prior written consent, which it shall not unreasonably withhold, (iv) CSBI shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law and such Law makes unenforceable the indemnity otherwise provided hereunder or under the Indemnification Agreements, and (v) CSBI shall have no obligation hereunder to any Indemnified Party with respect to any threatened or actual claim, action, suit, proceeding or investigation, or any loss or expense caused thereby, arising out of any action (or failure to act) that has been determined by a judgment of a court having competent jurisdiction and that has been final and non-appealable to have been a material breach of this Agreement, provided that CSBI proves that such act or omission was intentionally or recklessly committed by such Indemnified Party. Unless and until there shall be a final judicial determination that a person who is otherwise an Indemnified Party is not entitled to indemnification hereunder with respect to a given claim or proceeding, CSBI shall advance all expenses with respect to which an Indemnified Party is entitled to indemnity hereunder by paying the same to the Indemnified Party or to the counsel or other Person to whom they are owed within twenty (20) days following delivery of a written request therefor by such Indemnified Party to CSBI. Each Indemnified Party with respect to whom expenses have been so advanced hereby undertakes to repay such amount advanced only if, and to the extent that, it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by CSBI pursuant to this Section 5.11. Any Indemnified Party wishing to claim indemnification under this Section 5.11.2, upon learning of

APPENDIX A


any such claim, action, suit, proceeding or investigation, shall notify CSBI thereof, provided that the failure to so notify shall not affect the obligations of CSBI under this Section 5.11.2 except to the extent such failure to notify materially prejudices CSBI. CSBI's obligations under this Section 5.11.2 continue in full force and effect for a period of six (6) years from the Effective Time and, with respect only to any claim asserted or made prior to or within such period, thereafter until the final disposition of such claim.

           (c) CSBI shall use its best efforts to cause the persons serving as officers and directors of Eldorado or the Bank immediately prior to the Effective Time, and any former officers or directors thereof who were covered by directors and officers' liability insurance maintained by Eldorado or the Bank immediately prior to the Effective Time, to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Eldorado (provided that CSBI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring, or alleged to have occurred, prior to the Effective Time of such officers and directors in their capacity as such; provided, however, that in no event shall CSBI be required to expend more than 200% of the current amount expended by Eldorado to maintain or procure insurance coverage pursuant hereto and further provided that if CSBI is unable to maintain or obtain the insurance called for by this Section 5.11.2(c), CSBI shall obtain as much comparable insurance as available for an amount equal to 200% of the amount currently expended therefor by Eldorado.

           (d) For a period of six years after the Effective Time, the Surviving Corporation and CSBI will fulfill and honor in all respects the obligations of Eldorado or the Bank, as the case may be, pursuant to indemnification agreements in existence at the date of this Agreement that Eldorado or the Bank has with its respective directors, officers and certain other employees (the "Indemnification Agreements"). Such Indemnification Agreements have been made available to CSBI.

           (e) This Section 5.11.2, which shall survive consummation of the Merger at the Effective Time and shall (i) continue in effect for the respective periods of time set forth herein, (ii) is intended to benefit each present and former director and officer of Eldorado or the Bank and any other person, including any employee of Eldorado or the Bank, who is entitled by the express terms of this Section to any rights hereunder (and each of whom shall be entitled to enforce the provisions of this Section), and (iii) shall be binding on all successors and assigns of each of CSBI, the Surviving Corporation, Eldorado and the Bank. In the event CSBI or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of CSBI or the continuing or Surviving Corporation or entity, or the purchaser or transferee of such properties and assets, as the case may be, assume the obligations set forth in this section.


     5.12  FINANCING MATTERS.

          5.12.1 Information Regarding Financing. Between the date hereof and the Effective Time, CSBI shall provide to Eldorado, not later than the last Business Day of each month, updates describing the status of CSBI's financing for the Merger (the "Merger Financing"), including reports on its progress in satisfying any conditions precedent thereto (other than the conditions relating to, or also constituting conditions precedent to, the consummation of the Merger), and attaching copies of definitive

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APPENDIX A


investment documents (or amendments thereto) entered into during the month then ended. Further, CSBI shall advise Eldorado, promptly after their occurrence, of any developments, changes, events or circumstances occurring after the date hereof that will or could reasonably be expected to have a material and adverse effect on CSBI's ability to satisfy any material conditions to the Merger Financing or otherwise to consummate the Merger Financing. As of the Closing Date, CSBI will have received valid and binding subscription agreements for investments in CSBI payable on or before the Closing Date, that make available to CSBI adequate funds such that CSBI can deliver (or cause to be delivered) at the Closing the aggregate amount of the Merger Consideration.

          5.12.2 Additional Financing to be Obtained. In addition to the Merger Financing that CSBI has represented (under Section 4.11) has been arranged prior to the date hereof, CSBI shall use its best efforts to obtain, and provide to Eldorado, by December 31, 1996 one or more commitment letters or subscription agreements (the "Remaining Financing Commitments") for additional Merger Financing in an amount not less than $8,600,000. To the extent reasonably requested by Eldorado's financial advisor, CSBI shall also provide to Eldorado reasonable information substantiating the financial capacity of the party(ies) to such Remaining Financing Commitments. At any time on or after January 1, 1996, if CSBI has not provided copies of Remaining Financing Commitments representing Merger Financing in the amount required by this Section 5.12.2 prior to the giving of such notice, Eldorado may give notice to CSBI that significant doubt has arisen regarding CSBI's ability to close on the Merger Financing and demanding written assurances regarding the availability of the Merger Financing as contemplated by Section 5.12.3. In the event of such a demand, CSBI shall be obligated to deliver assurances and other documentation in the manner and by the deadline provided under Section 5.12.3.

          5.12.3 Changes in Financing Status. In the event that, between the date hereof and the Effective Time, (a) it is determined that any of CSBI's representations and warranties contained in this Agreement shall not have been true and correct as of the dates when made and, as a consequence thereof, Eldorado reasonably determines that there is significant doubt regarding CSBI's ability to close on any portion of the Merger Financing representing 15% or more of the aggregate Merger Consideration, or (b) there shall occur any other event that causes Eldorado reasonably to determine that there is significant doubt regarding CSBI's ability to close on any portion of the Merger Financing representing 15% or more of the aggregate Merger Consideration, Eldorado may, by notice to CSBI, demand written assurances regarding the continued availability of the Merger Financing. In the event of such a demand, CSBI shall, within twenty (20) Business Days after Eldorado's notice, deliver to Eldorado either
(x) written confirmation from those financing sources as to which such doubt had arisen confirming that such sources remain prepared to supply their respective portions of the Merger Financing together with, if applicable (based on the nature of the foregoing doubt) information reasonably acceptable to Eldorado's financial advisor substantiating the financial capacity of such sources to supply such funds, and/or (y) one or more commitment letters or subscription agreements for substitute Merger Financing in an aggregate amount not less than the amount of Merger Financing as to which Eldorado reasonably considers such doubt not to have been alleviated in all material respects pursuant to clause
(x).

     5.13  ELDORADO ACCRUALS AND RESERVES.

          5.13.1 Classification of Assets and Maintenance of Reserves. Eldorado agrees that, at all times prior to the Effective Time, Eldorado shall classify its assets and adjust its loan loss, OREO reserves and tax reserves in a manner consistent with (a) its policies and practices in effect as of September 30, 1996, and (b) any requirement of a Bank Regulator, including those imposed as a consequence of an examination

APPENDIX A


of Eldorado by such regulator. CSBI may from time to time, in its discretion, conduct a review of Eldorado's asset classifications and the adequacy of Eldorado's allowance for loan and lease losses, OREO reserves and tax reserves. If, in the reasonable judgment of CSBI based the foregoing classification and reserve standards, any assets should be reclassified or any of such reserves should be increased, CSBI may propose such reclassification or increase to Eldorado; provided, however, that any such proposal shall be delivered to Eldorado on or before the fifth Business Day following the Federal Reserve Bank's acceptance of CSBI's application filed therewith. If and to the extent that Eldorado agrees with such proposed reclassification or increase, Eldorado shall effect the same on its books and records. If and to the extent that Eldorado refuses to effect one or more proposed reclassifications or increases, CSBI may, in its discretion, refer such matter for review and determination by an Impartial Arbiter, the fees and expenses of which shall be borne equally by the Parties. The Impartial Arbiter's determination shall be made based on prevailing standards in the commercial banking industry. The Impartial Arbiter shall not be constrained to adopt the position of either Party with respect to any matter presented to it and shall be free to classify any asset at any intermediate classification, and adjust any reserve at any intermediate amount, in its sole judgment; provided, however, that the Impartial Arbiter shall not adopt a position on any matter referred to it outside the range bounded by the positions of the Parties. The determination by the Impartial Arbiter shall be final and binding on both Parties. Notwithstanding anything to the contrary contained herein, Eldorado may, in its discretion, defer any reclassification of an asset or increase in a reserve determined to be appropriate pursuant to this
Section 5.13.1 until immediately prior to (and conditioned upon the occurrence of) the Closing, but any such reclassification or increase shall be considered to be effective for purposes of determining Eldorado's satisfaction of the provisions of Section 6.2.2 as that section applies to Section 3.12. Nothing in this Section 5.13.1 shall derogate from CSBI's right to obtain information from and regarding Eldorado throughout the period from the date hereof through the Effective Time.

          5.13.2 Certain Other Pre-Closing Adjustments.

           (a) Subject to subsection (c) of this Section 5.13.2, prior to the Effective Time, Eldorado and CSBI shall review Eldorado's loan, OREO, accrual and reserve policies and practices (including loan classifications and levels of tax, loan and OREO reserves and accruals) and, to the extent determined necessary or advisable by CSBI in its sole discretion, and consistent in all events with GAAP and the accounting rules, regulations and interpretations of the SEC, modify and change such policies and practices to (i) reflect CSBI's plans with respect to the conduct of Eldorado's business following the Merger, and (ii) make adequate provision for the costs and expenses relating thereto so as to be applied consistently on a satisfactory basis with those of CSBI.

           (b) Subject to subsection (c) of this Section 5.13.2, Eldorado agrees that, prior to the Effective Time, Eldorado shall adjust its loan loss and OREO reserves as CSBI may determine, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC but in CSBI's sole discretion, is appropriate in light of the then-anticipated post-closing grading, classification or disposition of the relevant Eldorado assets.

           (c) Eldorado's obligations to implement the changes described in this Section 5.13.2 are conditioned upon (i) prior written notice from CSBI that all conditions to CSBI's obligations to consummate the Merger provided herein (other than deliveries to be made at the Closing) have been satisfied or waived,
(ii) the reasonable determination by Eldorado that all conditions to Eldorado's obligations to consummate the Merger provided herein (other than deliveries to be made at the Closing) have been satisfied or waived, (iii) receipt of written confirmation from CSBI that CSBI has, either directly or in one or more escrow accounts,

APPENDIX A


cash equal to the aggregate Merger Consideration (less any Redemption to be furnished by Eldorado), and (iv) the absence of any reasonable basis for Eldorado to expect that the Merger will not be consummated.

           (d) No accruals or reserves required solely by this Section 5.13.2 shall be considered in determining Eldorado's satisfaction of the provisions of
Section 6.2.1 as that section applies to Section 3.12.

     5.14 STOCK OPTION AGREEMENT. Eldorado agrees that, as a condition of and as an inducement to CSBI to enter into this Agreement, Eldorado will enter into a Stock Option Agreement, in the form attached as Exhibit 5.14 and dated of even date herewith, immediately upon the execution and delivery of this Agreement.


                                   ARTICLE VI
                              CONDITIONS TO CLOSING

     6.1 CONDITIONS TO OBLIGATIONS OF BOTH PARTIES. The obligations of CSBI, Merger Sub and Eldorado to consummate the Merger are subject to the satisfaction of each of the following conditions:

          6.1.1 Approval by Eldorado's Shareholders. The Merger shall have been approved by the affirmative vote of the holders of a majority of all shares of Common Stock entitled to vote thereon.

          6.1.2 Regulatory Approvals. All approvals of any Governmental Entity required for the consummation of the Merger (including the Eldorado Governmental Approvals and the CSBI Governmental Approvals but expressly excluding any approval required for the Bank to dividend funds to Eldorado Bancorp for purposes of funding the Redemption) shall have been obtained and shall remain in full force and effect; all statutory or other required waiting periods in respect thereof shall have expired; and no approval of any Governmental Entity shall have imposed any condition or requirement which, in the reasonable opinion of CSBI, would so materially adversely affect the economic or business benefits of the Merger to CSBI so as to render inadvisable the consummation thereof; provided, however, that a failure to obtain any required approval of a Redemption by Eldorado or of a dividend from the Bank to Eldorado Bancorp to fund a Redemption shall in no event constitute a failure of this condition.

          6.1.3 No Pending or Threatened Claims. There shall be no claim, action, suit, investigation or other proceeding pending or overtly threatened before any court or other Governmental Entity that presents a substantial risk of restraint or prohibition of the Merger or the obtaining of material damages from Eldorado, CSBI or Merger Sub or their respective officers or directors in connection therewith; and no such restraint or prohibition shall be effective as of the Closing, whether or not the action in which the same was entered shall remain pending.

     6.2 CONDITIONS TO THE OBLIGATIONS OF CSBI AND MERGER SUB. The obligations of Merger Sub to consummate the Merger, and of CSBI to cause Merger Sub to consummate the Merger, are further subject to the satisfaction of, or CSBI's written waiver of, each of the following conditions:

          6.2.1 Accuracy of Representations and Warranties When Made. Eldorado's representations and warranties contained in this Agreement shall have been true and correct as of the dates when made (except with respect to events and conditions waived by CSBI pursuant to Section 5.5), except to the extent that (without giving effect to any qualifications contained therein relating to "materiality" or the

APPENDIX A


absence of a "Material Adverse Effect") the event or development rendering such representation or warranty untrue, individually or in the aggregate with all other events or developments rendering that or any other representation or warranty untrue, shall not have resulted in or constitute, and could not reasonably be expected to result in or constitute, a Material Adverse Effect on Eldorado or on Eldorado's ability to consummate the Merger.

          6.2.2 Bringdown of Representations and Warranties at Closing. Eldorado's representations and warranties contained in this Agreement shall remain true and correct as of the Closing as though made at and as of the Closing (excepting only representations and warranties which speak (other than in the preamble to Article III) expressly as of an earlier specified date and except with respect to events and conditions waived by CSBI pursuant to Section 5.5), except to the extent that (without giving effect to any qualifications contained therein relating to "materiality" or the absence of a "Material Adverse Effect") the event or development rendering such representation or warranty untrue, individually or in the aggregate with all other events or developments rendering that or any other representation or warranty untrue, shall not have resulted in or constitute, and could not reasonably be expected to result in or constitute, a Material Adverse Effect on Eldorado or on Eldorado's ability to consummate the Merger.

          6.2.3 Compliance with Covenants. Eldorado shall have performed, satisfied and complied with, in all material respects, each of its agreements and covenants contained in Articles II and V and elsewhere in this Agreement, unless the failure to perform, satisfy or comply relates to an immaterial obligation that, taken together with all other such failures, does not constitute a material failure by Eldorado to perform its obligations hereunder.

          6.2.4 Securities Outstanding. There shall be no shares of Common Stock or other Eldorado securities issued and outstanding as of the Effective Time other than (a) the 3,787,734 shares issued and outstanding as of the date hereof, and (b) any shares issued upon the exercise of Options subsequent to the date hereof, which exercise has been in accordance with the terms of the applicable Option as in effect on the date hereof.

          6.2.5 Cancellation of Options. All Options outstanding as of the date hereof (other than Excluded Options, as to which CSBI's obligations are not conditioned) shall have been cancelled prior to the Effective Time. The number of Options for which Eldorado shall have paid (or shall be liable to pay) consideration to so cancel (whether or not equal to the Option Cancellation Payment) shall have related to not more than an aggregate of 314,233 shares of Common Stock less the number of shares (if any) issued as described in clause
(b) of Section 6.2.3 and less the number of shares subject to Excluded Options, and Eldorado shall not have paid (or become liable to pay) more than the applicable Option Cancellation Payment for the cancellation of any such Option. As of the Effective Time, there shall be outstanding or in force and effect no Option (other than Excluded Options, as to which CSBI's obligations are not conditioned) or other option, warrant, call, right or agreement that obligates Eldorado to issue, deliver or sell, or cause to be issued, delivered or sold, any share of capital stock or other securities of Eldorado, or that obligates Eldorado to grant, extend or enter into any such option, warrant, call, right or agreement.

          6.2.6 Dissenting Shares. The aggregate number of shares of Common Stock owned by Persons who have made a demand for purchase under Section 1301 of the Corporations Code shall constitute less than 15.0% of all shares of Common Stock outstanding as of the date of the meeting of Shareholders called for the purpose of voting on the Merger.

APPENDIX A


          6.2.7 Third Party Consents. The consent, approval or waiver of each Person (other than the Governmental Entities referred to in Section 6.1.2) whose consent, approval or waiver shall be required in order to permit the consummation of the Merger or the preservation of the contractual rights of Eldorado with respect to its business shall have been obtained, except where the failure to obtain such consent, approval or waiver would not have a Material Adverse Effect on the economic or business benefits to CSBI of the Merger so as to render inadvisable the consummation of the Merger in the reasonable judgment of CSBI.

          6.2.8 Receipt of Legal Opinion. CSBI shall have received a legal opinion from Stradling, Yocca, Carlson & Rauth, counsel for Eldorado, addressed to CSBI and Merger Sub and dated the Closing Date, in form and substance reasonably satisfactory to CSBI, opining to the matters set forth on Exhibit 6.2.8, subject to customary assumptions and qualifications.

          6.2.9  Auditors' Opinion and Report. KPMG Peat Marwick LLP shall have
(a) rendered an unqualified opinion with respect to Eldorado's financial statements as at December 31, 1996 and for year then ended following its audit of such financial statements, and (b) delivered to Eldorado a letter indicating that such firm has reviewed the books, records and internal accounting statements and accounting procedures of Eldorado and setting forth such firm's conclusions regarding the adequacy of Eldorado's internal control procedures, and Eldorado shall have furnished a copy of such letter to CSBI.

          6.2.10 Receipt of Officers' Certificates. Eldorado shall have delivered to CSBI and Merger Sub (a) a certificate, executed by the Chief Executive Officer and Chief Financial Officer of Eldorado and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in
Section 6.1 (with regard to Eldorado only) and Section 6.2, including a certification that each representation or warranty contained in Article III is true and correct as of the Closing Date (or, if such certification cannot be made, specifying the exceptions thereto), excepting only representations and warranties which speak expressly as of an earlier specified date and matters previously disclosed in Disclosure Schedules or Disclosure Supplements, and (b) a certificate, executed by the Chief Financial Officer of Eldorado and dated as of not more than three (3) Business Days prior to the Closing Date, containing, and certifying to the accuracy of, the same information required to be included on Part A of Schedule 3.10 had such Schedule been delivered as of the date of such certificate.

          6.2.11 Documents and Instruments in Satisfactory Form. All corporate and other proceedings in connection with this Agreement and with the Merger and all documents and instruments incidental to the Merger shall be reasonably satisfactory in substance and form to CSBI and its counsel, and CSBI and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          6.2.12 Receipt of Funds from Eldorado. The Exchange Agent shall have received from Eldorado the amount, if any, to be funded by Eldorado pursuant to
Section 2.3.3.

     6.3 CONDITIONS TO THE OBLIGATIONS OF ELDORADO. The obligations of Eldorado to consummate the Merger are further subject to the satisfaction of, or Eldorado's written waiver of, each of the following conditions:

          6.3.1 Compliance with Covenants. CSBI shall have performed, satisfied and complied with, in all material respects, each of its agreements and covenants contained in Articles II and V and

APPENDIX A


elsewhere in this Agreement, unless the failure to perform, satisfy or comply relates to an immaterial obligation that, taken together with all other such failures, does not constitute a material failure by CSBI to perform its obligations hereunder.

          6.3.2 Receipt of Legal Opinion. Eldorado shall have received a legal opinion from Nutter, McClennen & Fish, LLP, counsel for CSBI and Merger Sub, addressed to Eldorado and dated the Closing Date, in form and substance reasonably satisfactory to Eldorado, opining to the matters set forth on Exhibit 6.3.2, subject to customary assumptions and qualifications.

          6.3.3 Receipt of Officers' Certificate. Eldorado shall have received from each of CSBI and Merger Sub a certificate, executed by respectively, the President and Chief Financial Officer of CSBI and the President and Chief Financial Officer of Merger Sub and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 6.1 (with regard to CSBI and Merger Sub only) and Section 6.3, including a certification that each representation or warranty contained in Article IV is true and correct as of the Closing Date (or, if such certification cannot be made, specifying the exceptions thereto), excepting only representations and warranties which speak expressly as of an earlier specified date.

          6.3.4 Documents and Instruments in Satisfactory Form. All corporate and other proceedings in connection with this Agreement and with the Merger and all documents and instruments incidental to the Merger shall be reasonably satisfactory in substance and form to Eldorado and its counsel, and Eldorado and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          6.3.5 Receipt of Purchase Price. The Exchange Agent shall have received from CSBI funds adequate to pay the aggregate of all amounts required to be paid to holders of Common Stock pursuant to Section 2.3.1, less the amount of the Deposit delivered by the Deposit Escrow Agent and the amount (if any) to be funded by Eldorado pursuant to Section 2.3.3.

          6.3.6 Payment of Option Cancellation Payments. The Option Cancellation Payments shall have been made prior to the Closing, or procedures reasonably acceptable to Eldorado shall have been adopted for the payment of the Option Cancellation Payments promptly following the Effective Time.


                                   ARTICLE VII
                          TERMINATION; TERMINATION FEE

     This Agreement may be terminated, and the Merger abandoned, prior to the Closing solely by the following means and with the following effects:

     7.1 BY MUTUAL AGREEMENT. Eldorado and CSBI (on behalf of itself and Merger
Sub) may terminate this Agreement by mutual written consent at any time.

     7.2 REGULATORY IMPEDIMENT. Either CSBI (on behalf of itself and Merger Sub) or Eldorado may unilaterally terminate this Agreement at any time prior to the Closing if (a) a Bank Regulator shall have made a final determination denying an application of either Party the granting of which is essential to the consummation of the Merger, or (b) the occurrence of the Closing would violate any final order, decree or judgment of any court having competent jurisdiction, provided, that CSBI shall reimburse Eldorado for

APPENDIX A


Eldorado's reasonable and documented Expenses, not to exceed $400,000, unless the basis for such termination is (x) a Bank Regulator's denial of an application on the basis of matters associated predominantly with Eldorado's condition, regulatory compliance or similar matters, or (y) an order, decree or judgment entered in an action brought principally (i) against Eldorado, (ii) based on actions (or failures to act) by Eldorado, or (iii) based on an agreement to which Eldorado is a party or by which any of Eldorado's assets are bound.

     7.3 BY CSBI. CSBI (on behalf of itself and Merger Sub) may unilaterally terminate this Agreement:

          7.3.1 if Eldorado has breached any representation or warranty contained in this Agreement and such breach is of a nature that would, in the reasonable determination of CSBI, cause the failure of the condition set forth in Section 6.2.1, or if Eldorado has failed to perform, satisfy or comply with any of its agreements and covenants contained in this Agreement (other than as described in Section 7.3.2) and such failure is of a nature that would, in the reasonable determination of CSBI, cause the failure of the condition set forth in Section 6.2.3, in either case such termination to take effect ten (10) Business Days following notice to Eldorado identifying such breach or failure if such breach or failure has not been cured prior to the expiration of such period;

          7.3.2 upon notice to Eldorado given within the period provided therefor in Section 5.1.4 if (a) Eldorado has not reaffirmed its intent to proceed with the Merger within the time provided therefor in Section 5.1.4 following its receipt of a Qualifying Strategic Transaction Proposal, or (b) the Board of Directors fails to give its Recommendation of Approval to the Shareholders, or withdraws its Recommendation of Approval prior to the affirmative vote of the Shareholders, whether or not such failure or withdrawal is permitted under Section 5.2.2, provided that in the case of a termination under this Section 7.3.2, CSBI shall be entitled to receive from Eldorado the Termination Fee;

          7.3.3 upon notice to Eldorado, if any of the conditions to the obligations of CSBI contained in Section 6.2 has not been satisfied as of the Closing Date or if, in the reasonable determination of CSBI, a matter disclosed by Eldorado pursuant to Section 5.5 (or otherwise coming to the attention of CSBI at any time hereafter) will prevent Eldorado from satisfying the conditions set forth in Section 6.2.1 or Section 6.2.2 as of the Closing;

          7.3.4 upon notice to Eldorado at any time after 12:00 noon (Pacific time) on August 1, 1997, if the Closing shall not have occurred prior to such date and time, unless (a) such failure results primarily from CSBI breaching any of its representations, warranties, covenants or agreements contained in this Agreement or (b) all affirmative approvals of Governmental Entities that are necessary to the consummation of the Merger have been obtained and the Parties are in the so-called "waiting period" relating to Department of Justice review, provided, that (x) if the basis for such termination is the failure of the Shareholders to approve the Merger, Eldorado shall reimburse CSBI for CSBI's reasonable and documented Expenses, not to exceed $400,000, and (y) if the basis for such termination is the failure to obtain those approvals of Governmental Entities required under Section 6.1.2, a condition to the effectiveness of such termination is CSBI's reimbursement of Eldorado's reasonable and documented Expenses, not to exceed $400,000.

APPENDIX A


     7.4   BY ELDORADO. Eldorado may unilaterally terminate this Agreement:

          7.4.1 if CSBI has failed to perform, satisfy or comply with in any material respect any of its agreements and covenants contained in this Agreement (including a failure timely to furnish assurances of continued availability of the Merger Financing and/or evidence of Merger Financing as provided in Section 5.12.3, including as such Section incorporates Section 5.12.2 regarding the Remaining Financing Commitments), such termination to take effect (a) if such failure is with respect to Section 5.12.3, at the end of the period set forth in such Section, and (b) if such failure is with respect to any other Section, ten
(10) Business Days following notice to CSBI identifying such breach or failure if such breach or failure has not been cured prior to the expiration of such period;

          7.4.2 upon notice to CSBI if Eldorado has received a Qualifying Strategic Transaction Proposal; provided, however, that a condition to the effectiveness of any termination pursuant to this Section 7.4.2 is the payment of the Termination Fee to CSBI by Eldorado;

          7.4.3 upon notice to CSBI if the Shareholders fail to approve the Merger by the requisite votes required by Law at a Shareholders Meeting; provided, however, that a condition to the effectiveness of any termination pursuant to this Section 7.4.3 is Eldorado's payment of CSBI's reasonable and documented Expenses, not to exceed $400,000, unless CSBI shall have voted any shares of Common Stock with respect to which CSBI holds proxies or powers of attorney against the approval of the Merger; and provided further that Eldorado may not terminate the Agreement pursuant to this Section 7.4.3 if prior to the meeting of Shareholders the Board of Directors has not given, or has given but withdrawn, its Recommendation of Approval;

          7.4.4 upon notice to CSBI if any of the conditions to the obligations of Eldorado contained in Section 6.3 has not been satisfied as of the Closing Date; or

          7.4.5 upon notice to CSBI after 12:00 noon (Pacific time) on August 1, 1997, if the Closing shall not have occurred prior to such date and time, unless
(a) the failure results primarily from Eldorado breaching any of its representations, warranties, covenants or agreements contained in this Agreement or (b) all affirmative approvals of Governmental Entities that are necessary to the consummation of the Merger have been obtained and the Parties are in the so-called "waiting period" relating to Department of Justice review; provided, however, that (x) if the basis for such termination is the failure of the Shareholders to approve the Merger, a condition to the effectiveness of such termination is Eldorado's payment of CSBI's reasonable and documented Expenses, not to exceed $400,000, and (y) if the basis for such termination is the failure to obtain those approvals of Governmental Entities required under Section 6.1.2, CSBI shall reimburse Eldorado for Eldorado's reasonable and documented Expenses, not to exceed $400,000.

APPENDIX A


     7.5   TERMINATION FEE; DEPOSIT.

          7.5.1 Termination Fee. The "Termination Fee" means Three Million Five Hundred Thousand Dollars ($3,500,000), in same day funds.

          7.5.2 Disposition of Deposit. In the event this Agreement is terminated by Eldorado on any basis other than pursuant to Section 7.2, Section 7.4.2, Section 7.4.3 or Section 7.4.5, the Deposit shall be disbursed to Eldorado in accordance with the Deposit Escrow Agreement. In the event this Agreement is terminated and Eldorado is not entitled to receive the Deposit in accordance with the immediately preceding sentence, CSBI shall be entitled to the return of the Deposit from the Deposit Escrow Agent.

     7.6   EFFECT OF TERMINATION; REMEDIES.

          7.6.1 General. In the event this Agreement is terminated pursuant to this Article VII, this Agreement shall become void and of no effect and neither Party shall have any liabilities or other obligations whatsoever hereunder, except that (a) the provisions of Section 5.3 relating to Confidential Information, Article VII and Section 8.2 shall survive such termination, and (b) notwithstanding anything else to the contrary contained herein, but subject in all events to the immediately following sentence, neither Party shall be relieved of or released from any liability or damages arising out of its breach of any provision of this Agreement prior to such termination. In the event that either Party has breached this Agreement by the inaccuracy, as of the date when made, of a representation or warranty made herein by such Party, such Party shall not be liable to the other Party for damages unless (i) one or more of the breaching Party's officers identified in the definition of "Eldorado's Knowledge" or "CSBI's Knowledge", as applicable, knew or reasonably should have known of such inaccuracy as of the date of this Agreement, and (ii) the facts causing such inaccuracy, individually or in the aggregate with all other facts causing other representations or warranties to be inaccurate, shall not have resulted in or constitute, and could not reasonably be expected to result in or constitute, in the case of Eldorado, a Material Adverse Effect on Eldorado, prior to or after the Merger (and assuming for purposes of this clause that the Merger Sub has no assets, liabilities or operations), or on Eldorado's ability to consummate the Merger, and in the case of CSBI, a Material Adverse Effect on CSBI's ability to consummate the Merger.

          7.6.2 Remedies Cumulative Generally. Except as provided in Section 7.6.3, no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

          7.6.3 Certain Remedies Exclusive.

           (a)  If this Agreement is properly terminated under Section 7.3.2 or
7.4.2 and Eldorado pays to CSBI the Termination Fee (i) within three Business Days of the notice of termination, in the case of Section 7.4.2, or (ii) within ten Business Days of the notice of termination, in the case of Section 7.3.2, then CSBI's receipt and acceptance of the Termination Fee shall constitute an exclusive remedy, and following such receipt and acceptance CSBI shall be barred from recovering damages for any breach of any term of this Agreement or from seeking any other remedy at law or in equity from Eldorado, the Bank or any of the Indemnified Parties (other than with respect to such Persons' compliance with the provisions of Section 5.3 relating to Confidential Information).

APPENDIX A


           (b) If (i) this Agreement is properly terminated under Section 7.4.3, or under Section 7.3.4 or Section 7.4.5 on the basis of the Shareholders' failure to approve the Merger, (ii) CSBI has not asserted a breach of this Agreement by Eldorado at or before the time CSBI delivers to Eldorado its invoice for reimbursement of Expenses pursuant to such Section, and (iii) Eldorado reimburses CSBI's Expenses (subject to the cap specified in such Section) within ten (10) Business Days after Eldorado's receipt of the invoice therefor (which period shall be extended by an additional reasonable time if Eldorado has reasonably disputed the amount of such obligations), then CSBI's timely receipt of such reimbursement shall constitute an exclusive remedy except as provided in Section 7.5.2, and following such receipt and acceptance CSBI shall be barred from recovering damages for any breach of any term of this Agreement or from seeking any other remedy at law or in equity from Eldorado, the Bank or any of the Indemnified Parties (other than with respect to such Persons' compliance with the provisions of Section 5.3 relating to Confidential Information).

           (c) If this Agreement is terminated under provisions that entitle Eldorado to receive and retain the Deposit, and the Deposit is so disbursed to Eldorado in accordance with the Deposit Escrow Agreement without challenge to such disbursement by CSBI, then Eldorado's receipt and acceptance of the Deposit shall constitute an exclusive remedy, and following such receipt and acceptance Eldorado shall be barred from recovering damages for any breach of any term of this Agreement or from seeking any other remedy at law or in equity from CSBI or any of its affiliates or investors (other than with respect to such Persons' compliance with the provisions of Section 5.3 relating to Confidential Information).


                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1 CLOSING. Unless the Parties shall mutually fix another date, the Closing Date shall be that date (or the next subsequent Tuesday, Wednesday or Thursday that is a Business Day) that is five Business Days following the latest to occur of the conditions set forth in Section 6.1. Subject to the fulfillment or waiver of those conditions and the other conditions set forth in Article VI, the Closing of the Merger shall take place at the offices of Eldorado's counsel in Newport Beach, California, at 10:00 a.m. (local time) on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously as of the Effective Time, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

     8.2 EXPENSES. Except as expressly provided in Sections 7.3 and 7.4 with respect to reimbursement of CSBI's Expenses under certain circumstances, each Party shall be responsible for its own Expenses.

     8.3 PUBLICITY. Promptly following the execution and delivery of this Agreement, Eldorado and CSBI shall issue a joint press release in a form mutually to be agreed upon. Eldorado and CSBI shall not, and shall instruct their Representatives not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Merger without the consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that any Party determines, based upon the advice of counsel, that a press release, disclosure in a public filing, or other public disclosure of or reference to this Agreement, the Merger or the other Party is required by Law, the former Party shall first notify the latter Party of the potential disclosure, afford the latter Party a reasonable opportunity to review and comment on the proposed disclosure, and obtain the latter Party's approval of such disclosure, which approval shall not be withheld or

APPENDIX A


delayed in any manner that is unreasonable under the circumstances.

     8.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by electronic facsimile transmission (with confirmation) or on the next business day after dispatch by an overnight courier of national reputation to the respective Parties as follows:

      If to CSBI or Merger Sub, to it at:

      Commerce Security Bancorp, Inc.
      7777 Center Drive
      Huntington Beach, CA 92647
      Attention: Robert P. Keller, President & CEO
      fax:  (714) 891-8884

      with a copy to:

      Nutter, McClennen & Fish, LLP
      One International Place
      Boston, Massachusetts  02110-2699
      Attention:  Michael K. Krebs, Esquire
                  Hugh A. O'Reilly, Esquire
      fax:  (617) 973-9748


      If to Eldorado, to it at:

      Eldorado Bancorp
      19100 Von Karman Avenue
      Suite 550
      Irvine, CA 92612
      Attention: J.B. Crowell, President & CEO
      fax:  (714) 798-1123

      with a copy to:

      Stradling, Yocca, Carlson & Rauth
      660 Newport Center Drive, Suite 1600
      Newport Beach, CA 92660-6422
      Attention: C. Craig Carlson, Esquire
      fax:  714-725-4100

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     8.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the Parties and, supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the Parties with respect to the subject matter hereof.

APPENDIX A


     8.6 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements contained herein or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except those covenants and agreements that by their express terms apply in whole or in part to periods after the Effective Time.

     8.7 BENEFITS; BINDING EFFECT; ASSIGNMENT AND DESIGNATION. This Agreement shall be for the benefit of and binding upon the Parties, their respective successors and, where applicable, assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party. Notwithstanding any assignment or delegation of any Party's rights, interests or obligations, each Party shall nonetheless remain responsible for the performance of all of its obligations provided hereunder.

     8.8 WAIVER. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

     8.9 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     8.10 SEVERABILITY The invalidity of any one or more of the words, phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. In the event any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word(s), phrase(s), sentence(s), clause(s), section(s), or subsection(s), had not been inserted; provided, however, that if any provision is declared to be unenforceable because it is determined to be overbroad, then, to the extent possible, in lieu of deletion such provision shall be modified to the minimum extent necessary to render such provision enforceable.

     8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the several Parties in separate counterparts, each of which shall be deemed to be one and the same instrument.

     8.12 APPLICABLE LAW; CONSENT TO JURISDICTION. THIS AGREEMENT AND ALL RIGHTS OF THE PARTIES RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE LAWS OF THE UNITED STATES AND THE INTERNAL LAW OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF), AND ALL QUESTIONS CONCERNING THE VALIDITY AND CONSTRUCTION THEREOF SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF SAID STATE. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE COUNTY OF ORANGE, STATE OF CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY'S SUCCESSORS AND PERMITTED ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION

APPENDIX A


SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

     8.13 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE RELATED DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

APPENDIX A


     IN WITNESS WHEREOF, the Parties have each executed and delivered this Agreement as of the day and year first above written.



                                  COMMERCE SECURITY BANCORP, INC.
ATTEST:


                                  By:    /s/ Robert P. Keller
---------------                      -----------------------------------
Secretary                            President & Chief Executive Officer




                                  ELDORADO BANCORP
ATTEST:


                                  By:     /s/ J.B. Crowell
---------------                      -----------------------------------
Secretary                            President & Chief Executive Officer






AGMT

APPENDIX B


                             STOCK OPTION AGREEMENT


              THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS CONTAINED HEREIN AND TO THE RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED


              THIS OPTION GRANTED UNDER THIS AGREEMENT WILL AUTOMATICALLY EXPIRE ON THE DATE DETERMINED IN ACCORDANCE WITH SECTIONS 2 AND 14 HEREOF, AND CONTAINS A LIMITATION ON THE AMOUNT WHICH A HOLDER MAY REALIZE ON A SALE, TRANSFER OR OTHER DISPOSITION OF THE OPTION GRANTED HEREUNDER OR, IN CERTAIN EVENTS, OF THE SHARES WHICH MAY BE ACQUIRED ON EXERCISE THEREOF (THE "OPTION SHARES"), PURSUANT TO SECTION 14 OF THIS AGREEMENT. THE TRANSFERABILITY OF THE OPTION AND THE OPTION SHARES IS ALSO RESTRICTED PURSUANT TO
              SECTION 12 HEREOF.


     STOCK OPTION AGREEMENT, dated December 24, 1996, between COMMERCE SECURITY BANCORP, INC., a Delaware corporation ("Grantee"), and ELDORADO BANCORP, a California corporation ("Issuer").

                                    RECITALS

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger immediately prior to the execution and delivery hereof (the "Merger Agreement"); and

     WHEREAS, as a condition and inducement to Grantee's pursuit of the transactions contemplated by the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 468,200 fully paid and nonassessable shares of the common stock, no par value, of Issuer ("Common Stock") at a price of $22.00 per share; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock at a price less than $22.00 per share (as adjusted pursuant to subsection (b) of Section 5) other than as permitted by

APPENDIX B


the Merger Agreement, such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided further that in no event shall the number of shares for which this Option is exercisable exceed 11.0% of the Issuer's issued and outstanding shares of Common Stock, calculated on a pro forma basis taking into account the shares issued upon the exercise of this Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to or permitted by this Agreement and other than pursuant to an event described in Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 11.0% of the number of shares of Common Stock issued and outstanding, calculated on a pro forma basis taking into account the shares issued upon the exercise of this Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, prior to the Exercise Termination Event (as hereinafter defined), the Grantee has become entitled to receive payment of the Termination Fee pursuant to the terms of the Merger Agreement prior to the termination of the Merger Agreement (the "Triggering Event") and whether or not such Termination Fee has in fact been paid to the Grantee. The term "Holder" shall mean the holder or holders of the Option. The term "Exercise Termination Event" shall mean termination of the Merger Agreement in accordance with the provisions thereof.

         (b) If the Option has become exercisable by Grantee pursuant to Section 2(a), the Option shall continue in full force and effect until the earlier of:
(1) the date as of which it has been exercised in full by Grantee in accordance with Section 2(c) hereof, or (ii) twelve (12) months following the termination of the Merger Agreement or such earlier date as is determined in accordance with
Section 14(d) (the "Option Termination Date").

         (c) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three Business Days nor later than 20 Business Days after the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other Bank Regulator is required in connection with such purchase, the Holder shall promptly (but in no event later than five (5) Business Days after the Notice
Date) file the required notice or application for approval, shall promptly notify the Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

APPENDIX B


         (d) At the closing referred to in subsection (c) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option and (ii) present and surrender this Agreement to the Issuer at its principal executive offices.

         (e) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (d) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased and paid for by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

         (f) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND ISSUER AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference and the Holder shall have delivered to Issuer an opinion of counsel, in form and substance reasonably satisfactory to Issuer, that the retention of such reference on the substitute certificate(s) is not required for purposes of the 1933 Act; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by Law.

         (g) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (c) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all Taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder except that Holder shall pay all transfer and similar taxes if Holder requests the issuance of the stock certificate in a name other than its own.

APPENDIX B


     3. Issuer agrees: (i) that it shall at all times during the term of the Option maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take, at the sole expense of Holder all action as may from time to time be reasonably required (including (x) complying with all pre-merger notification, reporting and waiting period requirements specified in 15 U.S.C. Sec. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or any state or other federal banking Law, prior approval of or notice to the Federal Reserve Board or to any other Governmental Entity is necessary before the Option may be exercised, cooperating fully with the Holder, at its sole expense, in preparing such applications or notices and providing such information to the Federal Reserve Board or such other Governmental Entity as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of the Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options and, where applicable, Substitute Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone, provided that Holder indemnifies the Issuer from any and all liabilities, losses, costs and expenses, including, but not limited to reasonably attorneys fees as and when incurred by Issuer, arising out of any claim by anyone that it is entitled to enforce against Issuer the Agreement that was lost, stolen, destroyed or mutilated.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this
Section 5. In the event of any change in Common Stock by reason of (x) stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, or (y) distributions on or in respect of the Common Stock prior to any Exercise Termination Event that would be prohibited under the terms of the Merger Agreement, the

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APPENDIX B


type and number of shares of Common Stock then purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

     6.  [Reserved]

     7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to the Option Termination Date (or such later period as provided in Section 10), Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to the Option Termination Date (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to (x) the market/offer price multiplied by (y) the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five Business Days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable Law from so delivering.

     (c) To the extent that Issuer is prohibited under applicable Law, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as


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APPENDIX B


appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five Business Days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable Law, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection
(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

          (i) the acquisition by any Person (other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") of beneficial ownership of 50% or more of the then-outstanding Common Stock; or

          (ii) the consummation of any Strategic Transaction (as hereinafter defined).

For purposes of this Agreement, (a) "Strategic Transaction" shall mean (i) any purchase or other acquisition of 50% or more of the assets, assumption of 50% or more of the liabilities, or purchase or other acquisition of 50% or more of the equity (on a pro forma basis) of Issuer (including any subsidiary of the Issuer (each an "Issuer Subsidiary")), (ii) any merger or other business combination involving Issuer or any Issuer Subsidiary, (iii) any recapitalization involving Issuer or any Issuer Subsidiary resulting in an extraordinary dividend or distribution to Issuer or the Shareholders, or (iv) any self-tender for or redemption of 50% or more of the Common Stock, (b) "Subsidiary" shall mean a "significant subsidiary" of Issuer within the meaning set forth in Rule 1-02 of Regulation S-X promulgated by the SEC, and (c) "Person" shall have the meaning set forth in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations promulgated by the SEC thereunder.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an

APPENDIX B


agreement (i) to consolidate with or merge into any Person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock (x) shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or (y) after such merger shall represent less than 33% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Issuer Subsidiary's assets or deposits to any Person, other than Grantee or a Grantee Subsidiary, then, and in each such case, as a part of or in connection with such agreement provision shall be made so that the Option shall, upon the consummation of such transaction and upon the terms and conditions set forth herein, be converted into, and exchanged for, an Option (the "Substitute Option") whereunder the Holder shall be entitled to receive, upon exercise thereof (but only to the extent so exercised), the number of shares of stock or other securities ("Substitute Securities") or property of the Acquiring Corporation, to which a holder of Common Stock (or other securities then deliverable upon the exercise of this Option) would have been entitled upon the consummation of such transaction. If property is deliverable upon exercise of the Substitute Option and such property consists, in whole or in part, of cash in excess of the Option Price, the Holder may, at the Holder's election, exercise the Substitute Option without making payment of the Option Price and, in such case, the Issuer or the Acquiring Corporation shall, upon distribution to the Holder, consider the Option Price to have been paid in full and, in making settlement to the Holder, shall deduct an amount equal to the Option Price from the amount payable to the Holder.

     (b) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
(ii) Issuer, in a merger in which Issuer is the continuing or surviving Person, and (iii) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or deposits of an Issuer Subsidiary).

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option. The exercise price of the Substitute Option per share of Substitute Securities shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Securities for which the Substitute Option is exercisable.

     (d) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any Person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder") given prior to the Option Termination Date, the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the

APPENDIX B


"Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Securities for which the Substitute Option may then be exercised plus (y) the Holder's out-of-pocket expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Securities (the "Substitute Shares") given prior to the Option Termination Date, the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) the Holder's out-of-pocket expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Securities within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable Law from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable Law, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five Business Days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable Law, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute

APPENDIX B


Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Securities obtained by multiplying the number of shares of the Substitute Securities for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth calendar day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

     10. The 30-day, 6-month or 12-month periods for exercise of certain rights under Sections 2, 6, 7, 9 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary under its Articles of Incorporation and Bylaws and under the Laws of the State of California to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully-paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person, without the express written consent of the other party, except that in the event a Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 12 months following such Triggering Event (or such later period as provided in Section 10) to a person or persons not affiliated with Grantee; provided,

APPENDIX B


however, that until the date 30 calendar days following the date on which the Federal Reserve Board has approved applications by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board. Each Holder of this Option agrees and covenants to Issuer that it will comply with all applicable federal and state securities laws in effecting any assignment of this Option, and agrees to indemnify and hold harmless Issuer and Issuer's officers and directors against any liability arising thereunder in connection with any such assignment.

     13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act of 1954 for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so. After the Option becomes exercisable, all expenses reasonably incurred by Issuer pursuant hereto shall be reimbursed to Issuer on its demand by Holder.

     14. (a) Notwithstanding any other provision in this Agreement to the contrary, the aggregate sum of the Total Profit (as defined below) from each sale, transfer or other disposition that is made on or before the Option Termination Date, whether made pursuant to Section 7 or Section 9 hereof or otherwise (a "Disposition Transaction"), of any Option Securities (as hereinafter defined) by any Transferring Person (as hereinafter defined) shall not exceed, in any event. the amount by which One Million Dollars ($1,000,000) exceeds all out-of pocket expenses or costs incurred by the Issuer or any Substitute Option Issuer in performing its respective covenants or duties under this Agreement (the "Issuer Expenses"). (Such excess amount shall be referred to herein as "Aggregate Profit Ceiling.") For purposes of this Section 14:

          (i) The Term "Option Securities' means the Option or any portion thereof, any Option Shares, any Substitute Option or any portion thereof, and any shares or other securities receivable on exercise of any Substitute Option ("Substitute Securities");

          (ii) The term "Transferring Person" shall mean the Grantee or any Holder or any Owner of any or all of the Option Securities that engages in a Disposition Transaction; and

          (iii) The term "Total Profit" when used with respect to any Disposition Transaction shall mean the amount (before taxes and any commissions, fees or other expenses incurred by the Transferring Person as a result of or in connection with such Disposition Transaction) of the difference between (i) the gross amount paid to the Transferring Person for the Option Securities sold, transferred or otherwise disposed of in such Disposition Transaction (the "Gross Sales Price"), and (ii) the gross purchase price paid, if any, for such Option Securities when they were acquired by such Transferring Person (the Transferring Person's "Basis", which shall not necessarily be the same as its basis for tax purposes); provided, however, that (A) if the

APPENDIX B


     Disposition Transaction is a disposition of the Option or a Substitute Option made by the Grantee or any affiliate thereof, the Transferring Person's Basis for purposes hereof shall be deemed to be zero; (B) if the Disposition Transaction is a gift or other transaction without the payment of consideration to the Transferring Person, then there shall be deemed to have been no Total Profit from such Disposition Transaction and the purchaser or transferee's Basis shall be deemed to be the Transferring Person's Basis; (C) if, in any Disposition Transaction, the Gross Sales Price consists, or the consideration paid by Transferring Person on its acquisition of the Option Securities being transferred in the Disposition Transaction (the "Transferred Option Securities") consists, in whole or in part, of securities or other property other than cash, then, for purposes of determining the Total Profit for such Disposition Transaction, any non-cash consideration included in the Gross Sales Price shall be valued at its fair market value on the date of the Disposition Transaction and any non-cash consideration paid on the acquisition of such Option Securities by the Transferring Person shall be valued at its fair market value on the duty of such acquisition, in either instance, by a nationally recognized investment banking or property valuation firm, as appropriate for the type of property involved; and (D) if the Grantee or any other Holder of the Option or any portion thereof receives a Substitute Option pursuant to
     Section 8 hereof and such Substitute Option represents a right to receive cash or other property other than shares or other securities of the Substitute Option Issuer, then the exercise of such Substitute Option shall be deemed to be a Disposition Transaction to the extent of the cash or other non-securities property received on exercise thereof, and the cash and fair market value of any non-cash assets (other than Substitute Securities) shall be the Gross Sales Price in such Disposition Transaction and, for purposes thereof, the Transferring Person's Basis shall be a pro-rata portion of the Transferring Person's Basis in the Option that was exchanged for the Substitute Option allocable to the cash and non-cash property (other than the Substitute Securities) receivable on exercise of the Substitute Option.

         (c) For purposes of determining if and the date as of which the Aggregate Profit Ceiling has been reached, on consummation of any Disposition Transaction the Total Profit arising therefrom shall be added to the sum of Total Profit (including losses, to the extent realized in a Disposition Transaction entered into with a person unaffiliated with the Transferring Person) that has been realized from all other Disposition Transactions of any of the Option Securities consummated by any Transferring Person prior to or concurrently therewith. In order to enable determinations to be made of the Total Profit in each Disposition Transaction and if and the date as of which the Aggregate Profit Ceiling has been reached or exceeded, each Transferring Person shall be obligated to provide a written notice of the consummation of any Disposition Transaction (a "Transfer Notice"), within five (5) business days thereafter, to the Issuer (or the Substitute Issuer in the case of a Disposition Transaction involving a Substitute Option or Substitute Securities). Each Transfer Notice shall (i) describe the nature of the Disposition Transaction,
(ii) the nature and amount of the Gross Sales Price paid for, and the Transferring person's Basis in, the Transferred Option Securities (and the fair market value of any non-cash consideration received as part of the Gross Sales Price or that accounted for the Transferring Person's Basis, as the case may be, and the manner in which such fair market value was determined), and (iii) the identity of the purchaser or transferee. Such Transfer Notice also shall contain a certification of the Chief Financial Officer of the Transferring Person that the information contained therein is accurate and complete.

APPENDIX B


         (d) In the event that the Aggregate Profit Ceiling is reached on a date earlier than the expiration of twelve (12) months following the termination of the Merger Agreement, the Option Termination Date shall be accelerated to, and shall be deemed to be, such earlier date. On the Option Termination Date (including as so accelerated):

          (i) Without any action required on the part of the Issuer or any Substitute Issuer or on the part of the Grantee or any other Holder of such unexercised portion of the Option or any Substitute Option or on the part of any Owner of any Option Shares or Substitute Securities then outstanding, any portion of the Option or any Substitute Option which is then outstanding and unexercised shall automatically expire and cease to be exercisable; and

          (ii) If the aggregate sum of all Total Profit received (including the present value of any amounts to be received under any note or installment purchase agreement or deferred purchase price arrangement) by any and all Transferring Persons from all of the Disposition Transactions theretofore consummated exceeded the Aggregate Profit Ceiling, then such Transferring Persons shall be jointly and severally liable to pay to the Issuer or the Substitute Issuer, as the case may be, not later than the tenth (10th) day following the Option Termination Date (A) an amount in cash equal to the difference between such aggregate sum of the Total Profit and the Aggregate Profit Ceiling, (B) Option Shares (if delivered to the Issuer) or Substitute Securities (if delivered to a Substitute Issuer) having a market value as of that date equal difference between such aggregate sum of the Total Profit and the Aggregate Profit Ceiling, or (C) any combination of the foregoing.

Although not required for any cessation of exerciseability of the remaining portion of this Option or any Substitute Option to become and be effective on the Option Termination Date, the Grantee or any other Holder of any unexercised portion of the Option or Substitute Option then outstanding shall forthwith return any originally signed copy of this Agreement, or of any other agreement issued in substitution therefor, that evidences such unexercised portion of the Option or any Substitute Option that is in its possession to the Issuer or Substitute Issuer, as the case may be. In order to secure the rights of the Issuer and any Substitute Issuer hereunder, this Option Agreement or any agreement issued in substitution or replacement therefor, that evidences any unexercised portion of the Option or any Substitute Option shall contain the legend set forth at the beginning of this Stock Option Agreement, and each certificate evidencing any Option Shares or Substitute Securities shall contain the legend set forth on Schedule A hereto; provided, however, that the Issuer or Substitute Issuer, as applicable, shall remove any such legend from any Option Shares or Substitute Securities promptly following any request made by the Owner at any time after the Option Termination Date.

     (e) Notwithstanding anything to the contrary contained herein, no sale, transfer or other disposition of any Option Shares or Substitute Securities made after the Option Termination Date shall be subject to the constraints on Total Profit contained in this Section 14 or shall otherwise obligate the transferror of such Option Shares or Substitute Securities to pay back to the Issuer or the Substitute Issuer any portion of any proceeds received therefor from any Disposition Transaction, or any other transaction, in either case occurring after the Option Termination Date.

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach

APPENDIX B


of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or other Governmental Entity of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or Governmental Entity determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in
Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. Subject to
Section 12, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.


                     [remainder of page intentionally blank]

APPENDIX B


     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all of the date first above written.


                        COMMERCE SECURITY BANCORP, INC.


                        By:   /s/ Robert P. Keller
                           -----------------------------
                              Robert P. Keller


                        ELDORADO BANCORP, INC.


                        By:   /s/ J.B. Crowell
                           -----------------------------
                              J.B. Crowell

APPENDIX B



                                   SCHEDULE A

                            to Stock Option Agreement
                          dated as of December 23, 1996


Option Share Certificate Legend:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND THE MAXIMUM AMOUNTS THAT MAY BE REALIZED BY THE HOLDER HEREOF IN THE EVENT OF ANY SALE, TRANSFER OR OTHER
          DISPOSITION MADE DURING THE PERIOD ENDING               1998, ALL IN
          ACCORDANCE WITH THE OPTION AGREEMENT DATED AS OF DECEMBER 23, 1996, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER ON WRITTEN REQUEST OF ITS SECRETARY.

APPENDIX C



                                       December 21, 1996


Board of Directors
Eldorado Bancorp
19200 Von Karmon
Irvine, California  92612

Members of the Board:

We understand that Eldorado Bancorp, Irvine, California, ("Eldorado") and Commerce Security Bancorp, Inc., Huntington Beach, California, ("CSBI") entered into an Agreement and Plan of Merger (the "Agreement"), which provides, among other things, for the acquisition of all of the capital stock of Eldorado and its operating subsidiary, Eldorado Bank, by means of a merger of a direct or indirect subsidiary of CSBI with and into Eldorado. Pursuant to the Agreement at the Effective Time, each share of Common Stock, issued and outstanding prior to the Effective Time, excluding Dissenting Shares and Excluded Shares, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, in cash, the sum of $23.00 ( the "Merger Consideration"). Furthermore, immediately prior to the Effective Time, each holder of a then-outstanding Option shall be entitled to receive, in cancellation of such option, a cash payment in an amount equal to the excess of the Merger Consideration over the per-share exercise price of such Option, multiplied by the number of shares of Common Stock covered by such Option, subject to any required withholding of Taxes.

You have requested our opinion, as an independent financial advisor, as to whether the Merger Consideration to be received by Eldorado's Common Shareholders is fair from a financial point of view to the holders of Eldorado's Common Stock as of the date hereof.

In connection with our opinion, we have: (i) reviewed a copy of the Agreement;
(ii) reviewed certain publicly available financial statements including audited financial statements as of December 31, 1995 and 1994, Form 10-K as of December 31, 1995, Form 10-Q as of March 31, June 30 and September 30, 1996 and other information of Eldorado; (iii) reviewed certain internal financial statements and other financial and operating data concerning Eldorado; (iv) analyzed certain financial projections of

Eldorado prepared by the management of Eldorado; (v) discussed the past and current operations and financial condition and the prospects of Eldorado with senior executives; (vi) compared Eldorado from a financial point of view with certain other companies which we deemed to be relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (viii) reviewed the market prices and historical trading activity of Eldorado; and (ix) performed such other analyses and examinations as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of Eldorado, nor have we been furnished with any such appraisals. In addition, we are not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate adequate to cover such losses. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of Eldorado, as to the future financial performance of Eldorado, respectively, and we have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. We have reviewed the form and content of the Letter of Intent and Subscription Agreements made by new and existing investors, respectively, in CSBI regarding the commitments to fund the Merger Consideration. The total of the Letter of Intent and Subscription Agreements are sufficient to complete the Merger if delivered as represented; however, we express no legal opinion on Eldorado's and CSBI's ability to enforce such Letter of Intent and Subscription Agreements. We have also assumed that obtaining any necessary regulatory approvals and third party consents for the merger or otherwise will not have an adverse effect on Eldorado, CSBI or the combined company pursuant to the Merger.

Our opinion is necessarily based on economic, market and other condition as in effect on, and the information made available to us as of the data hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

In addition, Alex Sheshunoff & Co. Investment Banking was engaged by Eldorado on August 1, 1996 to serve as Eldorado's exclusive financial advisor to undertake the following: (a) develop, update and review with Eldorado on an on-going basis a list of parties which might be interested in acquiring Eldorado and contact parties on that list as approved by Eldorado in its sole discretion; (b) assist in the preparation of a descriptive memorandum of Eldorado; (c) consult with and advise Eldorado concerning opportunities for the sale of Eldorado, participate on Eldorado's behalf in negotiations for such sale and assist and advise Eldorado concerning the value of any Non-Merger Considerations offered by prospective acquirors; and (d) if requested by Eldorado, render an opinion with respect to the fairness, from a financial point of view, to Eldorado's shareholders of the consideration received. For these services, Alex Sheshunoff & Co. Investment Banking will be paid a professional fee of $592,261 upon closing of the merger with CSBI.

In addition, Alex Sheshunoff Management Services previously provided professional services to Eldorado and its subsidiary bank, including earnings assessments, product profitability analysis, management change analysis, profit improvement analysis, trust analysis and educational programs. For these services, Alex Sheshunoff Management Services was paid total professional fees of $487,015.

Our opinion is limited to the fairness, from a financial point of view, to the holders of Eldorado's Common Stock of the terms of the Merger and does not address Eldorado's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any stockholder as to any approval of the Merger or the Agreement. It is understood that this letter is for the information of the Board of Directors of Eldorado and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Eldorado with the Securities and Exchange Commission with respect to the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by Eldorado's Common shareholders is fair from a financial point of view to the holders of such shares.


                                        Very truly yours,




                                        ALEX SHESHUNOFF & CO.
                                        INVESTMENT BANKING

APPENDIX D

              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW
                               DISSENTERS' RIGHTS

SECTION 1300. RIGHT TO REQUIRE PURCHASE--"DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED.

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

           (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
      Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

           (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
      (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

           (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
      Section 1301.

           (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.  DEMAND FOR PURCHASE.

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. ENDORSEMENT OF SHARES.

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. AGREED PRICE--TIME FOR PAYMENT.

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER'S ACTION TO ENFORCE PAYMENT

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISERS' REPORT--PAYMENT--COSTS.

      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306. DISSENTING SHAREHOLDER'S STATUS AS CREDITOR.

      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

      (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

      (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

      (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

      (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION

      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation. SECTION 1311. EXEMPT SHARES.

      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short- form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PROXY

                                ELDORADO BANCORP
                         17752 EAST SEVENTEENTH STREET
                            TUSTIN, CALIFORNIA 92680

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ELDORADO BANCORP

        The undersigned hereby appoints George H. Wells, Donald E. Sodaro and J.B. Crowell, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Eldorado Bancorp which the undersigned is entitled to vote at a Special Meeting of Stockholders to be held at the Sutton Place Hotel, located at 4500 MacArthur Boulevard, Newport Beach, California, at 10:00 a.m. local time, on Wednesday, April 30, 1997, and at any adjournment or postponement thereof, as follows:

              IMPORTANT - PLEASE SIGN AND DATE AND RETURN PROMPTLY

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)





--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                Please mark
                                                              your votes as [X]
                                                               indicated in
                                                              this example.

1. Proposal to approve the principal terms of an Agreement and Plan of Merger, dated as of December 24, 1996, by and between Eldorado Bancorp and Commerce Security Bancorp, Inc. (the "Merger Agreement") and the merger of a subsidiary of Commerce Security Bancorp, Inc. with and into Eldorado Bancorp (the "Merger")
                        FOR    AGAINST    ABSTAIN
                        [ ]      [ ]        [ ]

This Proxy when properly executed will be voted in the manner directed above. If no direction is given, this proxy will be voted FOR the proposal to approve the Merger Agreement and the Merger.

Discretionary authority is hereby conferred as to any other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement (with all enclosures and attachments) dated March 19, 1997. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

Please mark, sign, date and return this Proxy promptly using the enclosed envelope. If your address is incorrectly shown, please print changes.


I/we plan to attend the Special Meeting of Shareholders.   [ ]



Signature_____________________ Signature if held jointly_______________________

                                                        Dated:___________, 1997

Please date this Proxy and sign it exactly as your name or names appear below. When shares are held by two or more persons, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the President or other authorized officer. If shares are held by a partnership, please sign in partnership name by an authorized person.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                              FOLD AND DETACH HERE



                                ELDORADO BANCORP
                        SPECIAL MEETING OF SHAREHOLDERS

                                 April 30, 1997

                                    10:00 am

                                 To be Held at:

                               Sutton Place Hotel
                              (MacArthur & Birch)
                            4500 MacArthur Boulevard
                           Newport Beach, California

                        Special Meeting of Shareholders

                If you plan to attend, would you please RSVP to Cindy Harrison at (714) 798-1133, extension 240